UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Eaton Corporation plc

(Name of Registrant as Specified In Its Charter)
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2025 Annual General Meeting of Shareholders

# Proxy Statement & Notice of Meeting

EATON

Powering Business Worldwide

OUR VISION	To improve the quality of life and the environment through the use of power management technologies and services.

LEADERSHIP ATTRIBUTES

Our culture and what we value are represented in the attributes of all Eaton employees.

■  Ethical: We are ethical. We play by the rules and act with integrity.

■  Passionate: We are passionate. We care deeply about what we do. We set high expectations and we perform.

■  Accountable: We are accountable. We seek responsibility and take ownership. We do what we say.

■  Efficient: We are efficient. We value speed and simplicity.

■  Transparent: We are transparent. We say what we think. We make it okay to disagree.

■  Learner: We learn. We are curious, adaptable and willing to teach what we know.

Notice of Eaton Corporation plc’s Annual General Meeting

MEETING AGENDA:

1.	Electing the 12 director nominees named in the proxy statement;
2.	Approving the appointment of Ernst & Young LLP as independent auditor for 2025 and authorizing the Audit Committee of the Board of Directors to set its remuneration;
3.	Approving, on an advisory basis, the Company’s executive compensation;
4.	Approving a proposal to grant the Board authority to issue shares under Irish law;
5.	Approving a proposal to grant the Board authority to opt-out of pre-emption rights under Irish law;
6.	Authorizing the Company and any subsidiary of the Company to make overseas market purchases of Company shares;
7.	Transacting any other business that may properly come before the meeting.

Proposals 1, 2, 3, 4, and 6 are ordinary resolutions requiring the affirmative vote of a majority of the votes cast at the meeting or by proxy. Proposal 5 is a special resolution requiring the affirmative vote of at least 75% of the votes cast at the meeting or by proxy. Each proposal is more fully described in the accompanying proxy statement.

Also during the meeting, management will present Eaton’s Irish Statutory Accounts for the fiscal year ended December 31, 2024 along with the related directors’ and auditor’s reports.

If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) and you wish to vote during the Annual General Meeting, you will need a legal proxy from your broker, bank or other nominee that you must follow for your shares to be voted.

By order of the Board of Directors,

Nigel Crawford

Vice President and Secretary

March 14, 2025

Date:	April 23, 2025
Time:	9:00 a.m. local time
Location:	Eaton House 30 Pembroke Road Dublin 4, Ireland

Record date: February 25, 2025

Online proxy delivery and voting: As permitted by the Securities and Exchange Commission (“SEC”), we are making  this proxy statement, the Company’s annual report to shareholders and our Irish Statutory Accounts available to our shareholders electronically via the Internet. We believe electronic delivery expedites your receipt of materials, reduces the environmental impact of our Annual General Meeting and reduces costs significantly. The Notice Regarding Internet Availability of Proxy Materials (the “Notice”) contains instructions on how you can access the proxy materials and how to vote online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the Notice. The Notice has been mailed to shareholders commencing on March 14, 2025.

YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO VOTE.
If possible, please vote your shares in advance of the Annual General Meeting using the Internet instructions found in the Notice. Alternatively, you may request a printed copy of the proxy materials and mark, sign, date and mail your proxy form in the postage-paid envelope that will be provided. Voting by any of these methods will not limit your right to vote in person at the Annual General Meeting. Under New York Stock Exchange rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares on non-routine matters being considered at the Annual General Meeting unless you have given instructions to your broker prior to the meeting on how to vote your shares. Proposals 1 and 3 are considered non-routine matters under New York Stock Exchange rules. This means that you must give specific voting instructions to your broker on how to vote your shares so that your vote can be counted.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on April 23, 2025: This proxy statement, the Company’s 2024 Annual Report to Shareholders and our Irish Statutory Accounts for the year ended December 31, 2024 are available at www.proxyvote.com.

EATON 2025 Proxy Statement and Notice of Meeting

Proxy Summary

This summary provides an overview of the items that you will find elsewhere in this proxy statement. We encourage you to read the entire proxy statement for more information about these topics before voting.

This proxy statement, Eaton’s 2024 Annual Report to Shareholders and our Irish Statutory Accounts for the year ended December 31, 2024 will be made available or sent to shareholders commencing on or about March 14, 2025.

Throughout this proxy statement, all references to our Board of Directors for periods prior to November 30, 2012 are references to the Board of Directors of Eaton Corporation, our predecessor. Similarly, all references to the Company for such periods refer to Eaton Corporation.

MEETING AGENDA VOTING MATTERS

This year there are six proposals on the agenda. Adoption of Proposals 1, 2, 3, 4, and 6 requires the affirmative vote of a majority of the votes cast in person or by proxy. Adoption of Proposal 5 requires the affirmative vote of at least 75% of the votes cast in person or by proxy.

Proposals	Board Voting Recommendations	Page
Proposal 1 To elect the 12 director nominees named in this proxy statement	FOR each nominee	6
Proposal 2 To appoint Ernst & Young LLP as independent auditor for the 2025 fiscal year and to authorize the Audit Committee to set the auditor fees	FOR	24
Proposal 3 To approve, on an advisory (non-binding) basis, our named executive officers’ compensation as described in this Proxy Statement	FOR	26
Proposal 4 To grant the Board authority to issue shares under Irish law	FOR	71
Proposal 5 To grant the Board authority to opt-out of pre-emption rights under Irish law	FOR	72
Proposal 6 To authorize the Company and any subsidiaries of the Company to make overseas market purchases of Company shares	FOR	74

EATON 2025 Proxy Statement and Notice of Meeting	1

Proxy Summary

BOARD AND GOVERNANCE FACTS

Eaton’s Code of Ethics and Board of Directors Governance Guidelines help us “do business right.” For more information about our governance programs and Board of Directors, see Proposal 1 beginning on page 6.

Board and Governance Information		Board and Governance Information
Number of new Directors added in the last three years	3	Mandatory retirement age	Yes
Board and Committee Meetings Average Director Attendance	98.7%	Proxy access rights for shareholders	Yes
Overboarding policy	Yes	Holders of 10% of the outstanding stock may call a special meeting of shareholders	Yes
Annual election of all Directors	Yes	Board orientation and continuing education program	Yes
Majority voting for Directors	Yes	Board-level oversight of Sustainability and Environmental, Social & Governance (ESG) matters	Yes
Independent Lead Director	Yes	Code of Ethics for Directors, officers and employees	Yes
Independent Directors meet without management present	Yes	Succession planning	Yes
Director stock ownership guidelines	Yes	Sustainability reporting: SASB, TCFD and GRI	Yes

EATON 2025 Proxy Statement and Notice of Meeting	2

Proxy Summary

DIRECTOR NOMINEES

Each director nominee is elected annually by a majority of votes cast. For more information about our nominees, see pages 6 through 12 of this proxy statement.

				Board Committee Memberships
Name	Age(1)	Director Since	Independent	Audit	Compensation & Organization	Executive(2)	Finance	Governance	Innovation & Technology	Other Public Company Boards	Gender(3)	Race / Ethnicity(4)
Craig Arnold Chairman, Eaton Corporation plc and Chief Executive Officer, Eaton Corporation	64	2015								1	Male	Black / African American
Silvio Napoli(5) Chairman of the Board, Schindler Holding Ltd.	59	2019								1	Male	White / Caucasian
Gregory R. Page Retired Chairman and Chief Executive Officer, Cargill	73	2003								3	Male	White / Caucasian
Sandra Pianalto Retired President and Chief Executive Officer of the Federal Reserve Bank of Cleveland	70	2014								1	Female	White / Caucasian
Robert V. Pragada Chair and Chief Executive Officer, Jacobs Solutions Inc.	56	2021								1	Male	Indian / South Asian
Paulo Ruiz President and Chief Operating Officer, Eaton Corporation	50	2024								0	Male	Hispanic / Latin American
Lori J. Ryerkerk Retired Chairman, Chief Executive Officer and President, Celanese Corporation	62	2020								1	Female	White / Caucasian
Andre Schulten Chief Financial Officer, The Procter & Gamble Company	54	2024								0	Male	White / Caucasian
Gerald B. Smith Retired Chairman, Smith Graham & Co.	74	2012								1	Male	Black / African American
Karenann Terrell Retired Chief Digital and Technology Officer of GSK plc (GlaxoSmithKline)	63	2024								1	Female	White / Caucasian
Dorothy C. Thompson Retired Chief Executive, Drax Group plc	64	2016								1	Female	White / Caucasian
Darryl L. Wilson Founder, Chairman and President of The Wilson Collective	61	2021								3	Male	Black / African American
(1)	Average age of Director nominees is 62.5.	Member Chair
(2)	Mr. Arnold was a member of the Executive Committee for all of 2024 and served as Committee Chair. The Lead Director and the chairs of each Board Committee serve as members of the Executive Committee. It did not meet in 2024.
(3)	Director gender identification based on such Director’s self-identification from the following: Female, Male, Non-Binary.
(4)	Director racial/ethnic identification based on such Director’s self-identification from the following: Asian, Black/African American, Hispanic/Latin American, Indian/South Asian, Middle Eastern/North African, Native American, Alaska Native, Native Hawaiian, or other Pacific Islander, or White/Caucasian.
(5)	Mr. Napoli has decided not to stand for re-election to Schindler’s board at its next General Meeting of Shareholders on March 25, 2025.

EATON 2025 Proxy Statement and Notice of Meeting	3

Proxy Summary

LINKING PAY WITH PERFORMANCE

Pay for Performance Culture

Our executive compensation programs reflect the belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. The chart below shows the payouts as a percentage of target under our performance-based short- and long-term incentive programs and total return to shareholders over Mr. Arnold’s tenure as CEO, illustrating the strong correlation between pay and the performance we are delivering to our shareholders.

TOTAL SHAREHOLDER RETURN (TSR) AND PERFORMANCE-BASED INCENTIVE PLAN PAYOUTS

(1)	In 2015, we changed the length of our performance-based long-term award periods from four to three years. As a result, two long-term performance periods ended on December 31, 2017. Awards for each period were earned at 25% of target.
(2)	In 2016, we changed the long-term incentive plan performance criteria from Adjusted Earnings Per Share growth and Cash Flow Return on Gross Capital (weighted equally) to relative TSR. The first TSR-based award period began on January 1, 2016 and ended on December 31, 2018. More information about our short- and long-term incentive programs begins on page 37.
(3)	In 2021, we replaced the Cash Flow Return on Gross Capital metric that had been used in our short-term incentive plan since 1993 with an Adjusted Operating Cash Flow metric. This metric and an Adjusted Earnings Per Share metric serve as the financial performance measures in our short-term incentive plan.

EATON 2025 Proxy Statement and Notice of Meeting	4

Proxy Summary

EXECUTIVE COMPENSATION

We design our executive compensation plans and programs to help us attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. We endorse compensation actions that fairly reflect Company performance as well as the responsibilities and personal performance of individual executives.

Executive Compensation Program Highlights

Our executive compensation programs are intended to align the interests of our executives with those of our stakeholders and are structured to reflect best practices. Some features of our programs are included in the following chart.

2024 EXECUTIVE COMPENSATION PRACTICES

What We Do:	What We Don’t Do:
Focus on long-term compensation to deliver rewards based on sustained performance over time	No employment contracts with any salaried U.S. employees, including named executive officers
Share ownership requirements for executives (6x base salary for CEO)	No hedging or pledging of our shares
Caps in our short- and long-term incentive plans to prevent unintended windfalls	No dividend or dividend equivalent payments on unearned performance-based grants
Compensation recovery policy (clawbacks)	No repricing of stock options and no discounted stock options
Use different metrics in short- and long-term incentive plans which focus on absolute and relative performance	No tax gross-ups

Say On Pay 2024 Advisory Vote

The Board of Directors is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2024, our shareholders approved our  executives’ compensation by a vote of 92.2%.

The Compensation and Organization Committee will continue to review our compensation programs each year in light of the annual “say-on-pay” voting results and feedback we receive from our shareholders.

EATON 2025 Proxy Statement and Notice of Meeting	5

Proposal 1: Election of Directors

Our Board of Directors (the “Board”) is currently comprised of 12 members. Each nominee is being nominated for election for a one-year term ending at the 2026 Annual General Meeting, except for Mr. Arnold, who is retiring as Chairman of the Board and Chief Executive Officer of Eaton Corporation on May 31, 2025, as previously announced. All nominees were elected by shareholders at the 2024 Annual General Meeting, with the exception of Ms. Terrell, Mr. Ruiz and Mr. Schulten, who were appointed as directors by unanimous actions of the Board in July, August and October 2024, respectively.

If any of the nominees become unable or decline to serve, the individuals acting as proxies will have the authority to vote for any substitutes who may be nominated in accordance with our Articles of Association. However, we have no reason to believe that this will occur.

OUR NOMINEES

Craig Arnold

Chairman, Eaton Corporation plc
and Chief Executive Officer, Eaton Corporation

Craig Arnold is Chairman of the Company and Chief Executive Officer of Eaton Corporation. Mr. Arnold joined Eaton in 2000 as senior vice president and group executive of the Fluid Power Group. He was Vice Chairman and Chief Operating Officer of the Industrial Sector until August 2015 and President and Chief Operating Officer until June 2016. Mr. Arnold currently serves on the board of Medtronic plc. He also serves as a director of The Greater Cleveland Partnership and United Way of Greater Cleveland. He  is a member of the Business Roundtable, The Business Council and the advisory board of The Salvation Army of Greater Cleveland. As previously announced, Mr. Arnold intends to serve on the Board until May 31, 2025 when he will retire from his positions as the Chairman of the Board and Chief Executive Officer of Eaton Corporation.

Director Qualifications: Mr. Arnold’s years of senior management and executive leadership  experience at Eaton provide important insight into the Company to the benefit of the Board of Directors. Mr. Arnold has gained detailed knowledge of Eaton’s businesses, customers, end markets,  sales and marketing, technology innovation and new product development, supply chains, manufacturing operations, talent development, policies and internal functions through his service in a wide range of management roles within the Industrial Sector, and as President and Chief Operating Officer of the Company. Further, he possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies, most notably for Medtronic plc, a publicly traded company domiciled in Ireland.

Director since 2015 Age 64

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

EATON 2025 Proxy Statement and Notice of Meeting	6

Proposal 1: Election of Directors

Silvio Napoli

Chairman and Retired Chief Executive Officer, Schindler Holding Ltd.

Silvio Napoli is the Chairman of the Board of Directors and retired Chief Executive Officer of Schindler Holding Ltd., one of the world’s leading providers of elevators, escalators and related services. He joined the Schindler Group in 1994. During his time with Schindler, he served in a number of leadership roles, including director of corporate development, president and chief executive officer of Schindler India, president of Asia-Pacific, and, most recently, as the company’s chief executive officer until his retirement in January 2025. Mr. Napoli has decided not to stand for re-election as a director of Schindler at its next General Meeting of Shareholders on March 25, 2025. He previously worked for The Dow Chemical Company in Europe.

Director Skills and Qualifications: With his experience as the Chief Executive Officer and executive chairman of a large global industrial company, Mr. Napoli has extensive executive leadership experience and is very knowledgeable in the management of industrial products and services. In particular, he has considerable experience in the areas of talent development, financial management, manufacturing and product innovation, and risk management. Mr. Napoli also brings a dynamic international business perspective and global corporate strategy experience to the Board, which are of particular benefit in his role as Chair of the Innovation and Technology Committee.

Director since 2019 Age 59

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

Gregory R. Page

Retired Chairman and Chief Executive Officer, Cargill

Gregory R. Page is the retired Chairman and Chief Executive Officer of Cargill, an international marketer, processor and distributor of agricultural, food, financial and industrial products and services. He was named Corporate Vice President & Sector President, Financial Markets and Red Meat Group of Cargill in 1998, Corporate Executive Vice President, Financial Markets and Red Meat Group in 1999, and President and Chief Operating Officer in 2000. He became Chairman and Chief Executive Officer of Cargill in 2007 and was named Executive Chairman in 2013. Mr. Page served as Executive Director from 2015 to 2016, after which he retired from the Cargill Board. He is a director of 3M Company and Deere & Company and is non-executive chair of Corteva, Inc. Mr. Page is past President and a board member of the Northern Star Council of the Boy Scouts of America, and a board member of Alight (fka the American Refugee Committee).

Director Skills and Qualifications: As the retired Chairman and former Chief Executive Officer of one of the largest global corporations, Mr. Page brings extensive leadership and global business experience, in-depth knowledge of commodity markets, and a thorough familiarity with the key operating processes of a major corporation, including financial systems and processes, global market dynamics, succession management, and sustainable practices. Mr. Page’s experience and expertise enable him to provide valuable insight on financial, operational and strategic matters. His senior leadership experience is of particular benefit to Eaton in his role as Lead Director.

Lead Director Director since 2003 Age 73

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
		■	Financial	■	Regulatory and Government

EATON 2025 Proxy Statement and Notice of Meeting	7

Proposal 1: Election of Directors

Sandra Pianalto

Retired President and Chief Executive Officer of the Federal Reserve Bank of Cleveland

Sandra Pianalto served as President and Chief Executive Officer of the Federal Reserve Bank of Cleveland from February 2003 until her retirement in June 2014. She joined the Bank in 1983 as an economist in the research department and was appointed Assistant Vice President of public affairs in 1984, Vice President and Secretary to the board of directors in 1988, and First Vice President and Chief Operating Officer in 1993. Before joining the Bank, she was an economist at the Federal Reserve Board of Governors and served on the staff of the Budget Committee of the U.S. House of Representatives. Ms. Pianalto currently serves as a director of Prudential Financial, Inc. She is a former director of The J. M. Smucker Company and FirstEnergy Corp. She is a trustee of the University of Akron Foundation, lifetime trustee and past chair of the board of University Hospitals Health System, and life director and past chair of the board of United Way of Greater Cleveland.

Director Skills and Qualifications: Ms. Pianalto has extensive experience in monetary policy and financial services and brings to Eaton wide-ranging leadership and operating skills through her former roles with the Federal Reserve Bank of Cleveland. As Chief Executive Officer of the Bank, she developed expertise in economic research, management of financial institutions, and payment services to banks and the U.S. Treasury. Ms. Pianalto’s comprehensive experience qualifies her to provide substantial guidance and oversight to the Board in her role as Chair of the Finance Committee.

Director since 2014 Age 70

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

Robert V. Pragada

Chair and Chief Executive Officer, Jacobs Solutions Inc.

Robert V. Pragada is the Chair and Chief Executive Officer of Jacobs Solutions Inc., a professional and technical solutions company that provides consulting, technical, scientific and project delivery services for the government and private sector. He has served as a director and Chief Executive Officer of Jacobs since January 2023 and as Chair of Jacobs since September 2024. Prior to that, he served as the President and Chief Operating Officer of Jacobs from November 2019 to January 2023, where he had executive oversight of the company’s global operations, which consist of the Aerospace, Technology, and Nuclear, and Buildings, Infrastructure and Advanced Facilities lines of business, the  President of Global Industrial and Buildings & Infrastructure from 2016 to 2019, and various senior management roles since joining Jacobs in 2006. From 2014 to 2016, Mr. Pragada served as President and Chief Executive Officer of The Brock Group, Inc. Mr. Pragada was a naval officer in the United States Navy from 1990 to 1999. He currently serves on the boards of Dallas Regional Chamber and the US Naval Academy Foundation.

Director Skills and Qualifications: As the Chair and Chief Executive Officer of a Fortune 500 company,  Mr. Pragada has strong business, technology, and executive leadership skills. He also brings to Eaton extensive experience in mergers, acquisitions, and large-scale integrations. Mr. Pragada also has significant experience of importance to the Company, including excellent business and cultural transformation capabilities with proven results and deep expertise in organizational management and dynamics.

Director since 2021 Age 56

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

EATON 2025 Proxy Statement and Notice of Meeting	8

Proposal 1: Election of Directors

Paulo Ruiz

President and Chief Operating Officer, Eaton Corporation

Paulo Ruiz is President and Chief Operating Officer of Eaton Corporation. Mr. Ruiz became President and Chief Operating Officer on September 2, 2024 and also joined the Company’s Board of Directors  at that same time. Effective June 1, 2025, Mr. Ruiz will become Chief Executive Officer of Eaton. Since joining Eaton in April 2019, Mr. Ruiz served as Hydraulics Group President from April 2019 to August 2021, President, Energy Solutions and Services from August 2021 to July 2022, and President and Chief Operating Officer of the Industrial Sector from July 2022 to September 2024.

Director Skills and Qualifications: Mr. Ruiz has been an invaluable leader within Eaton’s management team since joining the Company. His expertise in operations and strong global manufacturing background, as well as his experience overseeing critical aspects of the Company’s portfolio transformation, make him well-positioned to lead Eaton through the next phase of the Company’s growth and allow him to bring to the Board pertinent and informed insight on the Company’s direction  and strategic opportunities.

Director Skills and Experience per Company’s Director Skills Matrix:

Director since 2024 Age 50
■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

Lori J. Ryerkerk

Retired Chairman, Chief Executive Officer and President, Celanese Corporation

Lori J. Ryerkerk served as the Chairman, Chief Executive Officer and President of Celanese Corporation, a Fortune 500 global chemical and specialty materials company, until she stepped down from those positions in December 2024. She served as a director and Chief Executive Officer and President of Celanese since May 2019 and as Chairman of Celanese since April 2020. Prior to joining Celanese in May 2019, Ms. Ryerkerk served as the Executive Vice President of Global Manufacturing of Shell Downstream Inc. from October 2013 to May 2019 after joining Shell in May 2010 as Regional Vice President of Manufacturing in Europe and Africa. Before joining Shell, she was Senior Vice President,  Refining, Supply and Terminals at Hess Corporation from 2008 to 2010. Prior to that, she spent 24 years with ExxonMobil and served in a variety of operational and senior leadership roles. Ms. Ryerkerk currently serves as a director of Norfolk Southern Corporation. She previously served as a director of Celanese Corporation and Axalta Coating Systems Limited.

Director Skills and Qualifications: As former Chairman, Chief Executive Officer and President of a company with global engineering and manufacturing operations, Ms. Ryerkerk has executive  leadership experience in the area of industrial materials and products production. In particular, she has considerable experience in leading global operations and managing complex technologies, engineering and supply chain systems. Ms. Ryerkerk also brings an international business perspective, having previously spent time in roles in Europe and Africa. Her experience with industrial companies and in responding to changing market conditions are of particular benefit to Eaton. Her leadership experience also allows her to provide guidance and oversight in her role as Chair of the Compensation and Organization Committee.

Director since 2020 Age 62

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

EATON 2025 Proxy Statement and Notice of Meeting	9

Proposal 1: Election of Directors

Andre Schulten

Chief Financial Officer, The Procter & Gamble Company

Andre Schulten is the Chief Financial Officer of The Procter & Gamble Company, a world-leading multinational consumer goods company. He has been serving in this role since March 2021. Prior to that, he was Senior Vice President, Baby Care, North America from May 2018 to February 2021. Since Joining P&G in 1996, Mr. Schulten has served in several finance and accounting management roles in North America, Europe and Asia, and has provided leadership for product portfolio strategy, installing new business models and supply chain redesign across global markets.

Director Skills and Qualifications: As a current public company Chief Financial Officer, Mr. Schulten brings significant experience in finance, accounting and global enterprise leadership to the Board. His service in numerous finance and accounting management positions at P&G allow him to contribute significantly to the Board’s oversight of risks relating to the Company’s financial reporting and internal controls and other matters relevant to public companies with global operations. He also has extensive experience in business restructuring, integration and growth strategy work, which enable him to provide the Board with a meaningful perspective on Eaton’s global operations and business strategy.

Director since 2024 Age 54

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

Gerald B. Smith

Retired Chairman, Smith Graham & Co.

Gerald B. Smith was a director of Cooper Industries plc from 2000 until 2012 and served as lead independent director of Cooper Industries plc from 2007 to 2012. Mr. Smith joined the Board effective upon the close of the Cooper acquisition. He served as Chairman of Smith Graham & Co., an investment management firm that he founded in 1990, until his retirement in December 2024 and Chief Executive Officer of Smith Graham until 2023. Prior to launching Smith Graham, he served as Senior Vice President and Director of Fixed Income for Underwood Neuhaus & Company. He was a director of the Federal Reserve Bank of Dallas from 2018 to 2023, a director and chair of the  Investment Committee of the New York Life Insurance Company from 2012 to 2023, and a member of the Board of Trustees and chair of the Investment Oversight Committee for The Charles Schwab Family of Funds from 1990 to 2020. Mr. Smith serves as a director of ONEOK, Inc., a natural gas diversified company, and a member of the Board of Trustees of Rice University’s Baker Institute for Public Policy.

Director Skills and Qualifications: Mr. Smith has expertise in finance, portfolio management and marketing through executive positions in the financial services industry, including being founder,  Chairman and Chief Executive Officer of Smith Graham & Co. His experience as a director of companies in the oil and gas and energy services businesses has provided him with valuable insight into markets in which Eaton also participates. Mr. Smith’s past experience as lead independent director of Cooper provides ongoing institutional knowledge of legacy Cooper businesses and has benefited the process of integrating Cooper into Eaton. His experience and expertise provide him valuable insight on financial, operational and strategic matters in his role as Chair of the Audit Committee.

Director since 2012 Age 74

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

EATON 2025 Proxy Statement and Notice of Meeting	10

Proposal 1: Election of Directors

Karenann Terrell

Retired Chief Digital and Technology Officer, GSK plc

Karenann Terrell is the retired Chief Digital and Technology Officer of GSK plc (GlaxoSmithKline), a British multinational pharmaceutical and biotechnology company, where she served in the role from  2017 until her retirement in December 2021. Prior to that, Ms. Terrell served as the Chief Information Officer of Walmart Inc. Before joining Walmart, Ms. Terrell was the Chief Information Officer of Baxter International. Earlier in her career, with her background in electrical engineering, she served in various roles of increasing responsibility with DaimlerChrysler AG and General Motors Company. Ms. Terrell is a director of UiPath Inc. She also serves on the boards of Fractal Analytics, a global provider of artificial  intelligence and advanced analytics, and Switch, Inc. a global technology company. Ms. Terrell previously served on the board of Pluralsight, Inc.

Director Skills and Qualifications: Ms. Terrell brings deep digital expertise, extensive technology experience and global perspective to the Board.  Through her leadership positions, including Chief  Digital and Technology Officer of GSK plc and Chief Information Officer of Walmart Inc., and her background in electrical engineering, she gained significant knowledge of data & technology and digital  fields and transformation of these areas over time, which allow her to provide the Board with a valuable perspective on Eaton’s operational and strategic matters.

Director since 2024 Age 63

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

Dorothy C. Thompson

Retired Chief Executive, Drax Group plc

Dorothy C. Thompson CBE is the retired Chief Executive and director of Drax Group plc, an international renewable energy company, where she served from 2005 until her retirement in 2017. Before joining Drax, Ms. Thompson managed InterGen NV’s European power business, was assistant group treasurer at Powergen plc and worked at CDC Capital Partners, the private sector arm of the British Government’s aid program. Ms. Thompson serves as an independent non-executive chair of Rotork plc, a global flow control and instrumentation company. She also serves as non-executive chair of Statera Energy Limited, a renewable energy company. Ms. Thompson was a member of the Court of Directors of the Bank of England from 2014 to 2022, where she also served as Chair of the Audit and Risk Committee and Senior Independent Director. She served from 2018 to 2021 as the non-executive chair of Tullow Oil plc, the London Stock Exchange listed oil exploration and production company.

Director Skills and Qualifications: As the Chief Executive of Drax, Ms. Thompson gained unique insight into the sourcing, generation and supply of sustainable and renewable energy, positioning her well to contribute invaluable expertise toward Eaton’s mission of accelerating the energy transition. She also brings to the Board vast experience in all aspects of finance as well as an international business perspective. Ms. Thompson’s prior work as Chair of the Audit and Risk Committee of the Bank of England and Chair of Tullow Oil plc provide her with valuable financial and governance insight and experience to the Board and Audit Committee of the Company. Her extensive experience is of particular benefit to Eaton in her role as Chair of the Governance Committee.

Director since 2016 Age 64

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

EATON 2025 Proxy Statement and Notice of Meeting	11

Proposal 1: Election of Directors

Darryl L. Wilson

Founder, Chairman and President, The Wilson Collective

Darryl L. Wilson is the founder, chairman and president of The Wilson Collective, a business advisory and investment firm that invests in startup companies and provides resource and advisory services to a broad base of global clients. Prior to his retirement in 2018, Mr. Wilson spent more than 35 years in global leadership roles, with 25 years at General Electric and 5 years with British Petroleum NA. At General Electric, he held a number of leadership positions including vice president, commercial of GE Power division, vice president and chief commercial officer of GE Distributed Power, vice president GE Energy Connections, president and chief executive officer of GE Aeroderivative Gas Turbines, president and chief executive officer, GE Consumer and Industrial Asia Pacific and India, president and chief executive officer, GE Consumer Products, EMEA, and general manager, GE Automotive Lighting. Mr. Wilson serves as a director of NextEra Energy, Inc., Primerica, Inc., and Solventum Corporation. He also serves on the boards of The Houston Endowment, Good Reason Houston and the Texas Children’s Hospital. He is a former Chairman of the board of the Federal Reserve Bank of Dallas, Houston branch.

Director Skills and Qualifications: Mr. Wilson has extensive global leadership experience in operations, commercial management, global manufacturing, digitization and services. He brings product domain expertise in electrical power generation, power management, grid, aeroderivatives, motors, lighting and appliances. As a result of his international assignments, he also brings a global perspective to manufacturing, services and growth. Mr. Wilson brings extensive electrical industry experience to Eaton. He also has significant governance and committee experience and experiences of importance to the Company, including management of various global businesses in various industries.

Director since 2021 Age 61

Director Skills and Experience per Company’s Director Skills Matrix:

■	Operations and Manufacturing	■	Risk Management	■	Mergers and Acquisitions
■	Innovation and Technology	■	Human Capital Management	■	Global
■	Cybersecurity	■	Financial	■	Regulatory and Government

The Board of Directors recommends a vote FOR each of the director nominees.

EATON 2025 Proxy Statement and Notice of Meeting	12

Proposal 1: Election of Directors

HOW NOMINEES ARE CHOSEN

Director Nomination Process

The Governance Committee of the Board, composed entirely of directors who meet the independence standards of the Board and the New York Stock Exchange (the “NYSE”), is responsible for overseeing the process of nominating individuals to stand for election as directors. The Governance Committee charter is available on our website at www.eaton.com/governance.

The Governance Committee will consider director candidates recommended by our shareholders, consistent with the process used for all candidates. To learn how to submit a shareholder recommendation, see below under “Shareholder Recommendations of Director Candidates.”

The Governance Committee Chair reviews all potential director candidates in consultation with the Chairman, typically with the assistance of a professional search firm retained by the Committee. The Committee decides whether to recommend one or more candidates to the Board for nomination. Candidates who are ultimately nominated by the Board stand for election by the shareholders at the Annual General Meeting. Between Annual General Meetings, nominees may also be elected by the Board itself.

Director Qualifications and Board Composition

The Board recognizes the value of nominating director candidates who bring diverse opinions, perspectives, skills, experiences, and backgrounds to Board deliberations. The Governance Committee uses a rigorous process for identifying and evaluating director nominees. In order to be recommended by the Committee, a candidate must have the following minimum qualifications, as described in the Board of Directors Governance Guidelines: personal ability, integrity, intelligence, relevant business background, independence, experience and expertise in areas of importance to our objectives, and a sensitivity to our corporate responsibilities. In addition, the Committee looks for individuals with specific qualifications so that the Board as a whole has diversity in experience, international perspective, background, expertise, skills, age, gender, and ethnicity. These specific qualifications may vary from year to year, depending upon the composition of the Board at that time.

The Governance Committee is responsible for ensuring that director qualifications are met and Board balance and composition objectives are considered during its review of director candidates. The Committee annually evaluates the extent to which these objectives are satisfied as part of its yearly assessment of the skills and experience of each of the current directors using a director skills matrix and a Board evaluation process.

The skills included in the director skills matrix are Cybersecurity, Financial, Global, Human Capital Management, Innovation & Technology, Mergers and Acquisitions, Operations and Manufacturing, Regulatory and Government, and Risk Management.

Skills and experience in Company’s Director Skills Matrix		Director Nominees
Financial, Global, Human Capital Management, Innovation & Technology, M&A, Operations and Manufacturing, Regulatory and Government, and Risk Management	Craig Arnold Silvio Napoli Gregory R. Page Sandra Pianalto	Robert V. Pragada Paulo Ruiz Lori J. Ryerkerk Andre Schulten	Gerald B. Smith Karenann Terrell Dorothy C. Thompson Darryl L. Wilson
Cybersecurity	Craig Arnold Silvio Napoli Sandra Pianalto Robert V. Pragada	Paulo Ruiz Lori J. Ryerkerk Andre Schulten Gerald B. Smith	Karenann Terrell Dorothy C. Thompson Darryl L. Wilson

EATON 2025 Proxy Statement and Notice of Meeting	13

Proposal 1: Election of Directors

The Board evaluation process includes evaluation of the Board as a whole, the Committees and a self-evaluation by the independent directors. The process includes individual evaluation meetings between the Lead Director and each of the independent directors. Separately, the Chairs of each Committee lead an annual Committee evaluation. The Board evaluation process is designed to elicit each director’s thoughts about his or her contributions in light of the needs of the Board and the Company. The evaluation is focused on opportunities for further improvement in effectiveness, indication of preferences in future Board committee rotation, and identification of board matter priorities, including educational and orientation priorities and information. The Board evaluation process is typically conducted between the April and October meetings. At the conclusion of the evaluation process, the Board discusses the results of the evaluations at the October Board meeting and the Lead Director separately provides specific feedback to the individual directors relative to further performance improvement, educational opportunities, and other counsel.

Upon completion of the skills matrix and the evaluation process, the Governance Committee identifies areas of director knowledge and experience that may benefit the Board in the future and uses that information as part of the director search and nomination efforts, as well as further Board improvements.

The Board of Directors Governance Guidelines are available on our website at www.eaton.com/governance.

Shareholder Recommendations of Director Candidates

The Governance Committee will consider director candidates who are recommended to it in writing by any Eaton shareholder who submits a recommendation in accordance with our Articles of Association for nominating director candidates, including stating the reasons for the recommendation, the full name, age and address of each proposed nominee, a brief biographical history setting forth past and present directorships, past and present positions held, occupations and civic activities, and details of Company shares owned by each proposed nominee. Any shareholder wishing to recommend an individual as a nominee for election at the 2026 Annual General Meeting should send a signed letter of recommendation to the following address: Eaton Corporation plc, Attention: Company Secretary, Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2. Recommendation letters must be received no earlier than November 14, 2025, and no later than December 14, 2025. The recommendation letter should be accompanied by a written statement from the proposed nominee consenting to be nominated and, if nominated and elected, to serve as a director.

Any shareholder wishing to recommend an individual as a nominee for election as a director must also describe in a detailed writing any financial agreement, arrangement or understanding between the nominee and any party other than the Company relating to such nominee’s potential service as a director, and details of any compensation or other payment received from any such third party relating to such nominee’s potential service as a director.

Any shareholder who intends to solicit proxies in support of director nominees for the 2026 Annual General Meeting, other than the Company’s nominees by means of a universal proxy, must provide notice that sets forth the information required by SEC Rule 14a-19. Such notice must be postmarked or transmitted electronically no later than February 22, 2026.

DIRECTOR INDEPENDENCE

The Board of Directors Governance Guidelines provide that all of our non-employee directors should be independent. The listing standards of the NYSE state that no director can qualify as independent unless the Board of Directors affirmatively determines that he or she has no material relationship with the Company. Additional, and more stringent, standards of independence are required of Audit Committee members. Our annual proxy statement discloses the Board’s determination as to the independence of the Audit Committee members and of all non-employee directors. For our current non-employee directors and nominees, we describe these determinations here.

As permitted by the NYSE listing standards, the Board has determined that certain categories of relationships between a non-employee director and the Company will be treated as immaterial for purposes of determining a director’s independence. These “categorical” standards are included in the Board of Directors’ independence criteria. The independence criteria for non-employee directors and members of the Audit Committee are available on our website at www.eaton.com/governance.

Because director independence may be influenced by the use of Company aircraft and other Company-paid transportation, the Board has adopted a policy on this subject.

EATON 2025 Proxy Statement and Notice of Meeting	14

Proposal 1: Election of Directors

In their review of director and nominee independence, the Board and its Governance Committee have considered the following circumstances:

■	Directors Silvio Napoli, Lori J. Ryerkerk and Andre Schulten serve, or have served during 2024, as executive officers of companies that had purchases and/or sales of property or services with Eaton during 2024. In each case, the amounts of the purchases and sales met the Board’s categorical standard for immateriality; that is, they were less than the greater of $1 million or 2% of the annual consolidated gross revenues of the director’s company. Mr. Leonetti, our Executive Vice President and Chief Financial Officer, served as a director of the Company until February 2, 2024 and was Executive Vice President and Chief Financial Officer of Johnson Controls International plc, which had purchases of approximately $2,696,000 from Eaton and sales of approximately $9,454,000 to Eaton during 2024. Mr. Napoli is the Chairman and retired Chief Executive Officer of Schindler Holding Ltd., which had purchases of approximately $1,095,000 from Eaton and sales of approximately $10,000 to Eaton during 2024. Ms. Ryerkerk served as the Chairman, Chief Executive Officer and President of Celanese Corporation, which had purchases of approximately $87,000 from Eaton and sales of approximately $3,784,000 to Eaton during 2024. Mr. Schulten is the Chief Financial Officer of The Procter & Gamble Company, which had purchases of approximately $18,262,000 from Eaton during 2024.
■	The use of our aircraft and other Company-paid transportation by all non-employee directors is consistent with Board policy.

After reviewing the circumstances described above (which are the only relevant circumstances known to the Board), the Board has affirmatively determined that none of our non-employee directors has a material relationship with the Company other than in his or her capacity as a director, and that all of our non-employee directors qualify as independent under the Board’s independence criteria and the NYSE standards. All members of the Audit, Compensation and Organization, Finance, Governance, and Innovation and Technology Committees qualify as independent under the standards described above.

The Board also has affirmatively determined that each member who served on the Audit Committee at any time during 2024, Olivier Leonetti, Sandra Pianalto, Andre Schulten, Gerald Smith, Dorothy Thompson and Darryl Wilson, met not only our Board’s independence criteria but the special independence standards required by the NYSE and the Sarbanes-Oxley Act of 2002 and the related rules adopted by the SEC. Further, each member of the Audit Committee on the date of this proxy statement continues to meet such criteria and standards.

Review of Related Person Transactions

Our Board has adopted a written policy to identify and evaluate “related person transactions,” that is, transactions between the Company and any of our executive officers, directors, director nominees, 5%-plus security holders or members of their “immediate families,” or organizations where they or their family members serve as officers or employees. The Board policy calls for the disinterested members of the Governance Committee to conduct an annual review of all such transactions. At the Committee’s direction, a survey is conducted annually of all transactions involving related persons, and the Committee reviews the results in February of each year. The Committee is responsible for determining whether any “related person transaction” (i) poses a significant risk of impairing, or appearing to impair, the judgment or objectivity of the individuals involved; (ii) poses a significant risk of impairing, or appearing to impair, the independence of an outside director or director nominee; or (iii) has terms that are less favorable to us than those generally available in the marketplace. Depending upon the Committee’s assessment of these risks, the Committee will respond appropriately. In addition, as required by the rules of the SEC, any transactions that are material to a related person are disclosed in our proxy statement.

As disclosed above, the Governance Committee is charged with reviewing issues involving director independence and all related persons transactions. The Committee and the Board have determined that since the beginning of 2024, the only related person transactions were those described above under the heading “Director Independence” and that none of our executive officers engaged in any such transactions. The Committee also concluded that none of the related person transactions posed risks to the Company in any of the areas described above.

EATON 2025 Proxy Statement and Notice of Meeting	15

Proposal 1: Election of Directors

BOARD COMMITTEES

The Board of Directors has the following standing committees: Audit, Compensation and Organization, Executive, Finance, Governance, and Innovation and Technology.

Audit Committee	Met 5 times in 2024

Gerald B. Smith (Chair) Sandra Pianalto Andre Schulten Dorothy C. Thompson Darryl L. Wilson

The responsibilities of the Audit Committee include assisting the Board in overseeing:

■  the integrity of our consolidated financial statements and our systems of internal accounting and financial controls;

■  the independence, qualifications and performance of our independent auditor;

■  the performance of our internal auditors;

■  the cybersecurity program as part of the risk oversight function; and

■  our compliance with legal and regulatory requirements.

The Committee also has sole authority to appoint, compensate and terminate the independent auditor, and pre-approves all auditing services and permitted non-audit services that the audit firm may perform for the Company. The Committee is also responsible for negotiating the audit fees. In order to promote continuing auditor independence, the Committee periodically considers whether there should be a rotation of the independent audit firm. In conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Committee and its Chair are directly involved in the selection of the audit firm’s new lead engagement partner. Among its other responsibilities, the Committee meets regularly in separate Executive Sessions with our independent auditor and senior leaders of Eaton Corporation, including the Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Legal Officer, Senior Vice President - Internal Audit, Executive Vice President and Chief Information Officer, and Senior Vice President - Global Ethics and Compliance; approves the Committee’s report to be included in our annual proxy statement; assures that performance evaluations of the Audit Committee are conducted annually; and establishes procedures for the proper handling of complaints concerning accounting or auditing matters.

Each Committee member meets the independence requirements, and all Committee members collectively meet the other requirements, of the NYSE, the Sarbanes-Oxley Act of 2002 and the SEC. In addition, Committee members are prohibited from serving on more than two other public company audit committees. The Board has determined that each member of the Audit Committee is financially literate, that Messrs. Schulten and Smith and Mses. Pianalto and Thompson each qualify as an audit committee financial expert (as defined in SEC rules) and that all members of the Audit Committee have accounting or related financial management expertise.

EATON 2025 Proxy Statement and Notice of Meeting	16

Proposal 1: Election of Directors

Compensation and Organization Committee	Met 4 times in 2024

Lori J. Ryerkerk (Chair) Silvio Napoli Gregory R. Page Robert V. Pragada Karenann Terrell

The responsibilities of the Compensation and Organization Committee include:

■  reviewing proposed organization or responsibility changes at the senior officer level;

■  evaluating the performance of the CEO with input from all non-employee directors;

■  reviewing the performance evaluations of the other senior officers;

■  reviewing succession planning;

■  reviewing our practices for recruiting and developing a diverse talent pool;

■  determining the annual salaries and short- and long-term incentive opportunities for our senior officers;

■  establishing performance objectives under our short- and long-term incentive compensation plans and assessing performance against these objectives;

■  annually determining the aggregate amount of awards to be made under our short-term incentive compensation plans and adjusting those amounts as it deems appropriate within the terms of those plans;

■  annually determining the individual awards to be made to our senior officers under our short- and long-term incentive compensation plans;

■  overseeing our stock plans;

■  reviewing compensation practices as they relate to key employees to confirm that those plans remain equitable and competitive;

■  reviewing significant new employee benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees; and

■  issuing an annual report for our proxy statement regarding executive compensation.

Additional information on the Committee’s processes and procedures is contained in the Compensation Discussion and Analysis portion of this proxy statement beginning on page 28.

Executive Committee	Did not meet in 2024

Craig Arnold (Chair) Silvio Napoli Sandra Pianalto Gregory R. Page Lori J. Ryerkerk Gerald B. Smith Dorothy C. Thompson

The responsibilities of the Executive Committee include:

■  acting on matters requiring Board action during the intervals between Board meetings; and

■  carrying out any function of the Board except for filling Board or Committee vacancies.

The CEO serves as Committee Chair. The Lead Director and the chairs of each Board Committee serve as members of the Executive Committee.

EATON 2025 Proxy Statement and Notice of Meeting	17

Proposal 1: Election of Directors

Finance Committee	Met 2 times in 2024

Sandra Pianalto (Chair) Silvio Napoli Robert V. Pragada Lori J. Ryerkerk Andre Schulten Karenann Terrell

The responsibilities of the Finance Committee include:

■  the periodic review of our financial condition and the recommendation of financial policies to the Board;

■  analyzing Company policy regarding its debt-to-equity relationship;

■  reviewing and making recommendations to the Board regarding our dividend policy;

■  reviewing our cash flow, proposals for long- and short-term debt financing and the financial risk management program;

■  meeting with and reviewing the performance of the management Retirement & Investment Committee and any other fiduciaries appointed by the Board for pension and profit-sharing retirement plans; and

■  reviewing the key assumptions used to calculate annual pension expense.

Governance Committee	Met 4 times in 2024

Dorothy C. Thompson (Chair) Gregory R. Page Gerald B. Smith Darryl L. Wilson

The responsibilities of the Governance Committee include:

■  recommending to the Board improvements in our corporate governance processes and any changes in the Board Governance Guidelines;

■  advising the Board on changes in the size and composition of the Board;

■  annually submitting to the Board candidates for members and chairs of each standing Board committee;

■  in consultation with the CEO of Eaton Corporation, identifying and recommending to the Board candidates for Board membership;

■  reviewing and recommending to the Board the nomination of directors for re-election;

■  overseeing the orientation of new directors and the ongoing education of the Board;

■  recommending to the Board compensation of non-employee directors;

■  administering the Board’s policy on director retirements and resignations; and

■  establishing guidelines and procedures to be used by the directors to evaluate the Board’s performance.

Other responsibilities include providing oversight on significant public policy issues with respect to our relationships with shareholders, employees, customers, competitors, suppliers and the communities in which we operate, including such areas as ethics, compliance, environmental, health and safety issues, community affairs, government relations, charitable contributions and shareholder relations.

Innovation & Technology Committee	Met 2 times in 2024

Silvio Napoli (Chair) Sandra Pianalto Robert V. Pragada Lori J. Ryerkerk Andre Schulten Karenann Terrell

The responsibilities of the Innovation & Technology Committee include:

■  reviewing technology trends that could have a material impact on the Company;

■  monitoring and reviewing the Company’s innovation and technology strategy;

■  reviewing the Company’s innovation related investments, including engineering and information technology tools and organizational priorities;

■  evaluating and reviewing the Company’s capital allocation process relative to its capacity to carry out the work deemed necessary;

■  reviewing the Company’s engineering and information technology organizational structures and key members of the leadership teams;

■  reviewing significant potential acquisitions, partnerships or other corporate development opportunities intended to support the Company’s innovation and technology investment strategy; and

■  evaluating the Company’s competitiveness from a technology standpoint.

EATON 2025 Proxy Statement and Notice of Meeting	18

Proposal 1: Election of Directors

Committee Charters and Guidelines

The Board committee charters are available on our website at www.eaton.com/governance.

In addition to the Board of Directors Governance Guidelines, certain other policies relating to corporate governance matters are adopted from time to time by Board committees, or by the Board itself upon recommendation of the committees.

BOARD MEETINGS AND ATTENDANCE AT ANNUAL GENERAL MEETING

The Board of Directors held five meetings in 2024. Each of the directors attended at least 75% of the meetings of the Board and the committees on which he or she served. The average rate of attendance for all Board and committee meetings for all directors was 98.7%. Further, the Governance Committee conducts an annual review of director commitment levels in accordance with the Board of Directors Governance Guidelines and affirms that all director candidates are compliant with such guidelines in relation to commitment levels at this time.

It is the policy of the Board that all directors, absent exigent circumstances, should attend the Annual General Meetings. All nine directors who served on the Board at that time attended the 2024 Annual General Meeting.

BOARD GOVERNANCE GUIDELINES

The Board has adopted the Board of Directors Governance Guidelines to assist the Board in the exercise of its responsibilities. The Board reviews these guidelines at least annually and makes revisions from time to time to reflect evolving regulatory requirements and recommendations from the Governance Committee to the Company’s processes of corporate governance. The Governance Guidelines are available on our website at www.eaton.com/governance.

EXECUTIVE SESSIONS OF THE NON-EMPLOYEE DIRECTORS

The Board’s policy is that the non-employee directors, all of whom qualify as “independent” under the independence criteria of the Board and the NYSE, meet in Executive Session at each regular Board meeting, without the Chairman or other members of management present, to discuss topics they deem appropriate. As described more fully in “Leadership Structure” below, the Lead Director chairs these Executive Sessions.

At each meeting of the Audit, Compensation and Organization, Finance, Governance, and Innovation and Technology Committees, the Committee members (all of whom qualify as independent) hold an Executive Session, without any members of our management present, to discuss topics they deem appropriate.

LEADERSHIP STRUCTURE

Historically, the Chief Executive Officer of Eaton Corporation (“CEO”) has also simultaneously served as Chairman of the Board of the Company. Recognizing that different leadership structures may be most successful at different times and under different circumstances for any organization, we believe that our Company has been well served by the combined CEO and Chairman structure, and that this approach has been highly effective with the presence of an independent Lead Director. Notwithstanding the success of this model, the Board continuously evaluates our structure with a view toward both evolving best practices and Company-specific factors that may lead to a different approach. As directed by its Governance Guidelines, the Board conducted such an evaluation in connection with the upcoming transition of the position of CEO from Craig Arnold to Paulo Ruiz on June 1, 2025. As a result, the Board determined that, at this time, separating the roles of Chairman and CEO is in the Company’s best interests. Accordingly, the Board is planning to appoint Gregory R. Page, currently serving as lead director as described below, as the non-executive chair of the Board effective June 1, 2025, assuming Mr. Page’s re-election to the Board at the 2025 Annual General Meeting. The Board will continue to evaluate the leadership structure annually in light of evolving circumstances.

Our Board is currently composed exclusively of independent directors, except for Mr. Arnold and Mr. Ruiz. Of the ten non-employee director nominees, five are currently serving or have served as a chief executive officer and/or chair of a publicly traded company. The Audit, Compensation and Organization, Finance, Governance, and Innovation and Technology Committees are chaired by independent directors.

EATON 2025 Proxy Statement and Notice of Meeting	19

Proposal 1: Election of Directors

Lead Director

Gregory R. Page, who has served on Eaton’s Board since 2003, was first elected Lead Director by our independent directors in 2022. His background is detailed on page 7. The Lead Director has specific responsibilities, including chairing meetings of the Board at which the Chairman is not present (including Executive Sessions of the Board), approving the agenda and schedule for Board meetings on behalf of the independent directors, approving information sent to the Board, serving as liaison between the Chairman and the independent directors, and being available for consultation and direct communications with shareholders and other Company stakeholders. The Lead Director has the authority to call meetings of the independent directors and to retain outside advisors who report directly to the Board of Directors. The Lead Director’s performance is assessed annually by the Board in a process led by the Chair of the Governance Committee, and the position of Lead Director is elected annually by our independent directors. As discussed above under “Leadership Structure”, it is our expectation that the role of Lead Director will no longer be necessary as we transition to a non-executive chair on June 1, 2025. We expect that role to be filled by Mr. Page.

SHAREHOLDER ENGAGEMENT

We regularly seek the perspectives of our shareholders on issues important to them, including to identify and address potential concerns related to our long-term financial viability. Additionally, we engage with many of our largest shareholders regarding ESG topics. We pursue ongoing engagement with our shareholders through:

■	annual shareholders meetings;
■	annual and quarterly reporting;
■	analyst conferences and reports;
■	investor relations page on Eaton.com where shareholders can submit questions or retrieve financial information from Eaton archives;
■	meetings between investors, senior leadership and members of the Board; and
■	quarterly earnings calls

For additional information related to our engagement with shareholders, please visit our website at www.eaton.com.

OVERSIGHT OF RISK MANAGEMENT

Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management, while our management is responsible for the day-to-day management of the material risks facing the Company. The Board has chosen to retain overall responsibility for risk assessment and oversight at the Board level in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee.

The Board is also responsible for oversight of Eaton’s Enterprise Risk Management (“ERM”) program, which is designed to identify, assess and mitigate our top risks. As part of our ERM program, we seek input from our businesses, regions and corporate functions and regularly update the Board on such risks.

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Proposal 1: Election of Directors

Board Responsibilities

The Board is responsible for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan. The Board receives updates from senior management and periodically from outside advisors regarding significant risks facing the Company. The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.
Audit Committee	Compensation & Organization Committee	Governance Committee	Finance Committee	Innovation & Technology Committee

■  Reviews risks related to internal controls, disclosure, financial reporting and legal and compliance matters.

■  Reviews risks related to cybersecurity.

■  Meets regularly in closed-door sessions with our internal and external auditors and our senior leaders, including the senior members of the Finance function, the Executive Vice President and Chief Legal Officer, and the Senior Vice President - Global Ethics and Compliance.

■  Senior leadership regularly briefs the Audit Committee on cyber/information security risks.

■  Reviews risks related to succession planning for the Company’s senior officers.

■  Reviews risks associated with the Company’s compensation programs to prevent incentive compensation arrangements for senior executives from encouraging inappropriate risk taking, as discussed further below under “Relationship Between Compensation Plans and Risk” on page 46.

■  Reviews matters under the social pillar of ESG, which may include matters such as employee engagement, culture, training and development, inclusion and diversity and pay equity.

■  Reviews risks related to corporate governance, such as director independence and related person transactions.

■  Reviews risks associated with the environment, health and safety.

■  Reviews other significant public policy issues, such as ethics and compliance, public and community affairs, shareholder relations, and matters related to the Company’s environmental and governance pillars of ESG.

■ Reviews risks related to our financial condition and financial policies. ■ Reviews risks related to our policy with respect to our debt-to-equity relationship.

■  Reviews risks related to emerging technologies and digital trends, and how these translate into new products and services developments of the Company.

■  Oversees the Company’s enterprise-wide technology and digital innovation strategy.

Management Responsibilities
■	Continually monitor the material risks facing the Company, including strategic risk, financial risk, operational risk, and legal and compliance risk.
■	Facilitate the elevation of material risks to the Board of Directors.
■	Implement appropriate risk management strategies.
■	Integrate risk management into our decision-making process.
■	Attend committee meetings and report on matters that may not be otherwise addressed.

OVERSIGHT OF SUSTAINABILITY AND ESG

Sustainability is central to our business strategy. By capitalizing on the global growth trends of electrification and digitalization, we are helping to accelerate the planet’s transition to renewable energy, helping to solve the world’s most urgent power management challenges, and doing what’s best for our stakeholders and all of society. Our Board has ultimate oversight of sustainability. The Board’s oversight of sustainability and ESG includes review of environmental, community affairs, corporate governance, health and safety, diversity and inclusion, culture and human capital management matters. As noted above, the Governance Committee reviews matters related to the Company’s environmental and governance pillars of ESG and the Compensation and Organization Committee reviews matters related to the social pillar of ESG.

With the support and oversight of our Board, our Sustainability Executive Council, which is chaired by our CEO and also includes our Chief Operating Officers, Chief Financial Officer, Chief Legal Officer, Chief Sustainability Officer, Chief Human Resources Officer, Executive Vice President, Supply Chain Management, and Senior Vice President, Investor Relations, is responsible for developing and executing on our sustainability strategy.

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Proposal 1: Election of Directors

COMMITMENT TO SUSTAINABILITY AND ESG

At Eaton, sustainability is at the core of not only our revenue growth strategy, but our mission – to improve the quality of life and protect the environment for people everywhere. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power – today and well into the future. Our ambitious 2030 sustainability goals outline our long-term strategy to promote a healthy planet that supports all our stakeholders – including employees, customers, shareholders, suppliers, and our communities.

2030 Sustainability Goals

Creating sustainable solutions ■ 15% reduction in Scope 3 emissions ■ $3 billion in sustainability R&D	Engaging our employees and communities ■ 80%+ employee engagement rating ■ 12 hours training and development per employee each year ■ 250,000 hours of volunteer time per year

Reducing our footprint ■ 50% reduction in carbon emissions ■ Carbon neutral by 2030 ■ 100% manufacturing sites zero waste-to-landfill certified ■ 10% manufacturing sites zero water discharge certified

Doing business right and transparency

■ 50%+ improvement in safety metrics

■ No human rights violations from key suppliers

■ Report ESG material issues per SASB and TCFD requirements

■ Disclose U.S. minority and gender pay equity assurance results

We have been transparent about our commitment to sustainability since our inaugural sustainability report in 2006 and have continued to report our progress annually. We align our Sustainability Report to the guidelines of the Sustainability Accounting Standards Board (SASB) and the Task Force for Climate-Related Financial Disclosures (TCFD) and in reference to the Global Reporting Initiative (GRI). In 2023, we released our third standalone TCFD report for governance, strategy, risk management, and metrics and targets related to our climate risks and opportunities.

In support of our commitment, we became a participant of the United Nations Global Compact, a move that conveys our commitment to doing business responsibly and advancing broader societal goals. We maintain our commitment to Business Ambition for 1.5°C, a United Nations backed campaign which aligns with our goal to reach science-based targets and carbon neutrality in our operations by 2030. This also makes us a member of the United Nations-backed Race to Zero campaign for climate action. We joined this initiative by setting science-based emissions reduction targets consistent with keeping global warming to 1.5°C above pre-industrial levels.

To learn more about our sustainability and ESG efforts, please visit our website at www.eaton.com. Please note that the information on or accessible through our website is not part of, nor incorporated by reference into, this proxy statement.

CODE OF ETHICS AND INSIDER TRADING POLICY

We have a Code of Ethics that was approved by the Board of Directors. We provide training globally for all employees on our Code of Ethics. We require that all directors, officers and employees of the Company, and our subsidiaries and affiliates abide by our Code of Ethics, which is available on our website at www.eaton.com/governance. In addition, we will disclose on our website any waiver of or amendment to our Code of Ethics requiring disclosure under applicable rules. We also have an insider trading policy governing the purchase and disposition of our securities by directors, employees and the Company itself. The Policy mandates compliance with insider trading laws, rules, and regulations, as well as the New York Stock Exchange listing standards, and contains procedures that are designed to facilitate and promote the same.

EATON 2025 Proxy Statement and Notice of Meeting	22

Proposal 1: Election of Directors

COMMUNICATING WITH THE BOARD

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board, individual directors or the non-employee directors as a group. Shareholders and other interested parties may send such communications by mail or courier delivery addressed as follows:

Company Secretary

Eaton Corporation plc

Eaton House

30 Pembroke Road

Dublin 4, Ireland

D04 Y0C2

Email messages to the directors may be sent to Board@eaton.com.

Generally, the Company Secretary forwards all such communications to the Lead Director. The Lead Director determines whether the communications should be forwarded to other members of the Board and forwards them accordingly. For communications addressed to a particular member of the Board, the Chair of a particular Board committee or the non-employee directors as a group, the Company Secretary forwards those communications directly to those individuals.  The Directors have requested that communications that are hostile, threatening or illegal, or that do not directly relate to their duties and responsibilities as our directors be excluded from distribution, including “spam,” advertisements, mass mailings, form letters and email campaigns that involve unduly large numbers of similar communications, solicitations for goods, services, employment or contributions, surveys and individual product inquiries or complaints.  Any omitted or deleted communications will be made available to any Director upon request.

Alternatively, correspondence may be sent to:

Lead Director

Eaton Corporation plc

Eaton House

30 Pembroke Road

Dublin 4, Ireland

D04 Y0C2

The Company Secretary maintains a log of all correspondence addressed to the Board and, except as noted above, forwards all communications to the interested directors. For example, correspondence on a financial topic would be sent to the Chair of the Finance or Audit Committees, and correspondence on governance topics to the Lead Director or Chair of the Governance Committee.

The Company Secretary makes periodic reports to the Governance Committee regarding correspondence from shareholders and other interested parties. The Board will consult with the Chief Legal Officer or his/her designee to determine appropriate action with respect to any derivative shareholder communications or demands for inspection of company records.

EATON 2025 Proxy Statement and Notice of Meeting	23

Proposal 2:	Appointment of Independent Auditor and Authorization of Audit Committee to Set Auditor Remuneration

Shareholders are being asked to approve the appointment of our independent auditor and to authorize the Audit Committee of our Board of Directors to set the auditor’s remuneration. Appointment of the independent auditor and authorization of the Audit Committee to set its remuneration require the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the 2025 Annual General Meeting in person or by proxy. The Audit Committee and the Board recommend that shareholders reappoint Ernst & Young as our independent auditor to audit our accounts for the fiscal year ending December 31, 2025 and authorize the Audit Committee of the Board to set the auditor’s remuneration.

A representative of Ernst & Young will be present at the 2025 Annual General Meeting to answer any questions concerning the independent auditor’s areas of responsibility and will have an opportunity to make a statement if he or she desires to do so.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for assisting the Board in overseeing: (1) the integrity of the Company’s consolidated financial statements and its systems of internal accounting and financial controls, (2) the independence, qualifications and performance of the Company’s independent auditor, (3) the performance of the Company’s internal auditors, and (4) the Company’s compliance with legal and regulatory requirements. The Committee’s specific responsibilities, as described in its charter, include the sole authority to appoint, terminate and compensate the Company’s independent auditor, and to pre-approve all audit services and other permitted non-audit services to be provided to the Company by the independent auditor. The Committee is currently comprised of five directors, all of whom are independent under the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Board’s own independence criteria.

The Audit Committee charter is available on the Company’s website at www.eaton.com/governance.

The Audit Committee has retained Ernst & Young as Eaton’s independent auditor for 2025. Ernst & Young has been the independent auditor for the Company or its predecessor since 1923. The members of the Audit Committee and the Board believe that due to Ernst & Young’s deep knowledge of the Company and of the industries in which we operate, it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young to serve as Eaton’s independent auditor.

In carrying out its responsibilities, the Audit Committee has reviewed, and has discussed with the Company’s management and independent auditor, the Company’s 2024 audited consolidated financial statements and the assessment of the Company’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young the matters required to be discussed by applicable auditing standards.

The Committee has received the written disclosures from Ernst & Young regarding their independence from the Company that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with Ernst & Young their independence and has considered whether their provision of non-audit services to the Company is compatible with their independence.

EATON 2025 Proxy Statement and Notice of Meeting	24

Proposal 2: Appointment of Independent Auditor and Authorization of Audit Committee to Set Auditor Remuneration

For 2024 and 2023, Ernst & Young’s fees to the Company and certain of its subsidiaries were as follows:

	2024	2023
Audit Fees Includes Sarbanes-Oxley Section 404 attest services	$22.3 million	$21.3 million

Audit-Related Fees Includes business acquisitions and divestitures	$1.1 million	$0.6 million

Tax Fees	$1.5 million	$1.5 million
Tax compliance services	$0.6 million	$0.8 million
Tax advisory services	$0.9 million	$0.7 million

All Other Fees	$0	$0

The Audit Committee approved all of the services shown in the above categories in accordance with the Audit Committee’s pre-approval process. The Audit Committee did not approve any of the services shown in the above categories through the use of the “de minimis” exception permitted by SEC rules.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditor: specific services are pre-approved from time to time by the Committee or by the Committee Chair on its behalf. As to any services approved by the Committee Chair, the approval is reported to the Committee at the following meeting of the Committee.

Based upon the Committee’s reviews and discussions referred to above, and in reliance upon them, the Committee has recommended to the Board that the Company’s audited consolidated financial statements for 2024 be included in the Company’s annual report on Form 10-K, and the Board has approved their inclusion.

Respectfully submitted to the Company’s shareholders by the Audit Committee of the Board.

Gerald B. Smith, Chair

Sandra Pianalto

Andre Schulten

Dorothy C. Thompson

Darryl L. Wilson

The Board of Directors recommends a vote FOR this proposal to approve the appointment of the independent auditor and to authorize the Audit Committee to set auditor remuneration.

EATON 2025 Proxy Statement and Notice of Meeting	25

Proposal 3: Advisory Approval of the Company’s Executive Compensation

We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Although this is an advisory vote, and therefore not binding on our Board of Directors, the Board and the Compensation and Organization Committee (the “Committee”) will review and consider the voting results when making future decisions regarding our executive compensation programs.

This say-on-pay vote is required under U.S. law, and we consider it to be a matter of good corporate governance. This vote takes place annually.

As we explain in the Compensation Discussion and Analysis that follows, our executive compensation programs are designed to attract, motivate, reward, and retain our named executive officers, who are critical to the success of our Company. Our programs reward our named executive officers for achieving specific annual, long-term and strategic goals, and also for increasing shareholder value.

NAMED EXECUTIVE OFFICERS’ COMPENSATION PROGRAM HIGHLIGHTS

As part of our pay for performance culture, our executive compensation plans include the following:	Other features of these programs include:

■  On average, at target, approximately 80% of our named executive officers’ compensation is performance-based.

■  Our plans deliver awards below target, or none at all, when Company performance does not meet threshold levels.

■  Our executive incentive programs are intended to deliver awards at target when our performance aligns with our peer group median performance and awards of up to 200% of target when our performance is at or above the top quartile of our peer group.

■  Our share ownership requirements range from one times base salary for our general managers to six times base salary for the CEO.

■  Our incentive plan payouts are capped to prevent unintended windfalls.

■  Our compensation clawback policy allows us to recover incentive compensation in case of employee misconduct that causes the need for a material restatement of financial results.

■  We do not enter into employment contracts with any of our salaried U.S. employees, including the named executive officers.

The Committee continually reviews the compensation programs for our named executive officers to confirm our executive compensation structure is aligned with our shareholders’ interests and current market practices. All Committee members are independent directors committed to applying sound governance practices to compensation decisions.

We strongly encourage you to review the Compensation Discussion and Analysis that follows. It contains information about the extensive processes the Committee follows, and the factors it considers, when establishing performance and pay targets and approving actual payments from our short- and long-term performance-based incentive plans. The Committee’s process includes reviewing a variety of reports and analyses such as market survey data, compensation tally sheets, compensation at peer companies, and reports from proxy advisory firms. The Compensation Discussion and Analysis also describes the structure of our compensation programs and the 2024 compensation of our named executive officers.

We believe that our executive compensation design and strategy is a critical factor in motivating our executives to seek innovative solutions that contribute to Eaton’s continued success. We are therefore asking shareholders to approve the following advisory resolution at the 2025 Annual General Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”

The Board of Directors recommends a vote FOR advisory approval of executive compensation.

EATON 2025 Proxy Statement and Notice of Meeting	26

Executive Compensation Table of Contents

EATON 2025 Proxy Statement and Notice of Meeting	27

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (CD&A), we discuss our pay for performance philosophy, our pay-setting process, the components of our executive compensation program, and the compensation of our named executive officers for 2024. We also explain our performance metrics in detail and review our executive compensation policies.

Please note that the use of “we,” “us” or “our” throughout this CD&A refers to the Company, its subsidiaries or its management. In addition, the use of “Chairman and Chief Executive Officer” or “CEO” throughout this CD&A refers to Craig Arnold, Chairman of the Company and Chief Executive Officer of Eaton Corporation.

EXECUTIVE SUMMARY

This section provides a summary of the performance metrics and actual results for the incentive plans in which our named executive officers and other executives participated for the year ending December 31, 2024. For 2024, our named executive officers are:

Name	Title
Craig Arnold	Chairman of the Company and Chief Executive Officer
Olivier Leonetti	Executive Vice President and Chief Financial Officer
Paulo Ruiz	President and Chief Operating Officer
Heath Monesmith	President and Chief Operating Officer – Electrical Sector
Ernest Marshall	Executive Vice President and Chief Human Resources Officer
Thomas Okray	Former Executive Vice President and Chief Financial Officer

Executive Compensation Philosophy

We design our executive compensation plans and programs to help attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. We endorse compensation actions that fairly reflect Company performance as well as the responsibilities and personal performance of individual executives.

Our executive compensation programs are intended to align the interests of our executives with those of our stakeholders and are structured to reflect best practices. On average, at target, approximately 80% of our named executive officers’ compensation is performance-based and tied to our short- and long-term incentive programs. Key features of these programs include:

■  Caps on payouts under our short- and long-term incentive plans;

■  Shareholder-approved equity plans;

■  A clawback policy;

■  A policy that prohibits hedging or pledging of our shares;

■  Share ownership and holding requirements;

■  No tax gross-ups;

■  No employment contracts; and

■  Double-trigger equity vesting upon a change in control.

EATON 2025 Proxy Statement and Notice of Meeting	28

Compensation Discussion and Analysis

Pay for Performance Culture

Our executive compensation programs reflect the belief that the amount earned by our executives must, to a significant extent, depend on achieving rigorous Company, business unit and individual performance objectives designed to enhance shareholder value. The chart below shows the payouts as a percentage of target under our performance-based short- and long-term incentive programs and total return to shareholders over Mr. Arnold’s tenure as CEO, illustrating the strong correlation between pay and the performance we are delivering to our shareholders. More information about our short- and long-term incentive programs begins on page 37.  This illustration of actual payouts as a percentage of target for completed award periods supplements the information provided in the Pay Versus Performance disclosure that begins on page 64 which includes valuations for completed and in-flight award periods.

TOTAL SHAREHOLDER RETURN (TSR) AND PERFORMANCE-BASED INCENTIVE PLAN PAYOUTS

(1)	In 2015, we changed the length of our performance-based long-term award periods from four to three years. As a result, two long-term performance periods ended on December 31, 2017. Awards for each period were earned at 25% of target.
(2)	In 2016, we changed the long-term incentive plan performance criteria from Adjusted Earnings Per Share growth and Cash Flow Return on Gross Capital (weighted equally) to relative TSR. The first TSR-based award period began on January 1, 2016 and ended on December 31, 2018.
(3)	In 2021, we replaced the Cash Flow Return on Gross Capital metric that had been used in our short-term incentive plan since 1993 with an Adjusted Operating Cash Flow (OCF) metric. This metric and an Adjusted Earnings Per Share metric serve as the financial performance measures for our short-term incentive plan.

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Compensation Discussion and Analysis

Summary of 2024 Performance-Based Incentive Plan Payouts

Short-Term Incentives

The corporate performance factor under our short-term incentive plan was 123%. In February 2024, the Committee established Adjusted Earnings Per Share (EPS) and Adjusted Operating Cash Flow (OCF) goals for 2024. Adjusted EPS excludes from net income per share acquisition and divestiture charges, restructuring charges, and intangibles amortization expense. Adjusted OCF equals operating cash flow, excluding the impact of U.S. qualified pension contributions. The 2024 target Adjusted EPS and Adjusted OCF objectives were $10.15 and $4,200 million, respectively. Actual Adjusted EPS and Adjusted OCF were $10.80 and $4,327 million, respectively, which generated a calculated payout of 136% of target. However, the Committee determined it was appropriate to remove from the results certain one-time items, such as the gains on the sale of real estate and the deferral of certain cash payments, that were not related to our operational performance and reduced the formula-driven payout to 123%.

2024 EXECUTIVE INCENTIVE COMPENSATION PLAN GOALS AND RESULTS

Long-Term Incentives

2022-2024 ESIP: Our 2022-2024 performance-based Executive Strategic Incentive Plan (“ESIP”) was fully based on the rank of our Total Shareholder Return (TSR) relative to a group of peers for the three-year award period. Our 2022-2024 ESIP was earned at 163% of target. The results for the 2022-2024 award period are summarized below.

	Threshold	Target	Actual Results	Maximum
Relative Ranking	TSR is positive but ranks the lowest among the peers	50th Percentile	81.25th Percentile	100th Percentile
Adjustment Factor	25%	100%	163%	200%

2022-2024 ESIP opportunities took the form of Performance Share Units (PSUs) and were settled in Eaton ordinary shares in February 2025. Dividend equivalents were paid in cash based on the number of PSUs earned and the aggregate dividend paid to our shareholders over the award period. Additional information about the 2022-2024 ESIP awards can be found on page 39.

Review of 2024 Advisory Vote on Executive Compensation

The Board of Directors is committed to understanding the views of our shareholders by providing an opportunity to endorse our executive compensation through an advisory, non-binding vote. In 2024, our shareholders approved our executives’ compensation by a vote of 92.2%.

The Committee considered these voting results, shareholder feedback, and a comprehensive assessment of Eaton’s executive compensation programs and did not make substantive changes to our executive compensation plans or programs in response to the 2024 say-on-pay vote in light of the support we received from shareholders. The Committee will continue to consider the annual say-on-pay voting results and shareholder feedback in its review of our compensation programs each year.

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Compensation Discussion and Analysis

2024 CEO REALIZED PAY AND OUR PERFORMANCE

Our compensation programs for Mr. Arnold and the other named executive officers are heavily weighted toward short- and long-term incentive opportunities that are at-risk and subject to our performance.

The table below illustrates the relationship between Mr. Arnold’s target award opportunity and the amounts he realized based on our performance against the metrics established for the short- and long-term incentive plans that ended on December 31, 2024 and the appreciation of our share price. Short- and long-term incentive plan metrics are intended to drive results that create value for our shareholders. This table supplements, but is not a substitute for, the information contained in the Summary Compensation Table on page 48 and the Pay Versus Performance disclosure on page 64. Each pay component shown below is discussed in more detail in the CD&A that follows.

COMPENSATION REALIZED BY OUR CHIEF EXECUTIVE OFFICER IN 2024

Compensation Component	Period Earned	Description	Target	Amount Earned
Annual Compensation
Base Salary	2024	We generally target the market median when establishing base salaries.	n/a	$1,450,000
Short-Term Incentive	2024	Mr. Arnold’s target was 170% of base salary. His actual award of 129% of his individual target is consistent with awards delivered to other executives. For more information on this payment, see “2024 Short-Term Incentive Awards” on page 38.	$2,465,000	$3,183,548
Total Annual Cash				$4,633,548
Realized Value from Long-Term Incentives
Stock Option Exercises	2020-2024	The gains upon exercise of stock options were based on the increase in our stock price over the period in which Mr. Arnold held the options. Additional details, including the number of shares exercised, are reported in the “Option Exercises and Stock Vested in 2024” table on page 53.	n/a	$27,396,585
Performance & Restricted Share Unit Vesting	2021-2024	This represents the vesting of RSUs that were granted in 2021, 2022 and 2023 and PSUs for the 2021-2023 ESIP award period that vested in 2024 and accumulated dividends on those awards. This is reported in the “Option Exercises and Stock Vested in 2024” table on page 53.	n/a	$27,719,440
Total Long-Term				$55,116,025
All Other Compensation		Includes the items disclosed as “Other Compensation” in the Summary Compensation Table.	n/a	$158,191
TOTAL REALIZED COMPENSATION				$59,907,764
The long-term incentive opportunities listed below were earned during a performance period that ended on December 31, 2024 but did not vest until February 26, 2025. The amount realized upon the vesting of these awards will be reported in our 2026 proxy statement. Therefore, these amounts are not included in the table above.
2022-2024 ESIP	2022-2024	Executives earned 163% of the target number of PSUs that were granted in 2022. Dividend equivalents were paid in cash based on the earned number of share units and the aggregate dividend paid to shareholders over the award period.	$5,250,000 expressed as 32,560 PSUs	53,073 earned PSUs

The realized pay table differs from the Summary Compensation Table and Pay Versus Performance Table in a number of ways, including:

■  The Summary Compensation Table includes the grant date fair value of equity compensation granted during the year (calculated in accordance with accounting rules), which may or may not ever be earned. The Pay Versus Performance Table reports changes in values of unvested equity that may or may not ever be earned, as measured at each year-end or at vesting, as applicable (in each case calculated in accordance with accounting rules). In contrast, this realized pay table reports only the elements of compensation actually received and/or realized by Mr. Arnold for performance periods that ended on December 31, 2024. Specifically, the values for equity awards in the realized pay table show the gross compensation (before applicable taxes) that Mr. Arnold received in 2024 upon the exercise of stock options and the vesting of RSUs and PSUs (as shown in the “Option Exercises and Stock Vested in 2024” table on page 53), regardless of when the shares were granted.

■  The realized pay table does not include compensation that is based upon pension value increases although these amounts are included in the Summary Compensation Table. The Committee reviews compensation that is based upon the change in pension values as part of the Tally Sheet review discussed on page 34 in the context of a competitive overall benefit design and not as an element of its annual compensation decisions.

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Compensation Discussion and Analysis

ROLE OF THE COMPENSATION AND ORGANIZATION COMMITTEE

Membership and Responsibilities

The Compensation and Organization Committee of the Board of Directors in 2024 consisted of 5 independent non-employee directors and is supported by our human resources department. As discussed below, the Committee also may retain one or more independent compensation consultant.

The Committee is responsible for handling a variety of organizational and compensation matters pertaining to Eaton’s leadership, including those shown in the table below. The Committee’s charter is available on our website at www.eaton.com/governance.

Compensation Tasks	Organizational Tasks

■

Reviews, approves, and oversees all of our executive compensation plans, including our stock plans;

■

Establishes performance objectives under our short- and long-term incentive compensation plans;

■

Determines the compensation for our senior officers, including salary and short- and long-term incentive opportunities;

■

Reviews compensation practices relating to key employees to confirm that these practices remain equitable and competitive;

■

Determines the attainment of those performance objectives and the awards to be made to our senior officers under our short- and long-term incentive compensation plans; and,

■

Reviews new benefit plans or significant changes in such plans or changes with a disproportionate effect on our officers or primarily benefiting key employees.

■

Evaluates the performance of the CEO, with input from all non-employee directors;

■

Reviews the performance capabilities of the other senior officers based   on input from the CEO;

■

Reviews succession planning for officer positions including the position of the CEO;

■

Reviews proposed organization or responsibility changes at the senior officer level; and,

■

Reviews our practices for the recruitment and development of our talent pool.

Use of Consultants

The Committee retained Meridian Compensation Partners as its independent executive compensation consultant to support the Committee’s oversight and management of our executive compensation programs. The consultant’s duties include helping the Committee validate our executive compensation plans and programs through periodic comprehensive studies. The consultant performed a variety of work for the Committee, including assessing Eaton’s executive compensation programs relative to market trends and best-in-class governance practices, providing independent feedback on our analytical work, and assisting the Committee in its review and discussion of material agenda items and its decision-making about our executive compensation programs and individual compensation opportunities. The consultant also coordinated and supported the annual performance appraisal for Mr. Arnold. The Committee used this appraisal as one of several factors in determining his payout under our short-term incentive plan for 2024 and also considered it in determining whether to adjust his base salary or his short- and long-term incentive targets for the next year.

The Committee’s written policies require the Company to obtain the Committee’s review and approval before awarding any material consulting assignment to a firm that the Committee already has engaged. As a result, the Committee’s consultants are well positioned to provide independent and impartial advice on executive compensation and governance matters.

EATON 2025 Proxy Statement and Notice of Meeting	32

Compensation Discussion and Analysis

HOW WE ESTABLISH AND VALIDATE PAY

This section explains the Committee’s process for establishing and validating our pay targets. As shown in the table and described in detail below, this process involves several important analyses:

Analysis	Data Source	Purpose	How It’s Used	When It’s Conducted
Market Analysis	Aon and WTW executive compensation databases	Setting pay for our executives	Setting base pay and short- and long-term incentive targets for the next year/award cycle. This helps to determine if each executive’s compensation package is appropriately aligned with the external market.	November — February
Performance Assessments	Executive feedback	Evaluating individual performance based on input from the CEO	Determining the short-term incentive award payments for the award period that recently ended and in determining merit increases and adjusting individual award opportunities for the next award cycle.	November — February
Tally Sheets	Internal compensation and benefits data	Evaluating total remuneration and internal pay equity of our executives	Evaluating the total remuneration and projected payments to the named executive officers under various termination scenarios. This helps to determine if each executive’s compensation package is appropriately aligned with that of internal peers and whether any adjustment to our compensation plans or programs, or an individual’s pay package, is necessary.	February
Peer Pay and Performance Analysis	Publicly available financial and compensation information as reported by the companies that we have identified as peers for compensation and strategic planning purposes	Evaluating pay and performance to validate individual compensation plans that were established in February	Comparing pay and performance results with that of the peer group to determine the efficacy of the Total Compensation Analysis and Planning Process.

			This study also provides insight into how peers establish their pay for performance profiles.	July
Executive Compensation Program Audit	External market data compiled by the Committee’s independent consultant	Comprehensive review of all executive compensation, benefit, and perquisite programs and design features	This report compares our programs to prevalent practices in the external market to confirm alignment with the market and best in class governance practices.	October

Total Compensation Analysis and Planning Process (November – February)

We target total compensation to be within the median range of compensation paid by similarly sized industrial companies. We continually monitor and assess the competitive retention and recruiting pressures in the industries and markets where we compete for executive talent. As a result, the Committee periodically has exercised its judgment to set target compensation levels of certain executives above the market median to foster retention.

Several analyses play a role in the Committee’s Total Compensation Analysis and Annual Planning Process:

Market Analysis — In the fourth quarter of each year, our human resources department conducts a market analysis. First, we align our executives’ positions with comparable positions as reported in surveys published by two national consulting firms, Aon and WTW. We also review the compensation data that is publicly reported by the companies that comprise our compensation peer group described on page 35. Then, in February, we prepare a comprehensive report for the Committee, which also is reviewed by its independent consultant, that compares our executives’ compensation to the compensation peer group median and the average of the surveys’ median compensation data. This helps the Committee determine how each executive officer’s compensation compares to current market practices.

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Compensation Discussion and Analysis

In preparing our comparison for 2024, we used the survey results for “industrial” companies (as categorized by the survey vendors), whether publicly or privately held, with revenues between $10 billion and $50 billion. The group contains between 100 and 150 companies with revenues ranging from approximately one-half to two times our revenue. We believe this comparator group adequately represents the market in which we compete for talent. The companies participating in each survey vary, and we are not able to determine which of the companies reported data for each position and each component of pay.

Analysis of Internal Pay Equity and our Current Pay Levels — Internal equity among similarly situated positions is an important consideration in establishing individual pay targets. We maintain internal equity by establishing approximately the same target incentive opportunities for similarly situated positions. When determining what positions are similarly situated, we consider the following aspects of each position: its essential functions, the ability of the position holder to influence our overall results, any educational requirements, where the position stands in our leadership ranks, and job demands such as frequent travel and the responsibility to respond to business matters at any time and under any circumstances.

Tally Sheets — In addition to the market analysis, each February, we provide the Committee with a comprehensive compensation Tally Sheet for each named executive officer. These Tally Sheets, which are also reviewed by the Committee’s independent consultant, help the Committee evaluate total remuneration and internal pay equity. The Committee reviews them before making decisions about the compensation of the named executive officers for the next year. Each Tally Sheet includes all components of the executive’s current compensation, including base salary, short-term incentive compensation, equity incentive compensation, retirement savings programs, health and welfare programs, and the cost of personal executive benefits. The Committee also reviews potential payments under various termination scenarios.

Performance Assessments — Executive performance assessments are another key part of the Committee’s Total Compensation Analysis and Planning Process. Mr. Arnold meets individually with his direct reports, including the named executive officers, to discuss the performance assessments for their respective direct reports and to formulate initial recommendations for an appropriate total compensation plan for each executive. No member of management, including Mr. Arnold, makes recommendations regarding his or her own pay. The Committee meets with its independent consultant in Executive Session to review Mr. Arnold’s performance assessment, the comprehensive market data for his position, and his Tally Sheet to establish his total compensation plan.

Evaluating Pay

In July of each year, the Committee evaluates pay relative to external market data to validate the individual compensation opportunities that were established in February, and also considers whether we are setting appropriate performance hurdles and criteria. This process involves collecting and reviewing peer group information and third-party survey data and analyzing it as described below.

Peer Group Selection — The Committee uses proxy compensation data reported by a compensation peer group together with the survey data described under “market analysis” to set each named executive officer’s base salary, short- and long-term incentive targets. The Committee uses a compensation peer group in order to have additional data points to consider when setting pay and evaluating compensation programs. With input from Meridian, the Committee chose the companies in the compensation peer group based on specific characteristics such as, but not limited to: trailing twelve months revenue; market cap and revenue in the range of one-third to three-times those of Eaton’s; number of employees; financial performance; industry; total non-U.S. revenue; number of reporting segments; and whether the company includes Eaton in its own peer group. In addition, the peer industry mix of the compensation peer group is focused on diversified industrial companies that are operationally and strategically similar to Eaton and represents a sample of companies with whom we compete for talent. The 23 companies that comprise Eaton’s compensation peer group used for benchmarking executive pay in 2024 are listed in the following table. Eaton’s revenue is approximately aligned with the median revenue of the compensation peer group.

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Compensation Discussion and Analysis

2024 Compensation Peer Group

3M Company	Emerson Electric Company	PACCAR Inc.
ABB Ltd.	Honeywell International Inc.	Parker-Hannifin Corporation
Aptiv plc	Illinois Tool Works Inc.	Rockwell Automation, Inc.
Carrier Global Corporation	International Paper Company	Stanley Black & Decker, Inc.
Caterpillar Inc.	Johnson Controls International plc	TE Connectivity Ltd.
Cummins Inc.	Lear Corporation	Trane Technologies plc
Deere & Company	Northrop Grumman Corporation	Whirlpool Corporation
Dover Corporation	Otis Worldwide Corporation

The compensation peer group does not replace Eaton’s strategic peer group that is used by the Board in setting the Company’s strategic plan. The publicly traded companies in the strategic peer group continue to serve as the relative peer group for purposes of comparing total shareholder return as it relates to Eaton’s long-term performance-based incentive plan. The strategic peers were chosen based on their industry segment, among other considerations, so that the overall revenue of each segment would approximate Eaton’s revenues for each segment (Electrical, Aerospace, Mobility) versus overall revenue for the entire enterprise. The revenue of many companies in the strategic peer group is smaller than Eaton’s and given that there is a correlation between the revenue size of a company and the pay it delivers, the Committee determined that the strategic peer group would not serve as an appropriate peer group for purposes of setting pay.

Peer Pay Analysis — Each year we provide the Committee with an analysis that includes the compensation reported by each publicly traded compensation peer in its annual proxy statement and market survey data for positions that are equivalent to positions held by our named executive officers. The Committee uses this analysis in reviewing and establishing our stretch incentive plan goals and in answering whether our compensation targets and payouts are appropriately aligned to market comparators given our performance. In 2024, this review of survey and compensation peer proxy data confirmed that Eaton’s compensation opportunities were aligned with the external data points and that we are setting rigorous targets.

Executive Compensation Program Audit — Each October, the Committee’s independent consultant prepares a report that compares Eaton’s executive compensation programs to prevalent practices in the external market. This review includes, but is not limited to, the design of our short- and long-term incentive plans, deferral plan design, severance and change of control practices, executive benefits and perquisites, stock ownership requirements, and clawback policies. The Committee uses this report to determine whether any changes are needed to any of our executive compensation programs to better align with market and governance practices. In 2024, the Committee did not make any changes to our executive compensation plans or programs as a result of this report.

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Compensation Discussion and Analysis

COMPONENTS OF COMPENSATION

In this section, we describe the main components of our compensation, including the plan design and metrics we use in our performance-based incentive plans. The charts below illustrate the mix of pay at target for our CEO and the average pay mix of the other named executive officers. Items reported as All Other Compensation and the Change in Pension Values in the Summary Compensation Table are not included in the following charts. The Committee reviews compensation that is reported as All Other Compensation and compensation based upon the change in pension values as part of the Tally Sheet review discussed on page 34 in the context of a competitive overall benefit design and not as an element of its annual compensation decisions.

CEO Pay Mix at Target	Average Other NEO Pay Mix at Target

OVERVIEW OF OUR PRIMARY COMPENSATION COMPONENTS

Component	Description	Form/Timing of Payout
Base salary	Levels reflect job responsibilities and market competition	Paid in cash throughout the year
Short-term incentive	Executive Incentive Compensation Plan (EIC) – Cash incentive tied to Adjusted Earnings Per Share (EPS) and Adjusted Operating Cash Flow (OCF) goals as well as business unit and individual performance objectives	Paid in cash after the year has ended and performance has been measured Executives may elect to defer payments under our Deferred Incentive Compensation Plan II
Long-term incentives	Value realization for our long-term incentives depends on our stock performance
ESIP is denominated in performance share
50% Performance-Based Long-Term Incentive (ESIP)	Executive Strategic Incentive Program (ESIP) – Long-term performance-based incentive tied to relative Total Shareholder Return	units (PSUs). Earned awards are distributed in Eaton ordinary shares after the 3-year award period has ended and performance has been measured.

25% RSUs	Restricted Share Units (RSUs) and stock options – Long-term incentives that vest over time based on continued service to our Company.	Vest in approximately equal annual installments over 3 years
25% Stock Options
Other performance and retention grants	Retention restricted share units – Granted on rare occasions to foster engagement and retention and may be tied to achievement of performance objectives.	Vesting periods range from 3 to 10 years

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Compensation Discussion and Analysis

Base Salary

We pay a competitive base salary to our executive officers in recognition of their job responsibilities. In general, the Committee sets base salaries at approximately the market median as described under “Total Compensation Analysis and Planning Process” on page 33. On occasion, the Committee may set an executive’s base salary above the reported market median to foster retention and/or recognize superior performance. Executives must demonstrate consistently effective individual performance in order to be eligible for a base salary increase. In making salary adjustments, the Committee considers the executive’s base salary and total compensation relative to the market median and other factors such as individual performance against business plans, initiative, leadership, experience, knowledge, and success in building organizational capability.

2024 BASE SALARY

During the February 2024 Total Compensation Analysis and Planning Process, the Committee reviewed each executive’s base salary relative to the market data as described under “Total Compensation Analysis and Planning Process,” as well as the executive’s individual performance over the prior year. After discussing these items, the Committee determined it was appropriate to deliver merit increases on March 1, 2024, to Messrs. Ruiz, Monesmith, and Marshall. The Committee determined Mr. Arnold’s salary was well positioned and did not provide a merit increase. Mr. Leonetti was hired in February 2024 and was not eligible for a merit increase. Mr. Okray’s employment ended in the first quarter and he did not receive a salary increase.

In August 2024, we announced our Chief Executive Officer succession plan in preparation for Mr. Arnold’s retirement when he reaches the mandatory retirement age in May of 2025.  In keeping with that plan, effective September 2, 2024, Mr. Ruiz was promoted from President and Chief Operating Officer, Industrial Sector to President and Chief Operating Officer and received an increase in his base salary and short-term incentive target. The table below reports his base salary after his promotion.  Mr. Ruiz will be appointed Chief Executive Officer upon Mr. Arnold’s retirement. Mr. Ruiz’s compensation as Chief Executive Officer will be addressed in 2025 when he is appointed to the position.

Executive	Increase %	New Base Salary
C. Arnold	0.00%	$1,450,000
O. Leonetti	0.00%	$890,000
P. Ruiz	6.00% merit + 32.42% promotion	$1,000,000
H. Monesmith	9.50%	$825,634
E. Marshall	5.00%	$786,950

Short-Term Performance-Based Compensation

We establish a competitive annual cash incentive opportunity for each named executive officer which is intended to align with the market median short-term incentive target (expressed as a percentage of base salary) as determined in our annual market analysis. The Committee determines target opportunities for each executive in February during its Total Compensation Analysis and Planning Process.

Metrics, Goals and Results — In February 2024, the Committee established Adjusted EPS and Adjusted OCF goals based on its review of market analyses, our annual profit plan as approved by the Board of Directors, external research reports, and analyses of peer group data. The Committee also considered Adjusted EPS growth rate guidance for us and our strategic peers as a key starting point for setting aggressive performance objectives for our short-term incentive plan. The Adjusted EPS metric measures earnings growth, while the Adjusted OCF metric is a direct measure of the operating efficiencies we need to be successful such as but not limited to the Company’s ability to produce cash that is available to drive shareholder value through acquisitions, dividends, share buybacks, repayment of debt, and other strategic initiatives. In addition, both metrics are widely used among our peers. We and the Committee also believe these are appropriate metrics because of their link to shareholder value creation. The Committee believes that the target level Adjusted EPS and Adjusted OCF goals established at the beginning of 2024 were demanding but attainable.

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Compensation Discussion and Analysis

The following table shows the 2024 goals and our actual results for the year. Adjusted EPS (which excludes from net income acquisition and divestiture charges, restructuring charges and intangibles amortization expense) and Adjusted OCF which equals operating cash flow excluding the impact of U.S. qualified pension contributions.  The 2024 target Adjusted EPS and Adjusted OCF objectives were $10.15 and $4,200 million, respectively. Actual Adjusted EPS and Adjusted OCF were $10.80 and $4,327 million, respectively, which generated a calculated payout of 136% of target. However, the Committee determined it was appropriate to remove from the results certain one-time items, such as the gains on the sale of real estate and the deferral of certain cash payments, that were not related to our operational performance.  After removing the one-time items from the results, the formula driven payout was reduced to 123%.

2024 EXECUTIVE INCENTIVE COMPENSATION PLAN GOALS AND RESULTS

2024 SHORT-TERM INCENTIVE AWARDS

In February 2024, in addition to establishing EIC Plan performance objectives, the Committee also established an individual target award opportunity for each executive that reflected the market median target annual incentive opportunity as determined in our annual market analysis as described on page 33. The Committee considered the following items in determining the final 2024 short-term incentive payout:

■

The Company’s 123% payout factor as described above.

■

Individual and business unit performance factors that are based on the achievement of the following performance criteria:

■

Financial Goals: Achieving the Company’s annual financial plan, as well as the annual financial plan for the executive’s business unit.

■

Growth Goals: Building our brand; outgrowing the markets in which we operate; introducing new products and services.

■

Operational Excellence: Workplace safety and emissions reduction; advancements in quality; supply chain improvement; and operational efficiency/productivity.

■

Building Organizational Capacity: Reinforcing our ethical standards; attracting and developing talent; developing a diverse and inclusive organization; promoting a learning culture.

The following table illustrates each named executive officer’s 2024 award opportunity and his actual EIC award relative to that opportunity. The named executive officers’ awards are subject to the corporate and individual performance factors described above. Mr. Leonetti’s target was prorated based on the time he served as Chief Financial Officer. Mr. Ruiz’s target was prorated based on the time he served as President and Chief Operating Officer, Industrial Sector and President and Chief Operating Officer. His individual performance factor is a blend of the ratings he received for each position and is rounded to the nearest whole percentage.  The amounts shown below are rounded to the nearest whole dollar. Each named executive officer’s short-term incentive award is appropriately reported in the Summary Compensation Table.

Executive	EIC Target as a % of Salary	EIC Target $		Adjusted EPS and Adjusted OCF Results		Individual Performance Factor		Award	Award as % of Target
C. Arnold	170%	2,465,000	x	123%	x	105%	=	$3,183,548	129%
O. Leonetti	92%	815,833	x	123%	x	100%	=	$1,003,475	123%
P. Ruiz	108%	1,083,333	x	123%	x	102%	=	$1,358,125	125%
H. Monesmith	105%	866,916	x	123%	x	100%	=	$1,066,307	123%
E. Marshall	90%	708,255	x	123%	x	105%	=	$914,711	129%

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Compensation Discussion and Analysis

Long-Term Incentive Compensation

The Committee establishes a target long-term incentive opportunity for each executive that is intended to align with the market median values as determined in our annual market analysis. We provide long-term incentive compensation to our executive officers in two components that generally are weighted as follows:

■	50% in Performance Share Units: Relative TSR serves as the performance criteria for the performance-based ESIP periods which are three years in length. ESIP opportunities are denominated in PSUs and the number of share units earned by executives will depend on the rank of our total return to shareholders against that of a TSR Peer Group. The value realized by executives will depend on share price appreciation or depreciation over the award period, thereby providing a direct link to shareholder value creation.
■	50% in Time Based Equity Awards: The named executive officers receive approximately an equal mix of stock options and RSUs which also provide a link to external performance. Time-based equity vests over a minimum of a three-year period and is subject to continued employment with us over the vesting period.

We believe that this “portfolio approach” to structuring long-term incentives provides an appropriate balance that focuses executives on both an external and internal measure of our success. In limited circumstances, the Committee provides retention restricted share unit grants to foster engagement and retention. Mr. Marshall received a retention grant in 2024 as described on page 42. The Committee’s independent compensation consultant has confirmed that this approach is appropriate to delivering long-term compensation and is consistent with market practices.

Equity Grant Practices — We typically grant equity-based awards in February. Consistent with market practices, the Committee also provides new hire grants at the time of hire that are intended to replace the value of long-term incentives that a newly hired executive forfeits when he or she leaves the prior employer to join our Company, as was the case with Mr. Leonetti in 2024. In addition, in limited circumstances the Committee may provide a grant in the event of a significant promotion. The Committee has the authority to fix the date and all terms and conditions of equity grants to executive officers and other employees under our various stock plans, all of which have been approved by our shareholders. Our equity program adheres to the following best practices:
■	Equity-based awards generally vest over, or upon the conclusion of, at least a three-year period and vesting is contingent upon continued service with us over the vesting period (except in the case of an employee’s death, disability, or retirement).
■	No more than 5% of the total number of shares authorized for delivery under the Plan may vest within less than one year after the grant date (except for awards granted to non-employee directors, in the event of a change of control of the Company, in the event of a divestment of a business, or upon an employee’s death, disability, or retirement).
■	We set the strike price for all of our stock options at the fair market value of our shares on the date of the grant. Our current shareholder-approved stock plans define “fair market value” as the “closing price” as quoted on the New York Stock Exchange on the date of the grant.

PERFORMANCE-BASED LONG-TERM INCENTIVES FOR THE PERIOD ENDING DECEMBER 31, 2024

2022-2024 ESIP Performance Criteria: The Committee adopted relative TSR as the performance criteria for the 2022-2024 ESIP period. The Committee began using a relative TSR metric in 2016 to foster a stronger sense of relative peer performance and to alleviate the increasingly difficult market calibration issues that we faced in prior years when the plan was tied to earnings per share growth and cash flow return on gross capital metrics. We and the Committee believe a short-term plan with earnings growth and operating cash flow metrics (via the Adjusted EPS and Adjusted OCF goals) complemented by a TSR-driven long-term plan is an effective combination that correlates with shareholder value creation.

The 2022-2024 ESIP was designed such that our TSR rank among a TSR Peer Group would determine an adjustment factor which could range from 0% to 200%. Ranking in between the threshold, target and maximum performance levels results in linear interpolation of the percentage earned.

Additionally, if our TSR was positive but ranked the lowest among the peer group, the maximum adjustment factor that could be earned was 25% of target. If our TSR was the highest when compared to that of the peer companies, but was negative, then the maximum adjustment factor that could be earned was 100% of target. Consistent with our historical practice, the adjustment factor under this plan design was capped at 200% of target.

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Compensation Discussion and Analysis

The TSR Peer Group for the 2022-2024 award period was comprised of sixteen companies (excluding Eaton), eleven of which are direct peers in either the Electrical, Aerospace or Mobility segments and five of which are indirect but relevant peers. The revenue of the directly competitive peers in each segment expressed as a percentage of total peer group revenue roughly equated to the percentage of revenue each such segment represented of total Eaton revenue at the beginning of the award period (with the indirect peers added to the direct Electrical peers).

2022-2024 ESIP Awards — Awards for the 2022-2024 award period were determined based on our TSR ranking among the TSR Peer Group. For ESIP TSR calculation purposes, our stock price at the beginning of the award period was $153.07, (adjusted to reflect dividend reinvestments over the period) and our stock price at the end of the award period was $357.53. This resulted in TSR of 133.58%. Eaton had an absolute ranking of fourth among the peer companies, and a percentile ranking at the 81.25th percentile. This percentile ranking resulted in a performance adjustment factor of 163% of target (rounded up to a whole percentage from 162.5%). The results are shown in the following tables.

	Threshold	Target	Actual Results	Maximum
Relative Ranking	TSR is positive but ranks the lowest among the peers	50th Percentile	81.25th Percentile	100th Percentile
Adjustment Factor	25%	100%	163%	200%

Company Name	TSR	Absolute Ranking	Relative Ranking	Adjustment Factor (Linear Interpolation From 0% to 200%, Rounded to Whole Percent)
Allison Transmission Holdings Inc.	208.81%	1	100.00%
Moog, Inc.	174.99%	2	93.75%
Hubbell, Inc.	142.79%	3	87.50%
Eaton Corporation	133.58%	4	81.25%	163%
Parker-Hannifin Corporation	124.68%	5	75.00%
Safran SA	99.66%	6	68.75%
ABB Ltd.	71.41%	7	62.50%
Schneider Electric SE	63.18%	8	56.25%
Woodward, Inc.	58.90%	9	50.00%
Emerson Electric Co.	45.30%	10	43.75%
Siemens Aktiengesellschaft	41.25%	11	37.50%
Illinois Tool Works, Inc.	21.15%	12	31.25%
Dover Corporation	19.53%	13	25.00%
Honeywell International Inc.	19.14%	14	18.75%
Legrand SA	7.63%	15	12.50%
Rockwell Automation	0.59%	16	6.25%
BorgWarner Inc.	-13.11%	17	0.00%

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Compensation Discussion and Analysis

Final awards were determined by multiplying the target number of PSUs by the calculated performance factor of 163% and rounding up to the nearest whole share. The earned number of PSUs vested on February 26, 2025 and will be reported in the Options Exercised and Stock Vested Table in our proxy statement for our 2026 Annual General Meeting. Dividend equivalents were also paid in cash based on the aggregate dividend paid over the period ($10.44) and the final number of earned share units.

Awards earned by our named executive officers for the 2022-2024 ESIP Period are shown below. Mr. Okray left Eaton during the first quarter of 2024 and was not eligible for a 2022-2024 ESIP award. Mr. Leonetti was not an employee at the inception of the 2022-2024 award period and did not participate in this award period.

Executive	2022-2024 Target	Target Units	Earned Share Units (based on 163% payout)	Value of Award at Vesting (based on $295.09 on 2/26/2025)	Accumulated Dividends (based on $10.44 per share)	Total Award + Dividend Equivalents
C. Arnold	$5,250,000	32,560	53,073	$15,661,312	$554,080	$16,215,392
P. Ruiz	$525,000	3,260	5,314	$1,568,108	$55,476	$1,623,584
H. Monesmith	$900,000	5,585	9,104	$2,686,499	$95,041	$2,781,540
E. Marshall	$600,000	3,725	6,072	$1,791,787	$63,389	$1,855,176

Long-Term Incentives Granted in 2024

Establishment of Performance Criteria for the 2024-2026 ESIP — Awards for the 2024-2026 ESIP award period will be determined based on our TSR relative to that of the TSR Peer Group described below. The structure of our 2024-2026 ESIP is identical to that of the 2022-2024 ESIP described on page 39. That is, TSR is calculated by taking the total of share price appreciation and dividends (assuming immediate reinvestment of dividends) over the three-year period compared to our share price at the beginning of the period. Our TSR rank among the TSR Peer Group will determine an adjustment factor which can range from 0% to 200%, such that executives will earn an award if our TSR ranks as follows:

	Threshold	Target	Maximum
Relative Ranking	TSR is positive but ranks the lowest among the peer group	50th Percentile	100th Percentile
Adjustment Factor	25%	100%	200%

Additionally, if our TSR is positive but ranks the lowest among the peer group, the maximum adjustment factor that can be earned is 25% of target. If our TSR is the highest when compared to that of the TSR Peer Group, but is negative, then the maximum adjustment factor that can be earned is 100% of target. The payout between threshold and maximum will be interpolated based on the rank of our TSR among the peer companies.

The TSR Peer Group for our 2024-2026 award period includes the same sixteen companies that comprised our 2022-2024 TSR Peer Group. Eleven of the TSR Peers are direct peers in either the Electrical, Aerospace or Mobility segments and five are diversified but relevant peers. The revenue of the directly competitive peers in each segment expressed as a percentage of total peer group revenue roughly equates to the percentage of revenue each such segment represents of total Eaton revenue (with the indirect peers added to the direct Electrical peers). The companies included in the TSR Peer Group are:

Direct Peers: ABB Ltd., Allison Transmission Holdings Inc., BorgWarner Inc., Hubbell, Inc., Legrand SA, Moog, Inc., Rockwell Automation, Safran SA, Schneider Electric SE, Siemens Aktiengesellschaft, Woodward, Inc.

Diversified Peers: Dover Corporation, Emerson Electric Co., Honeywell International Inc., Illinois Tool Works, Inc., Parker-Hannifin Corporation

PSUs Granted for the 2024-2026 ESIP — In February 2024, the Committee established total long-term incentive opportunities, expressed as a cash value, for each executive. Targets are intended to align with the market median long-term incentive value as determined during our annual market analysis described on page 33. Half of the total

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Compensation Discussion and Analysis

long-term incentive target value was converted to a number of PSUs based on the 30-day average closing price of our ordinary shares at the beginning of the award period. At the end of the award period, the number of PSUs will be adjusted up or down based on achievement of our TSR rank relative to that of the peers as previously described. The adjusted number of share units, if any, will be distributed to participants in the form of our ordinary shares. An accumulated dividend equivalent equal to the aggregate dividend paid over the award period multiplied by the number of earned shares will be paid in cash at vesting.

RSUs Granted in 2024 — In February 2024, the Committee approved RSU grants that represented approximately 25% of each named executive officer’s target total long-term incentive opportunity. These RSUs vest in approximately equal installments over three years, subject to continued employment with us. In addition, the Committee approved an additional grant for Mr. Marshall in recognition of his performance and to foster market alignment and leadership continuity through our CEO transition. This one-time grant cliff vests after three years, subject to his continued employment. An accumulated dividend equivalent equal to the aggregate dividend paid over the restricted period multiplied by the number of shares vesting is paid in cash at vesting.

Stock Options Granted in 2024 — The Committee approved stock option grants which make up the remaining 25% of each named executive officer’s total target long-term incentive opportunity. The stock options granted in 2024 will vest in substantially equal annual installments over three years, subject to the executive’s continued employment with us.  Stock options have a ten-year term and a strike price equal to the closing price of our ordinary shares on the date of the grant.

The Committee approved grants for the named executive officers on February 28, 2024.

Long-Term Incentive Grants in 2024 — Each named executive officer’s target long-term incentive opportunity and mix of grant types is shown below. Mr. Marshall’s one time grant is not included in the following table because the Committee does not consider it part of his target compensation.  Mr. Leonetti’s new hire RSU and stock option grants are not included below because these grants replaced long-term incentive opportunities he forfeited from his former employer and are not a portion of his annual compensation. Mr. Okray was not employed by us on the grant date and did not receive long-term incentive opportunities in 2024.  The target amounts shown below differ from the amounts reported in the Summary Compensation Table, which reports the grant date fair value determined in accordance with ASC Topic 718.

Executive	ESIP Target	RSU Target	Stock Option Target	Target Total Long-Term Incentive
C. Arnold	$6,250,000	$3,125,000	$3,125,000	$12,500,000
O. Leonetti	$1,762,500	$881,250	$881,250	$3,525,000
P. Ruiz	$1,050,000	$525,000	$525,000	$2,100,000
H. Monesmith	$1,350,000	$675,000	$675,000	$2,700,000
E. Marshall	$750,000	$375,000	$375,000	$1,500,000

HEALTH AND WELFARE, RETIREMENT AND OTHER BENEFIT PLANS

Health and Welfare Benefits and Retirement Income Plans

We provide our executive officers with the same health and welfare and retirement income benefit programs that we provide to our other salaried employees in the United States, with certain exceptions described below. Our named executive officers may choose to participate in our 401(k) plan and receive Company matching contributions, which are reported as “Other Compensation” in the Summary Compensation Table. We provide 401(k) matching contributions that comply with Internal Revenue Code limits.

In place of typical Company-paid group term life insurance, we provide certain named executive officers and approximately 100 other active employees who were hired prior to January 1, 2016 with Company-paid life insurance coverage under two separate policies. The aggregate coverage provided by these two policies of approximately one times base salary is consistent with the level of coverage provided through our group term life policy to other U.S. salaried and non-union employees. For those participants who have two policies, the majority of the executives’ life insurance (base salary minus $50,000) is covered under an executive-owned individual whole-life policy, with the remaining $50,000 of insurance covered under our group term life policy. The value of the Company-paid premium for the whole life policy is imputed as income to each covered executive. At

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Compensation Discussion and Analysis

the time of its inception, we decided to provide this executive life insurance arrangement to allow each executive to have a paid-up policy at retirement that would mirror Company-provided post-retirement group term life insurance, but with less post-retirement tax complexity for both the executive and the Company. Employees hired after January 1, 2016, including named executive officers, receive a benefit of one-times base salary through our group term life policy.

Other Retirement and Compensation Arrangements

The 2024 Pension Benefits table on page 56 reports retirement benefits for Mr. Arnold and the other named executive officers who participate in our defined benefit pension plans. Certain provisions of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board of Directors has authorized plans under which payment will be made for any benefits that may exceed those limits. If these nonqualified benefits accrued before 2005, executives may choose a lump sum payment or an annuity (unless otherwise determined by the Committee), except that if there is a change of control of the Company, they will be paid at the time of the event (unless otherwise determined by the Board of Directors) in a lump sum. These benefits that accrued after January 1, 2005 will be paid in the form of a single sum at retirement.

In response to market practices and to enhance our ability to attract and retain key executives, the Board of Directors also adopted plans that provide supplemental annual retirement income to certain executives whom we hire mid-career, because they do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income or nonqualified restoration plans. These supplemental plans deliver a benefit if the executive either retires at age 55 or older with at least 10 years of service, or at age 65 or older regardless of the years of service. No new participants have been added to this plan since 2011.

The tax-qualified pension plans that we maintain for our U.S. salaried and non-union employees define the term compensation to include base salary, overtime pay, pay premiums and awards under any short-term variable pay or incentive compensation plans (including amounts deferred for receipt at a later date). We use this same definition for calculating pension benefits under the nonqualified executive retirement income arrangements described in the preceding paragraph. These qualified and nonqualified retirement income plans are the only compensation or benefit plans or programs that we provide to executive officers that consider base salary and earned annual incentive awards in the calculation of the executives’ account balances. Long-term incentives, including cash and amounts realized upon the exercise of stock options or vesting of other equity-based awards are not factored into these calculations.

PENSION FREEZE ENACTED DECEMBER 31, 2020

Eaton regularly considers cost savings opportunities in all aspects of how we operate, including the market competitiveness of our retirement benefits. Since 2001, we have periodically reviewed our pension plan to determine how we compare to companies like ours, particularly diversified industrial companies. Our survey found that many large companies, including over half of our peers had already frozen or announced they were freezing their pension plans. Effective December 31, 2020, we froze our qualified pension plans for U.S. non-union employees, including our named executive officers. This freeze affects participants in our Pension Plan for Eaton Corporation Employees. In the first quarter of 2021, we froze, with the same effect and timing, the related nonqualified DB Restoration and Limited Service Supplemental Plans. These plans are further described on page 55.

■	For those in our “Average Final Annual Compensation” benefit formula (the “AFAC benefit formula”), the freeze will take effect as of December 31, 2025 meaning no additional pay and service credits will be earned beginning on January 1, 2026.
■	For those in our “Eaton Personal Pension Account” under the cash balance formula (the “EPPA benefit formula”), the freeze took effect as of December 31, 2020, but we will not end cash balance pay credits until December 31, 2025. Instead of putting the pay credit in employees’ cash balance pension accounts, we will duplicate it as a contribution to the Eaton Savings Plan (Eaton’s 401(k)) and Eaton Supplemental Retirement Plan over the five-year transition period. Pay credits for compensation greater than the amount of annual compensation that may be taken into account in calculating contributions to a qualified savings plan are credited to the participant’s notional account in the Eaton Supplemental Retirement Plan.

At the end of the five-year period, beginning January 1, 2026, participants in these plans will then be eligible to receive the same contribution into the Eaton Savings Plan and Eaton Supplemental Retirement Plan, as applicable, as employees hired on or after April 1, 2013, which is currently a 4% Eaton Retirement Contribution. Any employee hired on or after April 1, 2013 and all U.S. employees of Cooper immediately prior to our acquisition of Cooper receive an additional employer contribution under the Eaton Savings Plan and Eaton Supplemental Retirement Plan, as applicable, in lieu of earning a benefit under the aforementioned pension plans.

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Compensation Discussion and Analysis

Deferral Plans

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short-term EIC plan and formerly utilized cash-settled long-term incentive plans. Our deferral plans do not allow executives to defer the receipt of their share-based awards. We offer deferral arrangements so that our executives have a competitive opportunity to accumulate additional retirement assets and a means to meet our share ownership requirements.

Personal Benefits

We provide our executive officers with limited personal benefits such as reimbursement for financial and estate planning and tax preparation. Personal benefits are treated as taxable income to the executive.

Employment Contracts, Change of Control Agreements and Severance Benefits

We do not provide our executive officers with employment contracts; however, we do enter into Change of Control Agreements with each executive officer that provide benefits if an executive’s employment is terminated or materially changed for certain reasons following a change of control. These agreements contain double-trigger severance provisions and restrictive covenants and do not provide tax gross ups.

We believe that these Change of Control Agreements are in the best interest of our shareholders because they help foster the continued dedication and focus of key executives in the event of a change of control of the Company. Details of our Change of Control Agreements may be found in the narrative discussion accompanying the Potential Payments Upon Termination beginning on page 58.

As previously stated, we have not entered into employment contracts with any of our named executive officers. As such, no named executive officers have contractual arrangements that prescribe severance benefits in the event an executive’s employment is involuntarily terminated by the Company for reason other than Cause. Instead, the Committee has the sole discretion to decide what, if any, severance benefits will be offered to the executive. In the case of an involuntary termination for reason other than Cause, we would expect the Committee to consider providing severance benefits of up to two-times the sum of annual base salary plus target annual incentive, as described in the Involuntary Termination - Not for Cause scenario on page 60 depending on the circumstances leading to the executive’s termination. The Committee believes that it is in the best interest of the Company and our shareholders when a departing executive is treated fairly and in a manner that will help us to secure appropriate confidentiality, non-competition, non-solicitation, non-disparagement and general release agreements. It is not our practice to provide severance in the case of a termination for “Cause”, voluntary resignation, retirement (including when our officers reach the mandatory retirement age of 65), death, or disability.

Limited Tax Protection for Relocation and Foreign Assignments

We and the Committee believe that tax protection is appropriate in very limited circumstances to avoid the potential for the value of a benefit to be reduced as a result of tax requirements that are beyond an executive’s control. Specifically, we provide tax protection for our employees under our relocation and foreign assignment policies so that they are able to make decisions to accept new assignments without concern that relocating would be a disadvantage from a tax standpoint.

Use of Our Aircraft

We own, operate, and maintain Company aircraft to enhance the ability of our executive officers and other corporate and business leaders to conduct business in an effective manner. This principle guides how the aircraft are used. We have a stringent aircraft use policy under which the primary use of this mode of transportation is to satisfy business needs and that all aircraft use must be accounted for at all times and in accordance with applicable laws. The policy also allows our CEO to use our aircraft for personal travel as needed to foster his productivity and enhance personal security. Our aircraft policy does not permit other executives to use Company-owned aircraft for personal use without the advance approval of the CEO. No named executive officers receive tax protection on the imputed income for personal use of Company-owned aircraft.

EATON 2025 Proxy Statement and Notice of Meeting	44

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION POLICIES AND GUIDELINES

Share Ownership Requirements

We expect all of our executive officers and certain other high-level key executives to hold a number of our shares with a value equal to a pre-determined multiple of their base salary. These multiples, as shown in the following table, represent the minimum guidelines and are consistent with trends we have seen in the competitive market. The following shares are considered when measuring each executive’s ownership compared to the multiple: Eaton stock owned outright, unvested Eaton restricted share awards or units, Eaton stock credited to the executive’s Eaton Savings Plan (ESP) account, and Eaton stock credited to the executive’s deferred compensation account. In addition, each executive is required to own a minimum of 20% of the required shares outright, which includes shares owned directly and shares held in the ESP. Stock options and PSUs are not counted toward these requirements.

Executives are expected to hold shares that vest and shares acquired upon the exercise of stock options until these requirements are met. In addition, executives are expected to reach these guidelines within five years of appointment to a new position and are expected to satisfy them for the duration of their employment with the Company.

The Committee reviews each executive officer’s share ownership relative to these levels each February. As of the date this proxy was filed, each of the named executive officers has exceeded his ownership and holding requirements or is making adequate progress to meet the requirements within the five-year time frame.

Position	Minimum Requirement
Chairman and Chief Executive Officer	6 times base salary
Executive Vice President, Chief Financial Officer	4 times base salary
President and Chief Operating Officer	4 times base salary
President and Chief Operating Officer - Electrical or Industrial Sector	4 times base salary
Other Officers	2-3 times base salary
General Managers and other ESIP participants	1 times base salary

Anti-Hedging and Pledging

No Hedging Transactions – Our insider trading policy prohibits all of our officers, including our named executive officers, and directors from engaging in the following types of hedging transactions involving Eaton securities: (1) any transaction involving the establishment of a short position in Eaton securities; (2) buying or selling puts or calls or other derivatives on Eaton’s securities, or (3) otherwise entering into any hedging arrangements involving Eaton securities.

No Pledging – Our insider trading policy prohibits our employees, including our named executive officers, and directors from holding Eaton securities in a margin account or pledging it as collateral for a loan.

Clawback Policy

In July 2023, the Board of Directors adopted a new formal recoupment policy that complies with rules established by the Securities and Exchange Commission (SEC) in October 2022 and final New York Stock Exchange (NYSE) listing standards implemented in 2024. The policy states that in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, executive officers shall repay excess incentive compensation tied to company financial performance granted, earned or vested during the three-year period preceding an accounting restatement. In addition to complying with SEC and NYSE requirements, our policy also allows for recoupment of incentive compensation in the event of Detrimental Activity. Detrimental Activity includes: (i) dishonest conduct resulting in a felony conviction; or (ii) willful illegal conduct, fraud, or gross misconduct that is injurious to the Company. The Detrimental Activity provision extends to any employee who receives incentive compensation granted, earned or vested in any period in which the conduct occurred.

This policy may be found on our website at www.eaton.com/governance.

EATON 2025 Proxy Statement and Notice of Meeting	45

Compensation Discussion and Analysis

Tax and Accounting Considerations

We carefully monitor and comply with any changes in the laws, regulations, accounting standards and related interpretive guidance that impact our executive compensation plans and programs. Tax and accounting considerations have never played a central role in the process of determining the compensation or benefit plans and programs that are provided to our executives. Instead, the Committee consistently has structured our executive compensation programs so they are competitive in the marketplace for executive talent and provide incentives and rewards that focus our executives on reaching desired internal and external performance levels. Once the appropriate programs and plans are identified, we administer and account for them in accordance with applicable requirements.

RELATIONSHIP BETWEEN COMPENSATION PLANS AND RISK

Compensation and Organization Committee Annual Risk Assessment

Each year, the Committee and management conduct a comprehensive review of our executive and broad-based compensation programs to determine whether any of our compensation programs, either individually or in the aggregate, would encourage employees to undertake excessive risks that are reasonably likely to have a material adverse impact on the Company.

After reviewing an inventory of our 2024 broad-based bonus, variable pay and sales commission plans, which included the number of participants in each plan, the participants’ levels within the organization, the potential target and maximum payments, performance criteria used in the plans, and the type of plan (for example, management-by-objective and goal sharing), the Committee concluded that none of the broad-based programs would likely give rise to a material risk.

The Committee also applied a risk assessment to the short- and long-term incentive plans that are described in this CD&A. This analysis included, but was not limited to, (a) whether performance goals were balanced and potential payments were reasonable based on potential achievement of those goals at the threshold, target and maximum levels; (b) whether there is a balance between short- and long-term incentive opportunities and that pay is not overly weighted toward annual incentive opportunities; and (c) how our performance objectives and target award opportunities compared to the objectives and target awards underlying our peers’ incentive programs. The Committee concluded that these short- and long-term incentive plans are not likely to give rise to a material risk.

Our Executive Compensation Strategies and Programs Are Structured to Reduce Risk
The Committee and management also concluded that our executive compensation strategy and programs are structured in the best interest of the Company and its stakeholders and do not create a material risk due to a variety of mitigating factors, such as:

■	An emphasis on long-term compensation that utilizes a balanced portfolio of compensation elements and delivers rewards based on sustained performance over time;
■	The Committee’s sole power to set performance objectives for our incentive plans. In our short-term plan, this includes Adjusted OCF and Adjusted EPS objectives. We believe these metrics contribute to increased shareholder value;
■	Our long-term performance plan (ESIP) focuses on relative TSR. This creates a focus on driving sustained performance over multiple award periods that mitigates the potential for executives to take excessive risks to drive one-time, short-term performance spikes in any one period;
■	The use of equity awards to foster retention and align our executives’ interests with those of our shareholders;
■	Capping the potential payouts under the short- and long-term incentive plans to eliminate the potential for windfalls;
■	A clawback policy that allows us to recover compensation in the case of a material restatement of financial results and/ or employee misconduct; and
■	Share ownership and holding requirements.

EATON 2025 Proxy Statement and Notice of Meeting	46

Compensation Discussion and Analysis

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee of the Board of Directors has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation and Organization Committee recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND ORGANIZATION COMMITTEE

Lori J. Ryerkerk, Chair
Silvio Napoli
Gregory R. Page
Robert V. Pragada
Karenann Terrell

EATON 2025 Proxy Statement and Notice of Meeting	47

Compensation Tables

2024 SUMMARY COMPENSATION TABLE

This table shows the total compensation of the Company’s Chief Executive Officer, the current and former Chief Financial Officer, and our three other most highly compensated executive officers in 2024.

NARRATIVE EXPLANATION OF SUMMARY COMPENSATION TABLE COLUMN INFORMATION:

Column	Explanation
Salary	Consists of base salary, which accounted for, on average, approximately 20% of the total compensation of the named executive officers in 2024.
Bonus	“Bonus” payments are defined under the disclosure rules as discretionary payments that are not based on any pre-established performance criteria.
Stock and Option Awards

These two columns show the grant date fair value of equity awards granted to the named executive officers.

■ Stock Awards — Consists of the grant date fair value of awards delivered to each named executive officer in the year reported. The value of RSUs is based on our New York Stock Exchange closing price on the date of the grant. The value of ESIP PSUs is based on a Monte Carlo simulation.

■ Option Awards — Reports the grant date fair value of stock options awarded in each respective year. The grant date fair value of stock options is based on a Black-Scholes option pricing model.
Non-Equity Incentive Plan Compensation	Reports the amount earned under the EIC plan. The incentive payments reported for 2024 in this column were approved by the Committee at its February 26, 2025 meeting and, to the extent not deferred by the executive, will be paid on or before March 31, 2025.
Changes in Pension Value and Nonqualified Deferred Compensation Earnings

Contains two distinct components.

■ “Changes in Pension Value” represents the total change in the actuarial present value of each named executive officer’s accumulated benefit under all of our defined benefit pension plans (both tax qualified and nonqualified) from the measurement date used for financial reporting purposes. The change in this column from year-to-year reflects items such as: changes in compensation as defined under the pension plan in which the executive participates, an additional year of service, and changes in the discount and interest rates used to determine the actuarial present value of the accumulated benefit reported in each respective year.

■ “Nonqualified Deferred Compensation Earnings” include earnings on deferred compensation that exceed 120% of a specified rate of interest for long-term debt instruments established by the Internal Revenue Service, when applicable. Under the disclosure rules, earnings on deferred compensation are considered to be “above-market” if the rate or formula used to calculate the interest under the plan in which the executive participates exceeded a rate of interest established by the Internal Revenue Service.

All Other Compensation	Consists of compensation that does not fit within any of the foregoing definitions of compensation. This compensation includes items such as personal benefits, our contributions to defined contribution plans and the value of insurance premiums paid by us.

EATON 2025 Proxy Statement and Notice of Meeting	48

Compensation Tables

2024 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Changes In Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total Compensation
C. Arnold Chairman and Chief Executive Officer	2024	$1,450,000	-	$12,611,090	$3,567,137	$3,183,548	$1,605,502	$158,191	$22,575,468
	2023	$1,441,667	-	$10,029,689	$3,012,084	$4,032,160	$1,743,780	$234,609	$20,493,989
	2022	$1,400,000	$588,000	$8,058,926	$2,443,490	$1,364,160	$218,393	$211,465	$14,284,434
O. Leonetti Executive Vice President and Chief Financial Officer	2024	$805,076	$271,667	$5,754,556	$3,889,522	$1,003,475	-	$38,972	$11,763,268

P. Ruiz President and Chief Operating Officer	2024	$829,278	-	$2,119,553	$600,589	$1,358,125	$7,139	$117,279	$5,031,963
	2023	$707,841	-	$1,512,480	$453,635	$1,125,605	$2,741	$70,360	$3,872,662
	2022	$661,784	$137,005	$1,195,759	$244,349	$317,853	-	$78,325	$2,635,075
H. Monesmith President and Chief Operating Officer - Electrical Sector	2024	$813,605	-	$2,724,774	$773,486	$1,066,307	$8,725	$164,189	$5,551,086
	2023	$749,171	-	$2,090,150	$627,367	$1,250,893	$8,352	$138,745	$4,864,678
	2022	$697,746	$175,392	$1,382,723	$419,405	$406,909	$7,171	$117,307	$3,206,653
E. Marshall Executive Vice President and Chief Human Resources Officer	2024	$780,657	-	$2,088,253	$427,692	$914,711	$3,624	$152,661	$4,367,598
	2023	$744,672	-	$1,112,015	$332,987	$994,705	$3,403	$129,521	$3,317,303
T. Okray Former Executive Vice President and Chief Financial Officer	2024	$85,388	-	-	-	-	-	$8,896	$94,284
	2023	$882,338	-	$2,134,491	$639,432	$1,543,396	-	$114,312	$5,313,969
	2022	$849,063	$224,142	$1,804,348	$547,050	$520,010	-	$164,618	$4,109,231
(1)	In 2024, 2023, and 2022, $190,000 of Mr. Arnold’s salary was attributable to his service as a member of Eaton’s Board of Directors per Irish regulations. In 2024, $50,000 of Mr. Ruiz’s salary was attributable to his service as a member of Eaton’s Board of Directors per Irish regulations.
(2)	The amount for Mr. Leonetti is a cash sign on bonus to replace the short-term incentive opportunity he forfeited when he left his former employer to join Eaton. It is subject to an agreement that requires him to repay Eaton the full amount of the bonus if he leaves voluntarily or is terminated for Cause within two years of his hire date. For 2022, the Committee determined it was appropriate to increase the EIC payout from 58% to 83% of target. The amounts reported represent the portion of the earned EIC award in excess of the formula-driven payout of 58%.
(3)	These two columns show the grant date fair value of equity awards, computed in accordance with ASC 718, granted to the named executive officers. The value of stock options is based on the Black-Scholes option pricing model. The assumptions used in connection with these valuations are further described in Note 14 to the Consolidated Financial Statements of our 2024 annual report. The actual amounts realized by each named executive officers will vary based on a number of factors, including the market performance of our shares, continued employment through the vesting date, and timing of option exercises. The RSUs and stock options typically vest in substantially equal installments over a three-year period beginning with the first anniversary of the grant date. Mr. Marshall’s Stock Awards includes retention RSUs that cliff vest on the third anniversary of the grant date. The PSUs are subject to performance criteria and may or may not vest at the end of the three-year performance period. Dividend equivalents are paid in cash when the RSUs and PSUs vest based on the aggregate dividend paid to our shareholders during the restricted period.
(4)	Non-Equity Incentive Plan Compensation reported in this column includes payments earned under the EIC Plan. For 2024, the amounts shown represents the awards earned at 123% of target as described on page 38. The material features of this incentive plan are described in the CD&A.

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Compensation Tables

(5)	This column includes the aggregate change in the actuarial present value of the accumulated benefit under all defined benefit pension plans for each named executive officer and above-market earnings on nonqualified deferred compensation as defined in the preamble to this table. Mr. Monesmith participated in the Cooper Pension Plan, which was merged with the Pension Plan for Eaton Corporation Employees in 2018. He receives no other benefit under the Pension Plan for Eaton Corporation Employees. Messrs:. Okray, Ruiz, and Marshall do not receive a benefit under the Pension Plan for Eaton Corporation Employees, either. Instead, the named executive officers other than Mr. Arnold receive an additional employer contribution under our defined contribution plan as discussed on page 43.

	Above-Market Earnings	Qualified	Nonqualified	Total
C. Arnold	$395,813	$75,501	$1,134,188	$1,605,502
O. Leonetti	-	-	-	-
P. Ruiz	$7,139	-	-	$7,139
H. Monesmith	$8,170	$555	-	$8,725
E. Marshall	$3,624	-	-	$3,624
T. Okray	-	-	-	-

(6)	“All Other Compensation” includes:

■	Reimbursement of financial, tax and estate planning;
■	Personal Use of Company Aircraft: The amount reported in the following table is the executive’s use of our airplanes for personal travel. In 2024, Messrs.: Arnold, Ruiz, Monesmith, and Marshall each had family members accompany him on our aircraft. There is no incremental cost to the Company for family members to accompany executives on trips; however, we are disclosing this perquisite in accordance with SEC rules. We do not reimburse named executive officers for tax costs related to personal or family member use of our aircraft;
■	Life Insurance: We provide approximately 100 U.S. salaried employees, including named executive officers, who were hired prior to January 1, 2016 with the opportunity to acquire individual whole-life insurance as described on page 42. U.S. salaried employees hired after this date are eligible for life insurance benefits through our group term life insurance plan. In either case, the Company-provided benefit is approximately one-times annual base salary. The annual premium paid by us during 2024 for each of the named executive officers is shown below. Each participant is responsible for paying individual income taxes due with respect to our insurance program;
■	Contributions to the Eaton Savings Plan and Eaton Supplemental Retirement Plan: The amount of our contributions to the named executive officers’ accounts under the 401(k) Eaton Savings Plan (the “ESP”) and Eaton Supplemental Retirement Plan is reported below. The ESP permits an employee to contribute a portion of his or her salary to the ESP, subject to limits imposed under the Internal Revenue Code. The named executive officers other than Mr. Arnold receive an additional 4% of base salary employer contribution under the ESP in lieu of a benefit under our defined benefit pension plans like all other employees hired on or after April 1, 2013. As described under “Pension Freeze Enacted December 31, 2020” on page 43, participants in the Eaton Personal Pension Account receive credits to the ESP or Eaton Supplemental Retirement Plan, as applicable, in lieu of putting the pay credits in employees’ cash balance pension accounts; and,
■	The Other amount for Mr. Arnold represent awards for the filing and issuance of patents pursuant to our Global Patent and Qualified Trade Secret Awards Program. The Other amount for Mr. Okray is the payment of his accrued and unused vacation.

	Financial Planning	Personal Use of Aircraft	Company Paid Life Insurance	Employer Contributions to Defined Contribution Plans	Other	Total
C. Arnold	$16,060	$92,508	$38,573	$10,350	$700	$158,191
O. Leonetti	-	-	$1,318	$37,654	-	$38,972
P. Ruiz	$16,967	$11,544	$1,044	$87,724	-	$117,279
H. Monesmith	$19,926	$47,736	$4,236	$92,291	-	$164,189
E. Marshall	$64,828	$7,332	$1,098	$79,403	-	$152,661
T. Okray	-	-	$146	$5,977	$2,773	$8,896

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Compensation Tables

GRANTS OF PLAN-BASED AWARDS IN 2024

The following table summarizes the potential awards payable to named executive officers with respect to the short-term and long-term incentive award opportunities granted in 2024. Mr. Okray’s employment ended in the first quarter of 2024 and no award opportunities were established for him.

	Estimated Future Payout under Non-Equity Incentive Plan Awards				Estimated Future Payout under Equity Incentive Plan Awards			Stock Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock & Option Awards
C. Arnold	2/28/2024(1)	$616,250	$2,465,000	$7,395,000
	2/28/2024(2)				6,233	24,930	49,860				$9,034,133
	2/28/2024(3)								39,200	$286.96	$3,567,137
	2/28/2024(3)							12,465			$3,576,957
O. Leonetti	2/28/2024(1)	$203,958	$815,833	$2,447,500
	2/28/2024(2)				1,759	7,035	14,070				$2,549,343
	2/28/2024(3)								11,050	$286.96	$1,005,532
	2/28/2024(3)							3,520			$1,010,099
	3/1/2024(3)								31,141	$293.70	$2,883,990
	3/1/2024(3)							7,474			$2,195,114
P. Ruiz	2/28/2024(1)	$270,833	$1,083,333	$3,250,000
	2/28/2024(2)				1,048	4,190	8,380				$1,518,372
	2/28/2024(3)								6,600	$286.96	$600,589
	2/28/2024(3)							2,095			$601,181
H. Monesmith	2/28/2024(1)	$216,729	$866,916	$2,600,748
	2/28/2024(2)				1,346	5,385	10,770				$1,951,416
	2/28/2024(3)								8,500	$286.96	$773,486
	2/28/2024(3)							2,695			$773,358
E. Marshall	2/28/2024(1)	$177,064	$708,255	$2,124,765
	2/28/2024(2)				749	2,995	5,990				$1,085,328
	2/28/2024(3)								4,700	$286.96	$427,692
	2/28/2024(3)							1,500			$430,440
	2/28/2024(3)							1,995			$572,485
(1)	EIC PLAN. These amounts represent potential payments that were established for 2024 under our EIC Plan, as described on page 37.
(2)	ESIP AWARD. This represents the potential payments that were established in 2024 for the 2024-2026 ESIP Award Period as described on page 41. ESIP opportunities take the form of PSUs and at the end of the award period, the target number of PSUs will be adjusted based on the Company’s TSR rank among a group of peers. The final number of PSUs cannot exceed two times the target number of share units. Dividend equivalents will be paid in cash based on the earned number of PSUs and the aggregate dividend paid to our investors over the three-year award period. Earned awards, if any, will be distributed in the first quarter of 2027 and the value realized will vary based on our TSR performance and our share price when the shares vest. The value of PSUs shown in this table are computed in accordance with ASC 718.
(3)	STOCK OPTIONS and RSUs. These amounts represent stock options and RSUs granted in February and March 2024. The value of RSUs shown in this table are computed in accordance with ASC 718. The value of stock options is based on a Black-Scholes option pricing model. The assumptions used in connection with the valuations of the grants in this table are further described in Note 14 to Consolidated Financial Statements of our 2024 annual report. The actual amounts realized by individual named executive officers will vary based on a number of factors, including the market performance of our shares and timing of option exercises.

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Compensation Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2024

The following table summarizes the outstanding equity awards held by the named executive officers at December 31, 2024. The closing price of our ordinary shares on the last trading day in 2024 ($331.87) was used to determine the market value of the unvested RSUs shown in the “Market Value of Shares or Units of Stock That Have Not Vested ($)” column.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
C. Arnold	2/28/2024	-	39,200	-	$286.96	2/28/2034	2/28/2024	12,465	$4,136,760	24,930	$8,273,519
	2/23/2023	20,460	41,540	-	$172.78	2/23/2033	2/23/2023	11,605	$3,851,351	34,635	$11,494,317
	2/22/2022	44,220	22,780	-	$151.76	2/22/2032	2/22/2022	5,536	$1,837,232	32,560	$10,805,687
	2/23/2021	104,250	-	-	$130.86	2/23/2031
O. Leonetti	3/1/2024	-	31,141	-	$293.70	3/1/2034	3/1/2024	7,474	$2,480,396	-	-
	2/28/2024	-	11,050	-	$286.96	2/28/2034	2/28/2024	3,520	$1,168,182	7,035	$2,334,705
P. Ruiz	2/28/2024	-	6,600	-	$286.96	2/28/2034	2/28/2024	2,095	$695,268	4,190	$1,390,535
	2/22/2023	3,102	6,298	-	$171.31	2/22/2033	2/22/2023	1,756	$582,764	5,235	$1,737,339
	2/22/2022	4,422	2,278	-	$151.76	2/22/2032	8/4/2022	890	$295,364	-	-
	2/23/2021	10,950	-	-	$130.86	2/23/2031	2/22/2022	555	$184,188	3,260	$1,081,896
	2/25/2020	11,725	-	-	$98.21	2/25/2030
	5/1/2019	3,660	-	-	$81.91	5/1/2029
H. Monesmith	2/28/2024	-	8,500	-	$286.96	2/28/2034	2/28/2024	2,695	$894,390	5,385	$1,787,120
	2/22/2023	4,290	8,710	-	$171.31	2/22/2033	2/22/2023	2,426	$805,117	7,235	$2,401,079
	2/22/2022	7,590	3,910	-	$151.76	2/22/2032	2/22/2022	951	$315,608	5,585	$1,853,494
	2/23/2021	18,800	-	-	$130.86	2/23/2031
E. Marshall	2/28/2024	-	4,700	-	$286.96	2/28/2034	2/28/2024	3,495(3)	$1,159,886	2,995	$993,951
	2/22/2023	2,277	4,623	-	$171.31	2/22/2033	2/22/2023	1,290	$428,112	3,850	$1,277,700
	2/22/2022	5,082	2,618	-	$151.76	2/22/2032	2/22/2022	635	$210,737	3,725	$1,236,216
	2/23/2021	11,500	-	-	$130.86	2/23/2031
	2/25/2020	16,650	-	-	$98.21	2/25/2030

(1)	Unless otherwise noted, stock option awards and RSUs vest in approximately equal installments on the first, second and third anniversary of the date of the grant, subject to the executive’s continued employment with us, such that approximately one-third of the unexercisable option awards and one-third of the unvested stock awards granted in 2024 vest on the anniversary of the date of the grant in each 2025, 2026, and 2027 and approximately one-half of the unexercisable option awards and one-half of the unvested stock awards granted in 2023 vest on each anniversary of the grant in 2025 and 2026. The remaining unexercisable option awards and unvested stock awards granted in 2022 vest on the anniversary of the grant date in 2025.
(2)	Unless otherwise noted, represents potential payments that were established in 2024, 2023, and 2022 for the 2024-2026, 2023-2025, and 2022-2024 ESIP Award Periods. The number of earned PSUs will be determined at the end of each three-year award period based on the Company’s achievement of the performance criteria that was established for each award period. The earned number of PSUs for each ESIP grant can range from 0 to 200%. The value realized upon the vesting of PSUs will be determined based on the average of the high and low prices of our ordinary shares on the vesting date. The 2022-2024 ESIP opportunities included in this column were earned at 163% of target and shares vested on February 26, 2025.
(3)	1,995 RSUs cliff vest on the third anniversary of the grant date.

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Compensation Tables

OPTION EXERCISES AND STOCK VESTED IN 2024

The following table provides information about exercises of stock options and vesting of performance and restricted shares during the year ended December 31, 2024. The values for exercised stock options reflect the difference between the aggregate option exercise price and the market price of the applicable number of our ordinary shares on the date of exercise. The values for any performance and restricted shares that vested during 2024 reflect the per share closing price of our ordinary shares on the vesting date multiplied by the number of shares that vested. Mr. Leonetti did not exercise stock options or realize value from any stock award granted in connection with his employment with us in 2024.

	Option Awards:		Stock Awards:
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
C. Arnold	161,082	$27,396,585	94,188	$27,719,440
O. Leonetti	-	-	-	-
P. Ruiz	-	-	10,997	$3,230,167
H. Monesmith	81,727	$18,048,639	17,081	$5,024,340
E. Marshall	19,750	$3,805,428	10,401	$3,059,966
T. Okray	4,016	$594,547	27,137	$7,770,915
(1)	Amounts realized upon the exercise of options or on the vesting of other equity awards are not eligible for deferral under any of our nonqualifed deferred compensation plans.

STOCK OPTION GRANT TIMING

We are providing the following discussion of the timing of option awards in relation to the disclosure of material nonpublic information, as required by Item 402(x) of Regulation S-K.  Eaton has maintained a long-standing practice of awarding annual equity grants to employees on a pre-determined schedule. Specifically, the Compensation and Organization Committee (“C&O Committee”) approves grants for Officers, including the named executive officers, and other eligible Stock Plan participants at its first meeting in each new fiscal year. This meeting typically occurs in February several weeks after the public release of our financial results for the prior year (and associated Form 8-K filing), but before we file our 10-K. The approval of equity grants, which currently take the form of stock options, restricted share units, and performance share units, occurs in connection with our annual compensation planning process described on page 33 which includes the C&O Committee’s approval of individual short- and long-term target incentive opportunities and the establishment of performance criteria for EIC and ESIP award periods that begin in that new fiscal year. Management and the C&O Committee believe that granting stock awards at the beginning of each year fosters our pay for performance philosophy by motivating stock plan participants to deliver on our goals for the year.

In addition, the C&O Committee (or its designee in the case of grants to non-officer employees that are below a certain threshold) may approve grants to new hires or for special circumstances at other times during the year.  The grant date for these off-cycle grants is also based on a long-standing, pre-determined schedule. In the case of a new hire grant, the grant date is the first New York Stock Exchange (NYSE) trading day of the month following the month the person starts working for Eaton. Mr. Leonetti received a new hire grant in March of 2024 and it is reported in the following table. The grant date for an off-cycle grant to an existing employee is the first NYSE trading day of the month following the approval of the grant.

The Governance Committee is responsible for approving stock grants for our Board members. The non-employee director annual grant date is the date of our Annual General Meeting, concurrent with each director’s election or re-election to our Board (unless the meeting date occurs during a blackout, in which case the grant date will be the first NYSE trading day after the end of the blackout). If a director joins the Board after the Annual General Meeting in any given year, he or she may receive a prorated grant that has a grant date of the first NYSE trading day of the month following the director’s appointment to the Board (unless the date occurs during a blackout, in which case the grant date will be the first NYSE trading day after the end of the blackout). Stock grants for non-employee directors currently take the form of restricted share units.

Neither the C&O Committee nor the Governance Committee considers material nonpublic information when determining the timing and terms of stock grants. For all stock options, the exercise price is the NYSE closing price of our ordinary shares on the date of the grant. Further, our shareholder approved stock plan expressly prohibits backdating or repricing of

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Compensation Tables

stock options without shareholder consent. Eaton does not time the release of material nonpublic information based on stock or option award grant dates, vesting dates, or to affect the value of executive compensation.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/share)	Grant Date Fair Value of the Award	Percentage Change in the Closing Market
Price of the Securities Underlying the Award
Between the Trading Day Ending
Immediately Prior to the Disclosure of
Material Nonpublic Information and the
Trading Day Beginning Immediately
Following the Disclosure of Material
					Nonpublic Information
C. Arnold	2/28/2024	39,200	$286.96	$3,567,137	2.29%
O. Leonetti	2/28/2024	11,050	$286.96	$1,005,532	2.29%
O. Leonetti	3/1/2024	31,141	$293.70	$2,883,990	2.29%
P. Ruiz	2/28/2024	6,600	$286.96	$600,589	2.29%
H. Monesmith	2/28/2024	8,500	$286.96	$773,486	2.29%
E. Marshall	2/28/2024	4,700	$286.96	$427,692	2.29%

2024 PENSION BENEFITS

We maintain three basic types of retirement income plans for our U.S. salaried employees. The table that follows shows the estimated present value of the benefits payable under each of our retirement income plans.

■	a tax-qualified defined benefit pension plan (referred to as the Pension Plan for Eaton Corporation Employees in the Pension Benefits table) that has two separate benefit formulas: a final average pay formula and a cash balance formula;
■	two nonqualified defined benefit restoration plans (collectively referred to as the DB Restoration Plan in the Pension Benefits table); and
■	a plan that allows us to supplement the pension benefits earned under our qualified pension plan and nonqualified DB Restoration Plan to certain elected officers and executives who are recruited by us mid-career (referred to as the Limited Service Supplemental Plan in the Pension Benefits table).

Tax-Qualified Retirement Income Plans — Effective January 1, 2002, employees who were then earning benefits under the “Average Final Annual Compensation” benefit formula (the “AFAC benefit formula”) under the Pension Plan for Eaton Corporation Employees (the “Pension Plan”) were given the option to either: (a) continue earning benefits under the AFAC benefit formula, or (b) convert the value of their accrued benefit to an “opening balance” and commence earning benefits in an “Eaton Personal Pension Account” under the cash balance formula (the “EPPA benefit formula”). Salaried employees hired on or after January 1, 2002, but before April 1, 2013, automatically earn benefits under the EPPA benefit formula upon becoming eligible for participation in the Pension Plan. Any employee hired on or after April 1, 2013 and all U.S. employees of Cooper immediately prior to our acquisition of Cooper will receive an additional employer contribution under the Eaton Savings Plan or Eaton Supplemental Retirement Plan, as applicable, in lieu of earning a benefit under the Pension Plan. Employees of Cooper who were eligible for a benefit from the Cooper Pension Plan, which was merged with the Pension Plan on December 31, 2018, will receive no further benefit under the Pension Plan but will receive the additional Eaton Savings Plan contribution.

Under the AFAC benefit formula, annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level plus 1.5% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee’s years of credited service. In addition, the employee receives a supplement equal to 1/2% of average final annual compensation up to the applicable Social Security integration level payable until the Social Security Normal Retirement Age. An employee’s average final annual compensation is the average annual amount of his or her eligible compensation (generally consisting of salary plus short-term incentive compensation) for service during the five consecutive years within the last 10 years of employment for which the employee’s total compensation was the greatest. Years of credited service includes the number of years of employment between age 21 and retirement, subject to a maximum of 44 years. Company policies require the named executive officers to retire at age 65.

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Compensation Tables

Under the EPPA benefit formula, a participant’s single sum retirement benefit is accumulated throughout his or her career with us. This single sum amount is represented as a notional account balance to which credits are regularly added. The credits are equal to a percentage of eligible compensation (generally consisting of salary and short-term incentive compensation) plus interest at a specified rate and, where applicable, cost-of-living credits on certain opening balances. The percentage of eligible compensation credited to the participant’s notional account balance varies over his or her career based on the sum of the participant’s age and service with us. For any period when that sum is less than 50, 5.0% of eligible compensation is credited. For any period when the sum is between 50 and 59 (inclusive), 6.0% of eligible compensation is credited. When the sum is between 60 and 69 (inclusive), 7.0% of eligible compensation is credited. When the sum is 70 or greater, 8.0% of eligible compensation is credited. Except as noted below, upon termination of employment, the notional account balance is available as a single sum or may be converted to one of several annuity forms. Under the standard post-retirement surviving spouse option for the AFAC and EPPA benefit formulas, the participant receives a reduced pension, and a pension equal to 50% of the reduced pension is payable to his or her surviving spouse. For example, the benefit for an employee electing that option at age 65 whose spouse is five years younger would be approximately 11.5% less than the amount of the participant’s annual benefit.

Nonqualified Defined Benefit Retirement Plans — Certain provisions of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. This includes a limitation on the amount of annual compensation that may be taken into account in calculating a participant’s benefit under a qualified retirement plan. As permitted under the Internal Revenue Code, the Board of Directors has authorized the payment from our general funds of any benefits calculated under the provisions of the Pension Plan that may exceed those limits. This applies to all participants, including the named executive officers.

Limited Eaton Service Supplemental Retirement Income Plan — The Board of Directors adopted a plan that provides supplemental annual retirement income to elected officers and certain executives who do not have the opportunity to accumulate significant credited service with us under our tax-qualified retirement income plans, provided that they either retire at age 55 or older and have at least 10 years of service with us or retire at age 65 or older regardless of the years of service. The amount of the annual supplement generally is equal to the amount by which a percentage of the executive’s average final annual compensation exceeds his or her earned retirement income. This includes amounts receivable under the retirement plans described above. The percentage of average final annual compensation used for this purpose depends upon an executive’s age and years of service at retirement. The percentage ranges from 25% (for retirements at age 55 with less than 15 years of service) to 50% (for retirements at age 62 or older with 15 years or more of service). Benefits accrued and vested before January 1, 2005 under either the nonqualified or the limited service plans generally are paid in one of the forms available under the Pension Plan as elected by the participant. Benefits earned after 2004 are paid as a single lump sum. With respect to all benefits, regardless of when accrued, the present value of the benefit will be paid in a single installment upon a change of control of the Company. No new participants have been added to this plan since 2011.

Pension Freeze Enacted December 31, 2020 — As discussed on page 43, effective December 31, 2020, we froze our qualified pension plans for U.S. non-union employees, including our named executive officers. This freeze affects participants in our Pension Plan for Eaton Corporation Employees. In the first quarter of 2021 we froze, with the same effect and timing, the related nonqualified DB Restoration and Limited Service Supplemental Plans.

■	For those in our AFAC benefit formula, the freeze will take effect as of December 31, 2025 meaning no additional pay and service credits will be earned beginning on January 1, 2026.
■	For those in our EPPA benefit formula, the freeze took effect as of December 31, 2020, but we will not end cash balance pay credits until December 31, 2025. Instead of putting the pay credit in employees’ cash balance pension accounts, we will duplicate it as a contribution to the Eaton Savings Plan (Eaton’s 401(k)) over the five-year transition period. Pay credits for compensation greater than the amount of annual compensation that may be taken into account in calculating contributions to a qualified savings plan are credited to a participant’s notional account in the Eaton Supplemental Retirement Plan. At the end of the five-year period, beginning January 1, 2026, these employees will then be eligible to receive the same contribution into the Eaton Savings Plan and into the Eaton Supplemental Retirement Plan as employees hired on or after April 1, 2013, which is currently a 4% Eaton Retirement Contribution.

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Compensation Tables

2024 PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
C. Arnold	Pension Plan for Eaton Corporation Employees	24.25	$1,258,160	-
	DB Restoration Plan	24.25	$16,115,843	-
	Limited Service Supplemental Plan	24.25	$6,235,296	-
O. Leonetti(1)	Pension Plan for Eaton Corporation Employees	-	-	-
	DB Restoration Plan	-	-	-
	Limited Service Supplemental Plan	-	-	-
P. Ruiz(1)	Pension Plan for Eaton Corporation Employees	-	-	-
	DB Restoration Plan	-	-	-
	Limited Service Supplemental Plan	-	-	-
H. Monesmith(1)	Pension Plan for Eaton Corporation Employees	-	$7,120	-
	DB Restoration Plan	-	-	-
	Limited Service Supplemental Plan	-	-	-
E. Marshall(1)	Pension Plan for Eaton Corporation Employees	-	-	-
	DB Restoration Plan	-	-	-
	Limited Service Supplemental Plan	-	-	-
(1)	Messrs. Leonetti, Ruiz and Marshall do not receive a benefit under the Pension Plan for Eaton Corporation Employees or the supplemental plans. Mr. Monesmith participated in the Cooper Pension Plan and receives no further benefit under the Pension Plan for Eaton Corporation Employees and also does not participate in the supplemental plans.

2024 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth the contributions, earnings, distributions, and aggregate balances for the named executive officers under the following plans, as applicable:

■	the Deferred Incentive Compensation Plan (the “DIC Plan”);
■	the Deferred Incentive Compensation Plan II (the “DIC Plan II”);
■	the Incentive Compensation Deferral Plan II (the “IC Deferral Plan II”); and,
■	the Eaton Supplemental Retirement Plan.

We provide our executives with opportunities to defer the receipt of their earned and otherwise payable awards under our short- and long-term cash incentive plans. We offer these plans to provide our executives with an opportunity to accumulate additional retirement assets, as a means for acquiring shares in order to meet our share ownership requirements, and as an additional form of retention. These plans include:

DIC Plans — Short-term incentive compensation earned prior to December 31, 2004 was eligible for deferral under the DIC Plan. On February 10, 2010, the Committee approved the termination of the DIC Plan with respect to all participant accounts except for certain accounts that contain deferrals for the years 1986 through 1989. The accounts that were not terminated earn fixed interest based on market rates and individual mortality assumptions in effect at the time of the deferrals. None of the named executive officers have accounts that contain deferrals for the years 1986 through 1989.

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Compensation Tables

Short-term incentive compensation earned after December 31, 2004 is eligible to be deferred under the DIC Plan II. Under the DIC Plan II, prior to the beginning of each calendar year, participants must elect the method and timing of payment with respect to the incentive compensation to be earned in the year that is subject to the deferral election. The creation of the DIC Plan II and the exclusion of deferrals under the prior plan were implemented to satisfy the requirements of Internal Revenue Code Section 409A under the American Jobs Creation Act of 2004 (409A). Incentive compensation earned in 2005 through December 31, 2007 that was deferred under the DIC Plan II was credited with earnings that accrued on a phantom share basis, as if the deferred amounts were invested in our ordinary shares, with earned dividends reinvested in shares. Beginning with deferrals of short-term incentive compensation earned during 2008 and after for payment following retirement, each executive will have a choice of deferring up to 100% of his or her annual incentive compensation into either or both of (a) an account tracked on a phantom share basis and paid out in our ordinary shares or (b) an account that earns interest equal to that paid on 10-year Treasury Notes plus 300 basis points. Executives also may defer compensation under the DIC Plan II on a short-term basis for payment within 5 years or less.

IC Deferral Plan — Similarly, cash settled long-term incentive compensation earned after December 31, 2004 is eligible for deferral under the IC Deferral Plan II. Under the IC Deferral Plan II, prior to the beginning of any award period for which an award may be earned, or later if permitted by us in the case of performance-based compensation (as defined in the final regulations under 409A), participants are required to elect the method and timing of payment with respect to the incentive compensation to be earned during that award period, and that is subject to the deferral election. When an executive elected to defer a long-term incentive award under the IC Deferral Plan II for payment at or following his or her retirement, earnings on a minimum of 50% of the deferred amount must be tracked on a phantom share basis. The remainder of the amount deferred to retirement earns interest equivalents equal to that paid on 10-year Treasury Notes plus 300 basis points. At retirement, the portion of the executive’s account that is deferred into phantom shares is paid in our ordinary shares.

Incentive compensation deferred pursuant to our deferral plans is unsecured, subject to the claims of our creditors and is exposed to the risk of our non-payment.

A grantor trust that we previously established, the assets of which are subject to the claims of our creditors, will be used to pay those obligations related to deferred incentive compensation earned by our executives prior to 2005. The transaction to acquire Cooper Industries plc required Eaton to fund the vested liabilities in the trust in the amount of $7.8 million. No comparable trust arrangements are in place with respect to incentive compensation deferred after 2004.

Eaton Supplemental Retirement Plan — This plan allows company credits to a nonqualified notional retirement account. Participants can direct these company credits into investment funds which are the same investment funds offered under our qualified Eaton Savings Plan. Participants in the EPPA of the Pension Plan for Eaton Employees, employees hired on or after April 1, 2013, and all U.S. employees of Cooper Industries, plc immediately prior to our acquisition of Cooper who have compensation greater than the annual amount that may be taken into account in calculating contributions to the qualified Eaton Savings Plan receive pay credits in the Eaton Supplemental Retirement Plan. The plan may also provide other benefits at the discretion of the Committee.

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Compensation Tables

2024 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
C. Arnold(1)	DIC Plan II	$3,225,728	-	$976,339	-	$14,167,167
	Eaton Supplemental Retirement Plan	-	-	-	-	-
	Total	$3,225,728	-	$976,339	-	$14,167,167
O. Leonetti(2)	DIC Plan II	-	-	-	-	-
	Eaton Supplemental Retirement Plan	-	$17,692	($85)	-	$17,608
	Total	-	$17,692	($85)	-	$17,608
P. Ruiz(1)	DIC Plan II	$562,802	-	$170,876	-	$1,040,376
	Eaton Supplemental Retirement Plan	-	$63,574	$22,401	-	$237,356
	Total	$562,802	$63,574	$193,277	-	$1,277,732
H. Monesmith(3)	DIC Plan II	-	-	$20,153	-	$292,251
	Eaton Supplemental Retirement Plan	-	$68,141	$62,141	-	$669,584
	Total	-	$68,141	$82,294	-	$961,835
E. Marshall(3)	DIC Plan II	-	-	$8,940	-	$129,639
	Eaton Supplemental Retirement Plan	-	$56,607	$715,818	-	$5,365,713
	Total	-	$56,607	$724,758	-	$5,495,352
T. Okray(2)	DIC Plan II	-	-	-	-	-
	Eaton Supplemental Retirement Plan	-	-	$23,172	$574,803	-
	Total	-	-	$23,172	$574,803	-
(1)	Mr. Arnold’s and Mr. Ruiz’s executive contributions in the last fiscal year include 2023 earned EIC awards which were reported in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table. Mr. Arnold’s aggregate balance includes $8,403,068 that was previously reported as compensation in the “Summary Compensation Table” for the years 2018 - 2022. Mr. Arnold participates in the AFAC benefit formula of the Pension Plan for Eaton Corporation Employees and does not receive pay credits in the Eaton Supplemental Retirement Plan. Mr. Ruiz’s aggregate balance includes $227,429 that was previously reported as compensation in the “Summary Compensation Table” for 2022.
(2)	Mr. Leonetti and Mr. Okray did not elect to participate in the DIC Plan II.
(3)	Mr. Monesmith’s and Mr. Marshall’s aggregate balances in the DIC Plan II include amounts they earned and elected to defer before they became named executive officers.

2024 POTENTIAL PAYMENTS UPON TERMINATION

A named executive officer may experience a termination of employment under several possible situations. In each of these circumstances, certain plans, agreements, arrangements or practices would provide compensation to the executive in varying amounts. We do not provide employment contracts to our executives and do not have plans or arrangements (other than the Change of Control Agreements previously discussed) that would require any payment to a named executive officer in the event of a termination of his or her employment.

Instead, the Compensation and Organization Committee exercises the sole discretion to decide what, if any, additional severance payments or benefits will be offered to an executive in the case of a termination of employment. In exercising this discretion, the Committee takes a number of factors into consideration, including the reasons for termination. The Committee believes that it is in the best interest of the Company and our shareholders to treat a departing executive fairly and in a manner that will help us to secure appropriate confidentiality, non-competition, non-solicitation, non-disparagement and general release agreements. Moreover, providing fair and reasonable employment termination compensation is consistent with our overall compensation philosophy.

For each of the termination of employment scenarios described in this section, the estimated potential payments and benefits that might be received by each named executive officer are displayed in the table that immediately follows that description.

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Compensation Tables

Background and Basic Assumptions

In this section, we discuss termination of employment scenarios that include: (a) Voluntary Resignation or a Termination for Cause; (b) Normal and Early Retirement; (c) Involuntary Termination — Not for Cause; (d) Change of Control; and (e) Death or Disability. The following key principles and assumptions apply to these disclosures:

■	Under each of the scenarios, we have assumed that each of the named executive officer’s employment terminated on December 31, 2024. Mr. Okray’s employment terminated prior to December 31, 2024 and he is not included in these scenarios.
■	Each officer’s eligibility for the amounts reported as severance payments and benefit arrangements are based on his compensation and years of service as of December 31, 2024.
■	An executive whose employment terminates on December 31, 2024 would be eligible for a full award under the short-term incentive plan for the year ending December 31, 2024 and a full award under a long-term incentive plan for any long-term performance-based award period ending December 31, 2024 if such an award had been payable. We would calculate and pay any such earned awards in accordance with the normal operation of the plans. Therefore, we have not included these awards in the following scenarios because they do not represent a severance or other payment that is triggered by employment termination.
■	We maintain a Severance Benefit Plan under which each of our U.S. salaried, non-union employees, including the named executive officers, is eligible for benefits. We generally pay benefits under this plan only in the case of an involuntary termination of employment other than for Cause. We calculate the benefits under this plan based on the length of service with us from the most recent date of hire. The maximum severance payment under this plan equals one year of base salary and continuation of health and welfare benefits for six months. However, the severance payment that we would expect to provide to a named executive officer under the scenarios described on the following pages would be made in lieu of any benefit under the Severance Benefit Plan.
■	To the extent the Committee would decide that a terminated executive is eligible for pro-rated participation in one or more of the open award periods under our long-term incentive plans, the estimated pro-rated awards shown in the following scenarios reflect (a) credit for the total number of months of service with us from the start of an eligible award period through the executive’s termination date as a percentage of the total number of months in the award period multiplied by (b) the officer’s target award for each open award period. Although we show the aggregate amount of these estimated payments for the named executive officers as a lump sum amount, our practice would be to make the pro-rated payments to executives at the end of each of the award periods once actual performance under the plan is known, except in the case of a termination in connection with a change of control.
■	Under the terms of our standard form of equity grant agreements for grants awarded on or after May 1, 2015, acceleration only occurs in the event of a change of control if the acquiring company does not assume or replace the grants or if the executive is terminated in connection with the change in control. For equity awards granted prior to May 1, 2015, vesting of all the executives’ outstanding unvested equity grants would be accelerated in the event of a change of control.
■	Except under very unusual circumstances, the Committee would not provide any increases, payment acceleration or other enhancements to the benefits previously earned or credited under our benefit plans or programs in connection with any of the termination scenarios. These plans and programs would include (a) all retirement income plans (including defined benefit, defined contribution and nonqualified retirement income plans), (b) health and welfare plans (including post-retirement medical and life insurance coverage), (c) any vested and accrued vacation and (d) any amounts credited to the executives’ accounts under our nonqualified deferred compensation plans. Payments of earned and vested amounts under these plans and programs are not included in the scenarios described below.
■	In these termination scenarios, we expect that the Committee would provide the executive (or, in the case of death, the estate or surviving spouse, if any) with continued reimbursement for the cost of income tax return preparation and estate and financial planning services for the year of and the year following termination of employment. These reimbursements to the executives would be reported as imputed income and would be subject to ordinary income tax treatment. The estimated expense reimbursements shown in the scenarios below represent the approximate cost of this benefit based on the amount of each named executive officer’s most recent reimbursement.

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Compensation Tables

Voluntary Resignation or Termination for Cause

An executive is not entitled to receive any additional forms of compensation or benefits, other than any accrued and vested vacation, deferral account balances and vested qualified and nonqualified retirement income, if he or she voluntarily resigns when he or she is not yet eligible for retirement or if his or her employment is terminated by us for Cause.

Normal and Early Retirement

Each named executive officer is subject to mandatory retirement at age 65. An executive might receive retirement treatment for equity plan purposes after attaining age 55 if the sum of age and service is greater than or equal to 62 and he has an approved retirement. As of December 31, 2024, Mr. Leonetti, Mr. Monesmith, and Mr. Ruiz, did not meet the requirements to be treated as a retiree under these programs. This retirement scenario includes:

■	Pro-rated eligibility in the open award periods under our performance-based long-term incentive program (ESIP);
■	Vesting of time-based equity awards according to the vesting schedule set forth in each grant agreement. For illustrative purposes, these awards are valued based on the closing price of our shares on the last trading day of 2024 ($331.87), regardless of when they vest; and
■	Reimbursement for the costs of income tax return preparation and estate and financial planning assistance for the year of and year following retirement.

	Severance	Pro-Rated ESIP	Equity Vesting Into Retirement	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
C. Arnold	-	$10,767,522	$22,297,319	-	$32,120	-	$33,096,961
E. Marshall	-	$1,222,853	$3,223,609	-	$129,656	-	$4,576,118

Involuntary Termination — Not for Cause

In the event of an involuntary termination for a reason other than Cause, the Committee typically would provide a named executive officer with the following items.

■	Severance pay of up to two times the total of his or her base salary and target incentive award under our short-term incentive plan;
■	Pro-rated eligibility in any open award periods under the performance-based long-term incentive plans in which the officer had participated for at least half of the award period as of the termination date;
■	In the case of a no-fault termination such as a reduction in force, the Committee may choose to allow the continued vesting or accelerate the vesting of restricted share units that are scheduled to vest within the twelve-month period following the termination date;
■	Continuation of health and welfare benefits for six months;
■	Executive outplacement benefits; and
■	An officer who is involuntarily terminated after having reached eligibility for early retirement generally would receive the ESIP and equity treatment described under “Normal and Early Retirement.”

	Severance	Pro-Rated ESIP	Equity Vesting	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
C. Arnold	$7,830,000	$10,767,522	$22,297,319	$30,285	$32,120	$18,000	$40,975,246
O. Leonetti	$3,411,667	-	$1,203,692	$11,289	-	$18,000	$4,644,648
P. Ruiz	$4,166,667	$1,196,477	$995,942	$10,831	$33,935	$18,000	$6,421,852
H. Monesmith	$3,385,101	$1,653,812	$1,007,225	$12,578	$39,852	$18,000	$6,116,568
E. Marshall	$2,990,410	$1,222,853	$3,223,609	$11,001	$129,656	$18,000	$7,595,529

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Compensation Tables

Change of Control

A named executive officer’s employment may terminate through a qualifying termination in connection with a change of control of the Company. We have entered into Change of Control Agreements with certain officers, including each of the named executive officers, which provide for payments and benefits in the event of a termination of employment in the context of a change of control of the Company. In addition, as noted above in “Background and Basic Assumptions,” under the terms of our standard form of equity grant agreements, in the case of a change of control of the Company, vesting of all outstanding unvested equity grants would be accelerated if the grants are not assumed or replaced by the acquiring company or if the executive is terminated in connection with the change of control. The Change of Control Agreements that we have with our officers contain the following key provisions:

■	The agreement first becomes effective upon a change of control of the Company.
■	The agreement protects the executive officer from certain changes to his or her employment, position, duties, compensation and benefits for the two years following the change of control.
■	If, during this two-year period, the successor company terminates the executive officer’s employment other than for “Cause” (which includes the willful and continued failure of the executive to perform his or her duties; pleading guilty or nolo contendere to, or being convicted of, any felony or any crime involving moral turpitude, dishonesty, fraud or unethical business conduct; a material violation of the Code of Ethics or other applicable policies or procedures; and willful misconduct which is materially detrimental to the financial condition or business reputation of the company); or “Disability” or if the executive terminates his or her employment for “Good Reason” (which includes the assignment to the executive of any duties inconsistent in any respect with the executive’s position; failure by the Company to comply with any of the provisions of the Change of Control Agreement (other than inadvertent failure not occurring in bad faith); the Company requiring the executive to be based at any office or location that differs from what is specified in the Change of Control Agreement; or the Company requiring the executive to travel on Company business to a substantially greater extent than was required immediately prior to the change of control), the executive would receive:
a.	A lump sum cash payment equal to the aggregate of (i) any earned but as yet unpaid base salary and short-term and performance-based long-term incentive awards (ESIP) for completed incentive award periods, (ii) a prorated portion of EIC and his or her target opportunity for any open ESIP award periods, (iii) severance equal to the executive’s annual base salary and target incentive opportunity under the short-term EIC plan multiplied by two, and (iv) the sum of the executive’s annual base salary and target incentive opportunity under the short-term plan in exchange for an agreement not to compete with us for a period of one year following the termination date; and
b.	Continued health and welfare benefits for a period of two years, as if the executive had not been terminated.
■	To the extent that any payments under the Change of Control Agreements are deferred compensation and the executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A and the regulations thereunder (determined in accordance with the methodology established by us as of the date of termination of employment), such payments or other benefits will not be paid or provided before the first business day that is six months after the date of termination of employment.
■	No executives receive tax protection on payments made in connection with a change of control.

As is common practice with such agreements, these payments and benefits would not be subject to any requirement that the officer seek other employment or any other form of mitigation. We would pay the officer’s legal fees if he or she needed to take action to enforce the provisions of the agreement or defend the agreement’s terms if contested by us. Based on the foregoing assumptions, the estimated amounts payable to each named executive officer upon a termination of employment in connection with a change of control of the Company are shown below.

	Severance	Pro-Rated ESIP	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
C. Arnold	$12,238,000	$10,767,522	$22,297,319	$121,142	$32,120	$18,000	$45,474,103
O. Leonetti	$5,117,500	$804,688	$5,333,486	$45,157	-	$18,000	$11,318,831
P. Ruiz	$6,271,666	$1,675,859	$3,475,487	$43,323	$33,935	$18,000	$11,518,270
H. Monesmith	$5,120,998	$2,269,767	$4,499,558	$50,314	$39,852	$18,000	$11,998,489
E. Marshall	$4,591,853	$1,222,853	$3,223,609	$44,004	$129,656	$18,000	$9,229,975

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Compensation Tables

Death or Disability

In the event of the death or disability of a named executive officer, the executive or the estate, whichever is appropriate, would receive pro-rated payments for any open award periods under ESIP.  In addition, the Committee could exercise its discretion to accelerate the vesting or allow the continued vesting of any time-vested equity awards. The executive or estate would also receive reimbursement for tax preparation, estate planning, and financial planning fees for the year of and year following the termination event. These amounts are shown for each named executive officer in the table below.

	Severance	Pro-Rated ESIP	Accelerated Equity	Benefit Continuation	Tax Preparation and Financial Counseling	Outplacement	Total
C. Arnold	-	$10,767,522	$22,297,319	-	$32,120	-	$33,096,961
O. Leonetti	-	$804,688	$5,333,486	-	-	-	$6,138,174
P. Ruiz	-	$1,675,859	$3,475,487	-	$33,935	-	$5,185,281
H. Monesmith	-	$2,269,767	$4,499,558	-	$39,852	-	$6,809,177
E. Marshall	-	$1,222,853	$3,223,609	-	$129,656	-	$4,576,118

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2024 CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Arnold, our Chief Executive Officer, as required by Item 402(u) of Regulation S-K. In the last completed fiscal year, our employee population did not change in a way that we believe would significantly change our pay ratio disclosure. Specifically, there were no significant changes to the population resulting from mergers, acquisitions, divestitures, or restructurings. In addition, there were no changes to broad-based or executive compensation arrangements that we believe would result in a significant change to our pay ratio. We identified our median employee using our global population as of October 1, 2024, which included 96,521 regular and temporary employees. In compliance with Item 402(u), we excluded all employees in 5 countries totaling 4,136 employees (approximately 4.29% of our total workforce). Employees in the following countries were excluded:

Country	Headcount
Philippines	1,266
Morocco	1,251
Serbia	754
Thailand	597
Indonesia	268

As a result, our pay ratio includes 92,385 employees in 69 countries. We have chosen annual base salary as the consistently applied compensation measure used to identify the median employee. Base salary is the primary compensation component for a large portion of our workforce and is the one pay component that has a similar definition and is reported in a similar manner globally. Therefore, annual base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. Base salaries for employees outside the United States were converted to United States Dollars by applying the applicable exchange rates in effect on the measurement date. No cost of living adjustments were applied in our methodology.

Our median employee’s total compensation of $40,157 was calculated in the same manner as we calculated total compensation for each of the named executive officers in the Summary Compensation Table and includes base salary, overtime pay, recognition bonus amounts, employer contributions to retirement plans, and employer contributions to health and welfare benefits. Mr. Arnold’s total compensation for purposes of this disclosure is $22,597,466 and also includes contributions to health and welfare benefits (which are properly excluded from the Summary Compensation Table). Accordingly, our CEO to Employee Pay Ratio is 563:1.

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2024 Pay Versus Performance

We are providing the following information about the relationship between “Compensation Actually Paid” (“CAP”) to our named executive officers and certain financial performance as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. Please see the Compensation Discussion and Analysis on page 28 for additional information regarding our pay-for-performance philosophy and how target and realized compensation aligns with our performance.

	Summary Compensation Table Total for PEO(1)		Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:
Year		Compensation Actually Paid to PEO(2)			Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income ($millions)(7)	Adjusted Earnings Per Share(8)
2024	$22,575,468	$46,818,133	$5,361,640	$7,722,515	$389	$176	$3,794	$10.80
2023	$20,493,989	$72,736,550	$4,342,153	$12,735,262	$279	$150	$3,218	$9.12
2022	$14,284,434	$10,446,270	$3,855,204	$2,870,949	$178	$127	$2,462	$7.57
2021	$19,513,270	$48,551,202	$5,727,120	$10,481,891	$192	$135	$2,144	$6.62
2020	$17,473,747	$26,381,517	$4,183,787	$5,937,818	$131	$111	$1,410	$4.91
(1)	The amount reported is the total compensation reported in the Summary Compensation Table for each reported year.
(2)	The amount reported represents CAP to Mr. Arnold as calculated in accordance with Item 402(v) of regulation S-K. CAP does not represent total amounts earned or realized by Mr. Arnold. Instead, for each respective year, CAP equals:
Summary Compensation Table Total Compensation
Minus the grant date fair value of stock and option awards as reported in the Summary Compensation Table in each respective year, calculated in accordance with ASC 718;
Plus or minus the incremental change in value of stock and option awards as measured from the end of the prior fiscal year to the next year-end or vesting date, as applicable, calculated in accordance with ASC 718, and adding dividends for the applicable years prior to the vesting date. The amounts include valuations for shares that are subject to performance conditions and shares subject to continued service requirements that may or may not be earned;
Minus the actuarial change in present value of defined benefit pensions as reported in the Summary Compensation Table in each respective year;
Plus or minus the actuarially determined service cost for services rendered during each year and the entire cost of pension benefits granted in a plan amendment during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment, calculated in accordance with ASC 715.

The adjustments made to determine compensation actually paid for Mr. Arnold are as follows:

Year	Summary Compensation Table Total	Equity Awards Deducted from Summary Compensation Table Total(i)	Equity Award Adjustment to Summary Compensation Table Total(ii)	Changes in Pension Value Deducted from Summary Compensation Table Total(iii)	Pension Adjustment to Summary Compensation Table Total(iv)	Compensation Actually Paid
2024	$22,575,468	($16,178,227)	$40,970,207	($1,209,689)	$660,374	$46,818,133
2023	$20,493,989	($13,041,773)	$66,048,804	($1,462,965)	$698,495	$72,736,550
2022	$14,284,434	($10,502,416)	$5,973,862	-	$690,390	$10,446,270
2021	$19,513,270	($11,849,767)	$43,200,170	($3,163,742)	$851,271	$48,551,202
2020	$17,473,747	($11,031,669)	$26,786,309	($4,082,258)	($2,764,612)	$26,381,517
(i)	The sum of the values of stock and option awards reported in the Summary Compensation Table for each reported year.

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2024 Pay Versus Performance

(ii)	The equity award adjustments for each applicable year include the addition or subtraction, as applicable, of the following: (a) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (b) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (c) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (d) when applicable, for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (e) the dollar value of any dividends or other earnings on stock awards in the applicable year prior to vesting.
(iii)	The change in pension values as reported in the Summary Compensation Table for each respective year.
(iv)	On December 31, 2020, we froze our defined benefit pension plans as described on page 43. This plan amendment did not establish a prior service cost base as the reduction in the projected benefit obligation due to the elimination of future pay increases was accounted for as a curtailment. The adjustments shown correspond with the service cost and changes to the benefit obligation due to the plan amendment as reflected in our financial statements.

(3)	The amounts reported represent the average of Summary Compensation Table total compensation reported for the Company’s named executive officers, excluding Mr. Arnold, in each respective year. The named executive officers included in each respective year are:

2024	2023	2022	2021	2020
Olivier Leonetti	Ernest Marshall	Brian Brickhouse	Brian Brickhouse	April Boise
Ernest Marshall	Heath Monesmith	Heath Monesmith	Richard Fearon	Richard Fearon
Heath Monesmith	Paulo Ruiz	Paulo Ruiz	Heath Monesmith	Heath Monesmith
Paulo Ruiz	Thomas Okray	Tom Okray	Thomas Okray	Uday Yadav
Thomas Okray		Uday Yadav	Uday Yadav

(4)	The dollar amounts reported represent the average CAP to the named executive officers, excluding Mr. Arnold. The amounts below do not represent total amounts earned or realized by the named executive officers as they include amounts of unvested equity awards that are subject to performance and/or service requirements and may or may not be earned. As described in footnotes (2), (i), (ii), (iii) and (iv) above, the following adjustments were made to Summary Compensation Table total compensation to calculate CAP in accordance with Item 402(v) of regulation S-K:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Equity Awards Deducted from Summary Compensation Table Total for Non-PEO NEOs	Average Equity Award Adjustment to Summary Compensation Table Total for Non-PEO NEOs	Average Changes in Pension Value Deducted from Summary Compensation Table Total for Non-PEO NEOs(i)	Average Pension Adjustment to Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
2024	$5,361,640	($4,594,607)	$6,036,672	($555)	-	$7,722,515
2023	$4,342,153	($2,225,639)	$10,618,918	($170)	-	$12,735,262
2022	$3,855,204	($1,879,751)	$891,917	($132,796)	$138,761	$2,870,949
2021	$5,727,120	($3,332,641)	$8,367,368	($445,286)	$95,341	$10,481,891
2020	$4,183,787	($2,522,397)	$5,543,111	($630,389)	($1,058,522)	$5,937,818
(i)	Mr. Brickhouse, Mr. Fearon and Mr. Yadav earned benefits under the Pension Plan for Eaton employees as described on page 54. Mr. Monesmith participated in the Cooper Pension Plan which was merged with the Pension Plan for Eaton Employees, but receives no further benefit under the Pension Plan for Eaton Employees. All other named executive officers participate in our defined contribution plans.

(5)	Cumulative Total Shareholder Return (TSR) assumes dividend reinvestment and a fixed investment of $100 in our shares as of December 31, 2019.
(6)	Cumulative TSR of the S&P Industrial 500, assuming a fixed investment of $100 as of December 31, 2019.
(7)	Amounts reported represent the amount of Net Income reported in our audited financial statements for each applicable year.
(8)	Adjusted EPS equals fully-diluted earnings per share, excluding acquisition integration and divestiture costs, restructuring costs and intangible amortization reported in the Company’s financial statements. We have determined that Adjusted EPS is the most important annual measure used to link CAP to company performance for the most recently completed fiscal year.

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2024 Pay Versus Performance

Financial Performance Measures

We design our executive compensation plans to help attract, motivate, reward, and retain highly qualified executives who are capable of creating and sustaining value for our shareholders. The metrics and performance criteria used in our short- and long-term incentive plans were selected based on their link to shareholder value creation over the long-term. Please see “2024 Short-Term Incentive Awards” on page 38 and “Long-Term Incentives Granted in 2024” on page 41 for more information on the rationale for using these metrics. The most important financial performance metrics used to link pay and performance for the most recently completed fiscal year are:

■	Adjusted EPS which equals the fully-diluted earnings per share, excluding acquisition integration and divestiture costs, restructuring costs and intangible amortization reported in the Company’s financial statements;
■	Adjusted Operating Cash Flow which equals operating cash flow excluding U.S. qualified pension contributions; and,
■	Total Shareholder Return.

Relationship between CAP and Financial Metrics Reported in the Table:

CAP and Total Shareholder Return:

We use a variety of quantitative and qualitative metrics to align compensation with our performance and the value we are delivering to our shareholders. In accordance with Item 402(v) of Regulation S-K, the following graph illustrates that the CAP to Mr. Arnold and the average CAP to the other named executive officers is aligned with our cumulative TSR which has exceeded the TSR of the S&P 500 Industrials over the years presented in the Pay Versus Performance Table (PVP Table). The comparison between CAP and TSR is relevant because a significant portion of our named executive officers’ compensation is delivered in the form of equity. Specifically, 76% of Mr. Arnold’s target total compensation and, on average, 57% of the other named executive officers’ target total compensation is delivered in a combination of restricted share units, performance share units, and stock options. Moreover, relative TSR over a three-year period serves as the performance criteria for purposes of our performance-based long-term incentive plan.

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2024 Pay Versus Performance

CAP and Net Income:

Although Net Income is a required metric for purposes of the PVP Table, it is not a measure we use in our short- or long-term incentive plans and is not a factor the Committee considers in determining pay for our named executive officers. The graph below presents CAP and Net Income for each of the years reported in the PVP Table.

CAP and Adjusted EPS:

The following chart demonstrates the correlation between CAP to Mr. Arnold and the average CAP to other named executive officers relative to Adjusted EPS. Adjusted EPS serves as one of two primary financial measures in our short-term incentive plan, although the Committee does consider other qualitative and quantitative factors when determining actual short-term incentive awards. On a target basis, short-term incentives represent 15% of Mr. Arnold’s target total compensation and 22%, on average, of the other named executive officers’ total compensation. Because it is a metric in our short-term incentive plan and of critical interest to our shareholders, we have determined that Adjusted EPS is the most important metric (not otherwise required to be disclosed in the PVP Table) used to link CAP to our performance for the most recently completed fiscal year. CAP varies from year to year because a significant portion of compensation is delivered in equity and subject to the appreciation or depreciation in our share price.

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2024 Director Compensation

Non-employee directors receive their retainer in a mix of cash ($150,000) and equity ($170,000). The Lead Director, Committee Chairs, and Audit Committee members also receive cash fees as follows:

Cash Compensation

2024 DIRECTOR CASH COMPENSATION

Annual cash service retainer for all Board members	$150,000
Additional Committee service retainers:
Lead Director	$40,000
Audit Committee Chair	$30,000
Compensation and Organization Committee Chair	$30,000
Finance Committee Chair	$20,000
Governance Committee Chair	$20,000
Innovation and Technology Committee Chair	$20,000
Audit Committee Members	$15,000

Non-employee directors may defer payment of their fees as described in “Other Plans and Benefits” below and in footnote 4 to the table on page 70.

Equity Compensation

Restricted Share Units Granted in 2024 — On May 3, 2024, non-employee directors received RSU grants with an approximate value of $170,000.The number of units a director received was based on the average New York Stock Exchange closing price of our ordinary shares over the thirty trading days leading up to and including the grant date, and rounding up to the nearest five shares. These RSUs were granted under our shareholder-approved 2020 Stock Plan and receive dividend equivalents that are reinvested as RSUs. The Governance Committee sets the terms and conditions for non-employee director RSU grants.

Non-Employee Director Pay Limits

In February 2020, the Governance Committee adopted a limit on non-employee director pay such that the aggregate grant date fair value (determined as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director in a single calendar year, taken together with any cash fees paid during that year, shall not exceed $750,000. In the case of a director serving as non-executive Chairman of the Board, this limit shall be $1,500,000.

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2024 Director Compensation

Determining Compensation

The Governance Committee considers a number of factors when determining non-employee director compensation and the components thereof. One of many factors is the compensation level and mix delivered to non-employee directors at the 23 companies in our Compensation Peer Group listed on page 35, and 10 companies that, like Eaton, are domiciled in Ireland. The Irish-domiciled companies include:

Accenture plc	Medtronic plc	Seagate Technology plc
Aon, plc	Pentair plc	Trane Technologies plc
Johnson Controls International plc	Perrigo Co plc	Weatherford Intl plc
Liberty Global plc

The Governance Committee periodically conducts formal external market pay studies using the two peer groups described above with the assistance of Meridian Compensation Partners, its independent compensation consultant.  The objective is to provide total compensation that approximates the median levels of pay reported by these peer groups. After reviewing the study prepared in the fourth quarter of 2023, the Governance Committee did not make any changes to the value of cash and equity for 2024.

Robust Holding Requirement

Non-employee Directors have a threshold holding requirement of five times the annual cash retainer. Directors cannot sell shares except to cover tax liabilities with respect to vested shares until the holding requirement is met. Any sale after the requirement is met cannot reduce the value below the minimum ownership level. Directors are required to retain this minimum ownership level until resignation or retirement.

Anti-Hedging and Pledging

We also have a policy that prohibits directors from pledging or engaging in financial hedging of their investment risk in our shares.

Other Plans and Benefits

Under the Non-Employee Director Fee Deferral Plans adopted by the Board, non-employee directors can elect to defer fees earned in cash. The rate of return varies depending on whether the director elected to defer the fees as retirement compensation or as short-term compensation as described in footnote 4 in the table that follows.

Non-employee directors who were initially elected to the Board prior to 2008 are provided access to certain health and welfare benefit arrangements, which include $100,000 in group term life insurance and participation in medical and dental coverage designed to mirror benefits provided to our employees. Former non-employee directors retain the following benefits after retirement: group term life insurance, with coverage reduced to $33,333; and medical (but not dental) coverage. Both current and retired non-employee directors are entitled to participate in the same gift matching program that is available to all of our current and retired employees. Under this program we match contributions to qualified charitable organizations $0.50 on the dollar up to a maximum of $5,000 in any calendar year.

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2024 Director Compensation

The table below shows the compensation and benefits applicable to our non-employee directors for 2024.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total Compensation
O. Leonetti	$13,750	-	-	-	-	$195	$13,945
S. Napoli	$170,000	$173,070	-	-	-	$195	$343,265
G. Page	$190,000	$173,070	-	-	-	$38,725	$401,795
S. Pianalto	$185,000	$173,070	-	-	-	$195	$358,265
R. Pragada	$150,000	$173,070	-	-	-	$195	$323,265
L. Ryerkerk	$180,000	$173,070	-	-	-	$195	$353,265
A. Schulten	$41,250	$84,438	-	-	-	$195	$125,883
G. Smith	$195,000	$173,070	-	-	-	$195	$368,265
K. Terrell	$75,000	$111,733	-	-	-	$195	$186,928
D. Thompson	$185,000	$173,070	-	-	-	$195	$358,265
D. Wilson	$165,000	$173,070	-	-	-	$195	$338,265
(1)	Fees Earned or Paid in Cash includes the total annual cash retainer and, where applicable, retainers for the Committee Chairs, Lead Director and Audit Committee members. Mr. Leonetti resigned from the Board in February 2024. Ms. Terrell was appointed to the Board in July 2024 and Mr. Schulten was appointed in October 2024. Their fees reflect service for the portion of the year in which they provided service to the Board.
(2)	Stock Awards column reports the grant date fair value of the 540 restricted share units awarded to each active director on May 3, 2024. Ms. Terrell received 410 restricted share units on August 5, 2024 and Mr. Schulten received 255 restricted share units on November 4, 2024 upon their appointment to the Board. Mr. Leonetti left the Board prior to the annual grant date and did not receive a grant as a non-employee director in 2024. As of December 31, 2024, each of the active non-directors held the following unvested stock awards:

S. Napoli	G. Page	S. Pianalto	R. Pragada	L. Ryerkerk	A. Schulten	G. Smith	K. Terrell	D. Thompson	D. Wilson
5,181	33,013	17,856	2,563	3,719	255	23,423	411	11,693	2,563
(3)	Non-Equity Compensation Plan — Non-employee directors do not participate in any of Eaton’s incentive plans and do not receive incentive awards or bonuses.
(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings — There is no pension in place for non-employee directors. Under a voluntary nonqualified deferral plan, all non-employee directors may elect to defer payment of their fees at a rate of return that varies depending on whether the director defers the fees as retirement compensation or as short-term compensation. At least 50% of retirement compensation, or any greater portion that the director elects, is converted to share units and earns share price appreciation and dividend equivalents. The balance of retirement compensation earns 10-year Treasury Note returns plus 300 basis points. Short-term compensation earns 13-week Treasury Bill returns. In 2024, no non-employee directors received above-market earnings on nonqualified deferred compensation.
(5)	All Other Compensation includes travel and accident insurance for the loss of life or limb while traveling on our business. Amounts for Mr. Page also include our contributions for group term life insurance and cash dividends paid on the unvested restricted share awards he was granted prior to 2013.

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Proposal 4: Granting the Board Authority to Issue Shares

Under Irish law, directors of an Irish public limited company must have authority from their shareholders to issue any shares, including shares that are part of the company’s authorized but unissued share capital. On April 24, 2024, shareholders granted the Board authority to issue shares, with such authority to expire on October 24, 2025, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s authority to issue our authorized shares.

We understand it is customary practice for Irish companies listed in the U.S. to seek shareholder authority to issue up to 20% of a company’s issued ordinary share capital and for such authority to be limited to a period of 18 months. Therefore, in accordance with customary practice in Ireland and the rules and standards applicable to companies listed in the U.S., we are seeking approval to authorize the Board to issue up to a maximum of 20% of our issued ordinary share capital as of January 31, 2025, for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our Annual General Meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is not required under those regulations, only under Irish law.

As required under Irish law, the resolution in respect of this proposal 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL 4 IS AS FOLLOWS:

“RESOLVED, that the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all powers of the Company to allot relevant securities (within the meaning of Section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $785,126 (78,512,649 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of January 31, 2025) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board of Directors recommends a vote FOR this proposal to grant the Board authority to issue shares.

EATON 2025 Proxy Statement and Notice of Meeting	71

Proposal 5: Granting the Board Authority to Opt-Out of Pre-emption Rights

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as pre-emption rights). On April 24, 2024, shareholders granted the Board authority to opt-out of pre-emption rights, with such authority to expire on October 24, 2025, unless previously renewed, varied or revoked. We are presenting this proposal to renew the Board’s authority to opt-out of the pre-emption rights.

We understand it is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of (1) the issuance of shares in connection with any rights issue and (2) the issuance of shares for cash, if the issuance is limited to up to 20% of a company’s issued ordinary share capital. It is also customary practice for such authority to be limited to a period of 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked. Notwithstanding the foregoing, we expect to propose renewal of this authorization on a regular basis at our Annual General Meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Proposal 4, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE. Accordingly, approval of this resolution would merely place us on equal footing with other NYSE listed companies.

As required under Irish law, the resolution in respect of this proposal 5 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 4.

EATON 2025 Proxy Statement and Notice of Meeting	72

Proposal 5: Granting the Board Authority to Opt-Out of Pre-emption Rights

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL 5 IS AS FOLLOWS:

“RESOLVED, as a special resolution, that, subject to the passing of the resolution in respect of Proposal 4 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to Section 1023 of the Companies Act 2014 (the “Act”) to allot equity securities (as defined in Section 1023 of the Act) for cash, pursuant to the authority conferred by Proposal 4 in the proxy statement for the 2025 Annual General Meeting as if sub-section (1) of Section 1022 did not apply to any such allotment, provided that this power shall be limited to:

(a)	the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in any territory, or otherwise); and
(b)	the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $785,126 (78,512,649 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of January 31, 2025) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board of Directors recommends a vote FOR this proposal to grant the Board authority to opt-out of pre-emption rights.

EATON 2025 Proxy Statement and Notice of Meeting	73

Proposal 6: Authorization of the Company and Any Subsidiary of the Company to Make Overseas Market Purchases of Company Shares

We historically have used open-market share purchases to return value to shareholders and manage the number of our outstanding shares. For Irish companies listed on the NYSE, the Irish Companies Act defines market purchases as “overseas market purchases.” From time to time, we make open market purchases under our existing Board-approved share repurchase program as redemptions pursuant to Article 5(b)(iv) of our Articles of Association, and during 2024, we repurchased approximately 7,800,000 of our ordinary shares in open-market purchases. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries will not be able to make open-market purchases of ordinary shares. Passage of this proposal would give the Company flexibility under Irish law to permit subsidiaries to make the purchases.

In this proposal, shareholders are being asked to authorize for a period of 18 months, the Company, or any of its subsidiaries, to make open market purchases of up to 39,256,325 of our ordinary shares, which represents approximately 10% of the Company’s issued and outstanding shares as of January 31, 2025, as and when directed by any plan or program approved by the Board.

On April 24, 2024, the shareholders of the Company authorized the repurchase of up to 39,954,711 ordinary shares. Pursuant to its terms, that authority remains valid for 18 months. Accordingly, unless reapproved at this year’s Annual General Meeting, that authority will expire on the close of business on October 24, 2025.

In connection with the parameters established with the Board regarding our share repurchase programs, these purchases would be made only at price levels that the directors would consider to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In addition, the price that may be paid for these shares shall not be less than 70% or more than 120% of the then-closing market price of those shares on the NYSE the day preceding the day on which the relevant shares are purchased.

As required under Irish law, the resolution in respect of this proposal 6 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.

EATON 2025 Proxy Statement and Notice of Meeting	74

Proposal 6: Authorization of the Company and Any Subsidiary of the Company to Make Overseas Market Purchases of Company Shares

THE TEXT OF THE RESOLUTION IN RESPECT OF THIS PROPOSAL 6 IS AS FOLLOWS:

“RESOLVED, that the Company and any subsidiary of the Company are hereby generally authorized to make overseas market purchases of the Company’s ordinary shares, par value US$0.01 each (“shares”), on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the following provisions:

(a)	The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed 39,256,325 shares.
(b)	The maximum price to be paid for any share shall not be more than 120% of the closing price on the New York Stock Exchange for the shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.
(c)	The minimum price to be paid for any share shall not be less than 70% of the closing price on the New York Stock Exchange for the shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.
(d)	This general authority will be effective from the date of passing of this resolution.
(e)	This general authority is to expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of Section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

The Board of Directors recommends a vote FOR this proposal to authorize the Company and any subsidiary of the Company to make overseas market purchases of Company shares.

EATON 2025 Proxy Statement and Notice of Meeting	75

Other Business

Management does not know of any other matters requiring shareholder action that may come before the meeting. If any are properly presented, the individuals named as proxy will vote on those matters according to their best judgment.

Share Ownership Tables

Set forth below is certain information concerning persons who are known by us to have reported owning beneficially more than 5% of our ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares	Percent of Class(1)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	36,595,016(2)	9.34%
BlackRock Inc. 50 Hudson Yards New York, NY 10001	27,300,838(3)	6.97%
(1)	Percent of class calculated based on ordinary shares outstanding on February 25, 2025, the record date, which was 391,769,379.
(2)	On February 13, 2024, The Vanguard Group filed with the Securities and Exchange Commission a Schedule 13G/A, which reports the beneficial ownership of 36,595,016 ordinary shares by it and certain affiliated entities and individuals as of December 29, 2023. As reported in the Schedule 13G/A, The Vanguard Group and such affiliated entities and individuals have shared power to vote or to direct the vote of 490,314 shares, sole power to dispose or to direct the disposition of 34,965,771 shares, and shared power to dispose or to direct the disposition of 1,629,245 shares.
(3)	On February 2, 2024, BlackRock Inc. filed with the Securities and Exchange Commission a Schedule 13G/A, which reports the beneficial ownership of 27,300,838 ordinary shares by it and certain affiliated entities and individuals as of December 31, 2023. As reported in the Schedule 13G/A, BlackRock Inc. and such affiliated entities and individuals have sole power to vote or to direct the vote of 24,507,750 shares, and sole power to dispose or to direct the disposition 27,300,838 shares.

EATON 2025 Proxy Statement and Notice of Meeting	76

Other Business

The following table shows the beneficial ownership, reported to us as of February 1, 2025, of our ordinary shares by each director, each named executive officer and all directors and executive officers as a group, and also sets forth the number of share units held under various deferred compensation plans

TITLE OF CLASS: ORDINARY SHARES

Name of Beneficial Owner	Number of Shares Owned(1,2)	Deferred Share Units(3)	Total Number of Shares	Percent of Class(4)
C. Arnold	765,791	-	765,791
O. Leonetti	16,988	-	16,988
E. Marshall	77,976	-	77,976
H. Monesmith	114,921	-	114,921
S. Napoli	1,149	-	1,149
G. Page	43,203	14,529	57,732
S. Pianalto	1,601	-	1,601
R. Pragada	801	-	801
P. Ruiz	64,228	1,469	65,697
L. Ryerkerk	1,401	-	1,401
A. Schulten	0	-	0
G. Smith	2,592	-	2,592
K. Terrell	500	-	500
D. Thompson	516	-	516
D. Wilson	901	-	901
All Other Executive Officers as a Group	75,760		75,760
All Directors and Executive Officers as a Group	1,168,328	15,998	1,184,326	0.30%
(1)	Each person has sole voting or investment power, or both, with respect to the shares listed, unless otherwise indicated.
(2)	Includes (i) shares held in the Eaton Savings Plan, and (ii) shares which the individual has the right to acquire, within 60 days of February 1, 2025, upon the exercise of outstanding stock options and vesting of restricted share units, as follows: C. Arnold, 263,244; O. Leonetti, 16,358; E. Marshall, 46,776; H. Monesmith, 48,929; P. Ruiz, 46,103; and All other Executive Officers as a Group, 44,383.
(3)	For a description of these units, see “2024 Nonqualified Deferred Compensation” on page 56 and “Other Plans and Benefits” on page 69.
(4)	Each of the individuals listed holds less than 1% of outstanding ordinary shares.

EATON 2025 Proxy Statement and Notice of Meeting	77

Other Information

EQUITY COMPENSATION PLANS

The following table summarizes information, as of December 31, 2024, relating to our equity compensation plans pursuant to which grants of options, restricted share awards, restricted share units, performance share units, deferred compensation units or other rights to acquire our ordinary shares may be granted from time to time.

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders(2)	2,623,227(4)	$102.36	18,176,898
Equity compensation plans not approved by security holders(3)	213,254(5)	n/a	n/a
Total	2,836,481
(1)	The weighted average exercise price of outstanding stock options excludes PSUs, RSAs, RSUs and deferred compensation share units because they have no exercise price.
(2)	Includes Company stock plans, each of which has been approved by the shareholders. For a description of our grant practices under these plans, see page 39.
(3)	These plans are the 2005 Non-Employee Director Fee Deferral Plan, the 1996 Non-Employee Director Fee Deferral Plan, the Deferred Incentive Compensation Plan II and the Incentive Compensation Deferral Plan II, none of which are considered “equity compensation plans” requiring shareholder approval under the rules of the New York Stock Exchange. For a description of these plans, please see “2024 Nonqualified Deferred Compensation” on page 56 and footnote (4) to the Director Compensation Table on page 70.
(4)	Includes an aggregate of 1,550,363 stock options with a weighted average exercise price of $102.36 and a weighted average remaining life of 4.5 years, and 1,072,864 RSAs, RSUs, and PSUs.
(5)	Represents shares underlying phantom share units, payable on a one-for-one basis, credited to accounts under the deferral plans listed in footnote (2) above.

As described under “2024 Nonqualified Deferred Compensation” on page 56, executives may elect to defer receipt of their earned cash bonuses under the short-term or long-term incentive plans. These deferred amounts may be invested as Company share units and valued at the then current fair market value under the Deferred Incentive Compensation Plan II or the Incentive Compensation Deferral Plan II, whichever plan is applicable. We do not provide any share or cash match with respect to the deferred amounts under these plans, nor do we allow executives to defer the receipt of shares earned under any of our stock plans. Likewise, non-employee directors may elect to have their fees paid in cash invested as share units which are valued at the then current fair market price under the 2005 Non-Employee Director Fee Deferral Plan or, for fees earned on or after January 1, 2013, the 2013 Non-Employee Director Fee Deferral Plan. We do not provide any share or cash match with respect to the directors’ fees deferred under these plans, nor do we allow directors to defer the receipt of shares earned under any of our stock plans. Because the amount of these cash bonuses and directors’ fees are determined under specific processes described in this proxy statement, the number of share units credited and shares received under these deferral plans is limited. The share units described herein are not expensed by the Company because they are not considered equity compensation for the purposes of ASC Topic 718.

PROXY SOLICITATION

Eaton’s Board of Directors solicits your proxy for use at the 2025 Annual General Meeting of shareholders and any adjournments or postponements of the meeting.

In addition to soliciting proxies over the Internet and through the mail, certain persons may solicit proxies in person or by telephone or fax. Eaton has engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $30,000. Brokerage firms, nominees, custodians and fiduciaries may be asked to forward proxy soliciting material to the beneficial shareholders. All reasonable soliciting costs will be borne by Eaton.

EATON 2025 Proxy Statement and Notice of Meeting	78

Other Information

HOW PROXIES WILL BE VOTED

The individuals named in the form of proxy or on-line have advised the Board of their intention to vote at the meeting in accordance with instructions submitted by shareholders and, where no contrary instruction is indicated, as follows: for the election of the individuals nominated to serve as directors, for the appointment of Ernst & Young as independent auditor for 2025 and authorizing the Audit Committee of the Board of Directors to set its remuneration, for advisory approval of the Company’s executive compensation, for granting the Board authority to issue shares under Irish law, for granting the Board authority to opt-out of pre-emption rights under Irish law, and for the authorization of overseas market purchases of Company shares.

You may revoke a proxy by submitting a later-dated proxy, by notifying Eaton by fax, email or other verifiable communication before the meeting, or by revoking it at the meeting. All properly executed or transmitted proxies not revoked will be voted at the meeting.

VOTING AT THE MEETING

Each Eaton shareholder of record at the close of business on February 25, 2025, is entitled to one vote for each share then held. On that date, 391,769,379 Eaton ordinary shares (par value US $0.01 each) were outstanding and entitled to vote.

At the 2025 Annual General Meeting, the inspector of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and tabulate the results of shareholder voting. As provided by the Company’s Articles of Association, three shareholders present in person or by proxy at the meeting will constitute a quorum. The inspector of election intends to treat as “present” for these purposes shareholders who have submitted properly executed and transmitted proxies even if marked “abstain” as to some matters. The inspector will also treat as “present” shares held in “street name” by brokers that are voted on at least one proposal to come before the meeting.

Adoption of Proposals 1, 2, 3, 4, and 6 requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the meeting in person or by proxy. Adoption of Proposal 5 requires the affirmative vote of at least 75% of the votes cast by the holders of ordinary shares represented at the meeting in person or by proxy.

Abstentions and broker non-votes will not be considered votes cast at the Annual General Meeting. Therefore, abstentions and shares held in “street name” by brokers that are not voted in respect of these proposals will not have any practical effect on the outcome of voting on the proposals.

There is no requirement under Irish law that Eaton’s Irish Statutory Accounts for the fiscal year ended December 31, 2024 or the related directors’ and auditor’s reports thereon be approved by the shareholders, and no such approval will be sought at the 2025 Annual General Meeting.

ADMISSION TO THE ANNUAL GENERAL MEETING

Shareholders who plan to attend the 2025 Annual General Meeting may obtain admission tickets at the Registration Desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker or bank should obtain certification of ownership to bring to the meeting. If you obtained a legal proxy from your broker, you must bring this legal proxy to the Annual General Meeting in order to vote in person.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports of holdings and transactions in the Company’s equity securities with the Securities and Exchange Commission. The Company assists its directors and executive officers by completing and filing these reports electronically on their behalf. Based on a review of copies of these reports provided to us and written representations from directors and executive officers, we believe that all filing requirements were met during fiscal year 2024, except that, due to administrative oversight, a Form 4 report for Karenann Terrell, Director, was filed late on August 27, 2024, a Form 4 report for Dorothy Thompson, Director, was filed late on January 17, 2025, Form 4 reports for Michael Yelton, President –

EATON 2025 Proxy Statement and Notice of Meeting	79

Other Information

Americas Region, Electrical Sector of Eaton Corporation, were filed late on September 11, 2024 and December 17, 2024, and a Form 3/A report for John Sapp, President, Aerospace Group, was filed on January 17, 2025.

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the Annual General Meeting must do so on a timely basis. In order to be included in the proxy statement for the 2026 Annual General Meeting, pursuant to the SEC’s Rule 14a-8, proposals must relate to proper subjects and must be received by the Company Secretary, Eaton Corporation plc, Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2, by November 14, 2025.

Any shareholder proposal that is not submitted for inclusion in the proxy statement pursuant to the SEC’s Rule 14a-8 but is instead sought to be presented directly at the 2026 Annual General Meeting in accordance with our Articles of Association must be received by the Company Secretary at the address listed above no earlier than November 14, 2025 and no later than December 14, 2025 and must satisfy the other requirements set forth in our Articles of Association. SEC rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

Any shareholder of record wishing to nominate an individual for election as a director in accordance with our Articles of Association must follow the procedures and provide the information set forth in our Articles of Association by the dates set forth above for proposals that are sought to be presented directly at the 2026 Annual General Meeting. If director nominees are being proposed for inclusion in our proxy statement for the 2026 Annual General Meeting pursuant to our Articles of Association, notice must be provided no later than November 14, 2025 and no earlier than October 15, 2025, and the shareholders and nominees must satisfy the other requirements set forth in our Articles of Association.

Any shareholder who intends to solicit proxies in support of director nominees for the 2026 Annual General Meeting, other than the Company’s nominees by means of a universal proxy, must provide notice that sets forth the information required by SEC Rule 14a-19. Such notice must be postmarked or transmitted electronically no later than February 22, 2026.

MAILINGS TO SHAREHOLDERS IN THE SAME HOUSEHOLD

Unless you or another shareholder at your mailing address has requested a separate mailing, all Eaton shareholders receiving proxy materials by mail at your mailing address who share the same last name have been sent a single copy of this proxy statement, 2024 Annual Report to Shareholders and Irish Statutory Accounts for the year ended December 31, 2024. This method of delivery is known as “householding.” Householding reduces the number of mailings you receive, saves printing and postage costs, and helps the environment. Shareholders receiving proxy materials by mail who participate in householding will continue to receive separate proxy cards. We will deliver promptly, upon written or telephone request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy materials now or in the future should submit this request in writing to Eaton Corporation plc, Attention: Company Secretary, Eaton House, 30 Pembroke Road, Dublin 4, Ireland D04 Y0C2, or contact our Investor Relations department by telephone at +1-440-523-4059. Shareholders of record sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Eaton ordinary shares and wish to receive only one copy of the proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of these documents be mailed to all shareholders at the shared address. Notwithstanding the foregoing, we are committed to sustainable practices and therefore encourage shareholders to access proxy materials and vote their shares online. If you currently receive mailed proxy materials and no longer wish to do so, please visit http://enroll.icsdelivery.com/etn to opt out of mail delivery of these materials.

EATON 2025 Proxy Statement and Notice of Meeting	80

EATON Powering Business Worldwide

EATON CORPORATION PLC
C/O EATON CENTER - 4143N
1000 EATON BOULEVARD
BEACHWOOD, OH 44122

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com/etn or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 22, 2025 for shares held directly and by 11:59 P.M. Eastern Time on April 20, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 22, 2025 for shares held directly and by 11:59 P.M. Eastern Time on April 20, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62798-P24842-Z89281

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**EATON CORPORATION PLC**

**The Board of Directors recommends you vote FOR the following:**

| 1. Election of Directors | For | Against | Abstain |
|---|---|---|---|
| 1a. Craig Arnold | ☐ | ☐ | ☐ |
| 1b. Silvio Napoli | ☐ | ☐ | ☐ |
| 1c. Gregory R. Page | ☐ | ☐ | ☐ |
| 1d. Sandra Pianalto | ☐ | ☐ | ☐ |
| 1e. Robert V. Pragada | ☐ | ☐ | ☐ |
| 1f. Paulo Ruiz | ☐ | ☐ | ☐ |
| 1g. Lori J. Ryerkerk | ☐ | ☐ | ☐ |
| 1h. Andre Schulten | ☐ | ☐ | ☐ |
| 1i. Gerald B. Smith | ☐ | ☐ | ☐ |
| 1j. Karenann Terrell | ☐ | ☐ | ☐ |
| 1k. Dorothy C. Thompson | ☐ | ☐ | ☐ |
| 1l. Darryl L. Wilson | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR the following:**

**NOTE:** IN THEIR DISCRETION, THE PROXIES NAMED ON THE REVERSE SIDE OF THIS CARD ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:**
The Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com/etn.

V62799-P24842-Z89281

**EATON CORPORATION PLC**
**Annual General Meeting of Shareholders**
**April 23, 2025 at 9:00 AM Irish Time**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints C. Arnold, L. Clark Dougherty and N. Crawford as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as indicated on the reverse side of this card, all of the Eaton Corporation PLC ordinary shares that the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM Irish Time on April 23, 2025, at Eaton House, 30 Pembroke Road, Dublin 4, Ireland and any adjournment or postponement thereof. You may vote at the Annual General Meeting if you were a shareholder of record at the close of business on February 25, 2025.

**For Eaton Corporation PLC employees and former employees who own shares through the employee savings plans managed by Fidelity Management Trust Company or Banco Popular de Puerto Rico (each a "Trustee") (Eaton Savings Plan, Eaton Personal Investment Plan, or Eaton Puerto Rico Savings Plan):** This proxy card includes shares received through the plans described above and held on February 25, 2025 by Fidelity Management Trust Company or Banco Popular de Puerto Rico, as applicable. This card provides instructions to Fidelity Management Trust Company or Banco Popular de Puerto Rico for voting plan shares. For the Eaton Savings Plan, Eaton Personal Investment Plan, or Eaton Puerto Rico Savings Plan, if voting instructions are not received by 11:59 p.m. Eastern Time on April 20, 2025, the Trustee will vote those shares in the same proportion, on each issue, as it votes other Eaton Corporation PLC shares according to instructions received from other participants in the plans.

**This card, when properly executed, will be voted in the manner directed on the reverse side. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations, as indicated on the reverse side, and in the discretion of the proxy upon such other matters as may properly come before the meeting.**

**This form must be completed, signed and dated on reverse side.**